                                                                     EXHIBIT 2.1

                                                               EXECUTION VERSION

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                          COOPER TIRE & RUBBER COMPANY,

                     COOPER TYRE & RUBBER COMPANY UK LIMITED

                                       AND

                              CSA ACQUISITION CORP.

                                   DATED AS OF

                               SEPTEMBER 16, 2004

                                   (continued)

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                                       i

                                   (continued)

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                                       ii

                                   (continued)

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                                      iii

SCHEDULES

Schedule A               Sold Companies
Schedule B               Restructuring
Schedule C               Capital Expenditure Budget
Schedule 1.1(a)          Debt Obligations
Schedule 1.1(b)          Knowledge of the Buyer
Schedule 1.1(c)(i)       Knowledge of the Sellers; Sold Companies or
                            Subsidiaries
Schedule 1.1(c)(ii)      Knowledge of the Sellers; Venture Entities
Schedule 1.1(d)          Permitted Liens
Schedule 2.5(a)(vi)      Consents
Schedule 2.5(a)(viii)    Resignations of Directors and Officers
Schedule 3.3             Capital Stock of the Sold Companies
Schedule 3.4(a)          Subsidiaries
Schedule 3.4(b)          Venture Entities
Schedule 3.5(a)          Financial Statements
Schedule 3.5(b)          Undisclosed Liabilities
Schedule 3.5(d)          Venture Entity Liabilities
Schedule 3.6(a)          No Conflicts
Schedule 3.6(b)          Consents
Schedule 3.7             Compliance with Law; Governmental Authorizations
Schedule 3.8             Proceedings
Schedule 3.9             Absence of Certain Changes
Schedule 3.10            Tax Matters
Schedule 3.11(a)(i)-1    Employee Benefits; Plans
Schedule 3.11(a)(i)-2    Employee Benefits; Company Employees
Schedule 3.11(b)         Employee Benefits; IRS Exceptions
Schedule 3.11(c)         Employee Benefits; Compliance
Schedule 3.11(f)         Employee Benefits; Proceedings
Schedule 3.11(g)         Employee Benefits; Parachute Payments
Schedule 3.11(h)         Employee Benefits; 280G Payments
Schedule 3.11(i)         Employee Benefits; US Employees
Schedule 3.11(j)         Employee Benefits; Foreign Plan Exceptions
Schedule 3.12            Labor Relations
Schedule 3.13(a)         Intellectual Property
Schedule 3.13(b)         Intellectual Property Exceptions
Schedule 3.14(a)         Material Contracts
Schedule 3.15            Environmental Matters
Schedule 3.16(a)         Insurance Policies
Schedule 3.16(c)         Insurance Exceptions
Schedule 3.17            Personal Property Assets
Schedule 3.18(a)         Leased Real Property
Schedule 3.18(b)         Owned Real Property
Schedule 3.19            Customers and Suppliers
Schedule 3.20            Product Liability
Schedule 3.21            Affiliate Transactions
Schedule 3.24            Bank Accounts

                                       iv

Schedule 3.26            Directors and Officers
Schedule 4.3(b)          Buyer Consents
Schedule 4.4             Buyer Proceedings
Schedule 4.7             Financing
Schedule 5.1             Conduct of the Business Prior to the Closing
Schedule 5.1(h)          Executives
Schedule 5.3             Section 338 Elections
Schedule 5.7(a)          Active Company Employees
Schedule 5.7(e)          Former Employee Pension Participants
Schedule 5.7(f)          Former Employee Savings Participants
Schedule 5.7(g)          Assumed Plans
Schedule 5.7(i)(i)       Cooper Severance Obligations
Schedule 5.7(j)          Former Employee Retiree Welfare Benefit Participants
Schedule 5.7(m)          Cooper's SERP
Schedule 5.7(t)          Secunded Employees
Schedule 5.12            Trademarks
Schedule 8.1(a)(vi)(D)   Environmental Matters

EXHIBITS

Exhibit A   Confidentiality Agreement
Exhibit B   Transition Services Agreement
Exhibit C   Severance Procedures

                                       v

                            STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT, dated as of September 16, 2004, is by and among Cooper Tire & Rubber Company, a Delaware corporation ("COOPER"),
Cooper Tyre & Rubber Company UK Limited, a company organized under the laws of
England and Wales ("COOPER UK", and, together with Cooper, the "SELLERS") and
CSA Acquisition Corp., a Delaware corporation (the "BUYER").

          A. Cooper's automotive business segment, indirectly through the Sold
Companies (as defined below), the Subsidiaries (as defined below) and the
Venture Entities (as defined below), is engaged in the design, manufacture and sale of fluid handling systems, body sealing systems and active and passive vibration control systems (any of said activities as so conducted anywhere in the world by all, any or each of them, as the context may require, the
"BUSINESS");

          B. Cooper and Cooper UK own all of the issued and outstanding shares of capital stock (or equivalent) designated on SCHEDULE 3.3 (such shares, the
"SHARES") of the companies listed on SCHEDULE A (such companies, the "SOLD
COMPANIES");

          C. The Sellers desire to sell, and the Buyer desires to purchase, the
Shares, upon the terms and subject to the conditions set forth in this
Agreement; and

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

          "ACQUISITION FINANCING" has the meaning set forth in SECTION 4.7.

          "ACTIVE COMPANY EMPLOYEES" has the meaning set forth in SECTION
5.7(A).

          "ADJUSTED PURCHASE PRICE ALLOCATION" has the meaning set forth in
SECTION 2.2(B)(II).

          "AFFILIATE" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such
Person, (ii) any Person directly or indirectly owning or controlling ten percent
(10%) or more of any class of outstanding equity securities of such Person or
(iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).

          "AFFILIATE CONTRACTS" has the meaning set forth in SECTION 3.21.

          "AGREEMENT" means this Stock Purchase Agreement (including the
Schedules and Exhibits), as amended, modified or supplemented from time to time.

          "ANNUAL FINANCIAL STATEMENTS" has the meaning set forth in SECTION
3.5(A).

          "APPLICABLE RATE" means a rate per annum equal to the "prime rate" as set forth from time to time in The Wall Street Journal, Eastern Edition, "Money
Rates" column.

          "APPLICABLE PORTION" means, as to any non-wholly owned Subsidiary or
Venture Entity, the percentage ownership interest (direct or indirect) of the
Sellers in such entities as of the Closing.

          "ARBITRATION FIRM" means the firm of PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to serve in such capacity on terms mutually acceptable to Buyer and Sellers, another independent accounting firm mutually acceptable to Buyer and Sellers.

          "ASSUMED PLANS" has the meaning set forth in SECTION 5.7(G).

          "BALANCE SHEET" has the meaning set forth in SECTION 3.5(A).

          "BUSINESS" has the meaning set forth in the recitals.

          "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks in New York, New York are required or authorized by Law to be closed.

          "BUYER" has the meaning set forth in the preamble.

          "BUYER FILED TAX RETURNS" has the meaning set forth in SECTION 5.4(B).

          "BUYER INDEMNIFIED PERSONS" has the meaning set forth in SECTION
8.1(A).

          "BUYER ACTUARY" has the meaning set forth in SECTION 5.7(S)(I).

          "BUYER'S PENSION PLAN" has the meaning set forth in SECTION 5.7(E).

          "BUYER'S PRB PLAN" has the meaning set forth in SECTION 5.7(J).

          "BUYER'S SAVINGS PLAN" has the meaning set forth in SECTION 5.7(F).

          "BUYER'S WELFARE PLANS" has the meaning set forth in SECTION 5.7(D).

          "CANADIAN SALARIED PLAN" means the Pension Plan for Salaried Employees of Cooper-Standard Automotive Canada Limited (FSCO Reg. No. 0250548).

          "CASH AND CASH EQUIVALENTS" means, as of any date, the fair market value (expressed in United States dollars) of (i) all cash and cash equivalents
(including marketable securities and short term investments) of any Sold Company or wholly owned Subsidiary plus (ii) the Applicable Portion of cash and cash equivalents (including marketable securities and short term investments) of any non-wholly owned Subsidiary or Venture Entity. Any monetary

conversion from the currency of a foreign country to United States dollars shall be calculated using the applicable exchange rates set forth in The Wall Street
Journal, Eastern Edition.

          "CAPITAL EXPENDITURE BUDGET" means the capital expenditure with respect to the Business for the calendar year 2004, as set forth on SCHEDULE C.

          "CELLECT" means Cellect LLC.

          "CHANGE OF CONTROL OF COOPER" means the occurrence of any of the following events after the Closing Date: (a) any Person engaged in a Competitive
Business is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of
Cooper representing 50% or more of the combined voting power of Cooper's then-outstanding voting securities; (b) Cooper merges or consolidates into itself, or is merged or consolidated with, another Person engaged in a
Competitive Business and as a result of such merger or consolidation less than
50% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former stockholders of
Cooper immediately prior to such transaction; or (c) all or substantially all the assets accounted for on the consolidated balance sheet of Cooper are sold or transferred to one or more Persons engaged in a Competitive Business.

          "CLAIM" has the meaning set forth in SECTION 8.6(A).

          "CLAIM NOTICE" has the meaning set forth in SECTION 8.6(A).

          "CLAIM RESPONSE" has the meaning set forth in SECTION 8.6(A).

          "CLOSING" has the meaning set forth in SECTION 2.4.

          "CLOSING DATE" has the meaning set forth in SECTION 2.4.

          "CODE" has the meaning set forth in SECTION 2.2(C).

          "COMPANY BENEFIT PLAN" has the meaning set forth in SECTION
3.11(A)(I).

          "COMPANY EMPLOYEE" has the meaning set forth in SECTION 3.11(A)(I).

          "COMPANY FOREIGN BENEFIT PLAN" has the meaning set forth in SECTION
3.11(A)(II).

          "COMPANY U.S. BENEFIT PLAN" has the meaning set forth in SECTION
3.11(A)(II).

          "COMPETITION/INVESTMENT LAW" means any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b)
antitrust, monopolization, restraint of trade or competition.

          "COMPETITIVE BUSINESS" has the meaning set forth in SECTION 5.18(A).

          "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement between the Buyer and Cooper, a copy of which is attached as EXHIBIT A.

          "CONSENT" means any consent, approval, order, Permit, authorization, waiver, report or notification required to be obtained from, filed with or delivered to any Governmental Authority or other third party in connection with the execution, delivery and performance of this Agreement and the Transaction
Agreements, the consummation of the transactions contemplated hereby and thereby or compliance by the Sellers, the Subsidiaries and the Sold Companies with any of the provisions hereof and thereof.

          "CONTRACT" means any contract, agreement, obligation, plan, indenture, note, bond, loan, instrument, lease (including real property leases), conditional sale contract, mortgage, license, Permit, franchise, insurance policy, undertaking, commitment or other enforceable arrangement or agreement, whether written or oral.

          "CONTROLLED GROUP" has the meaning set forth in SECTION 3.11(C).

          "COOPER" has the meaning set forth in the preamble.

          "COOPER'S ACTUARY" has the meaning set forth in SECTION 5.7(E)(V).

          "COOPER'S FLEXIBLE ACCOUNT PLAN" has the meaning set forth in SECTION
5.7(K).

          "COOPER'S PENSION PLAN" has the meaning set forth in SECTION 5.7(E).

          "COOPER'S SAVINGS PLAN" has the meaning set forth in SECTION 5.7(F).

          "COOPER'S SERP" has the meaning set forth in SECTION 5.7(M).

          "COOPER UK" has the meaning set forth in the preamble.

          "CRAIG ASSEMBLY" means Craig Assembly Inc., a Michigan corporation.

          "CSA" has the meaning set forth in SECTION 5.7(T).

          "CSA UK FLUID" has the meaning set forth in SECTION 5.7(S)(I).

          "CURRENT TAX MATTER" means any claim, suit, action, audit, litigation or proceeding relating to Taxes solely in respect of a Pre-Closing Tax Period
(other than any Transfer Pricing Tax Matter) that is in progress as of the
Closing Date.

          "DEBT FINANCING" has the meaning set forth in SECTION 4.7.

          "DEBT FINANCING COMMITMENT" has the meaning set forth in SECTION 4.7.

          "DEBT OBLIGATIONS" means, with respect to any Person as of any date without duplication, all (a) indebtedness for borrowed money of such Person
(including principal and accrued interest), including under those agreements set forth on SCHEDULE 1.1(A), (b) obligations of such Person in respect of capitalized leases required to be recorded as such on a balance sheet prepared in accordance with GAAP and obligations of such Person for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (c) obligations of such Person in respect of banker's acceptances or letters of credit issued or created for the account of such Person (excluding any letters of credit issued or created by or for the benefit of such Person relating to workers' compensation, workers entitlement guarantees or employers' liability obligations of such Person), (d) all indebtedness or obligations of such Person of the types referred to in the preceding clauses (a) and (b) secured by any Lien on any assets of such Person,
(e) guarantees of obligations of any other Person of the type described in clauses (a) and (b) above by such Person, and (f) any payment obligation in respect of interest under any existing interest rate swap, hedge or similar agreement entered into by any Person with respect to any indebtedness described in clause (a) above, including under those agreements set forth on SCHEDULE
1.1(A).

          "DEDUCTIBLE" has the meaning set forth in SECTION 8.1(B).

          "DISCONTINUED BUSINESS EMPLOYEE" has the meaning set forth in SECTION
3.11(A)(I).

          "EC MERGER REGULATION" means Council Regulation (EEC) 4064/89 of the
European Community, as amended.

          "EMPLOYMENT AGREEMENT" means the Employment Agreement, dated June 6,
2000, by and between Cooper and James S. McElya, as amended by that certain
First Amendment to Employment Agreement dated as of February 4, 2004.

          "ENVIRONMENT" means the outdoor or indoor environment, including soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata or ambient air.

          "ENVIRONMENTAL CLAIM" means any written notice, or, to the Knowledge of the Sellers, any oral notice, or Proceeding by any Person alleging liability or potential liability relating to any Environmental Losses or in respect of any
Environmental Laws.

          "ENVIRONMENTAL LAW" means any Law, including common law, relating to the protection of the Environment, natural resources or, to the extent relating to exposure to Hazardous Materials, human health or safety.

          "ENVIRONMENTAL LOSSES" means Losses arising from a Release or threatened Release of Hazardous Materials or noncompliance with or liability or
Loss under any Environmental Law.

          "EQUITY FINANCING" has the meaning set forth in SECTION 4.7.

          "EQUITY FINANCING COMMITMENT" has the meaning set forth in SECTION
4.7.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and the rules and regulations promulgated thereunder.

          "ESTIMATED CASH AND CASH EQUIVALENTS" has the meaning set forth in
SECTION 2.3(A).

          "ESTIMATED CASH AND DEBT STATEMENT" has the meaning set forth in
SECTION 2.3(A).

          "ESTIMATED DEBT OBLIGATIONS" has the meaning set forth in SECTION
2.3(A).

          "FACTORING AGREEMENTS" means collectively the (a) Professional
Receivables Assignment Agreement, dated as of April 30, 1997, by and between
Standard Products Industriel (n.k.a. Cooper-Standard Automotive France S.A.S.)
and Banque Francaise du Commerce Exterior (n.k.a. Natexis Banques Populaires);
(b) Discount With Limited Recourse Agreement, dated as of June 18, 2003, by and between Cooper-Standard Automotive France S.A.S. and Credit Lyonnais; and (c)
Discount Without Any Recourse Agreement, dated as of December 16, 2002, by and between Cooper-Standard Automotive France S.A.S. and Credit Commercial de
France.

          "FIFO" has the meaning set forth in SECTION 3.23.

          "FINAL CASH AND CASH EQUIVALENTS" means the amount of Cash and Cash
Equivalents as determined pursuant to SECTION 2.3(C).

          "FINAL CASH AND DEBT STATEMENT" has the meaning set forth in SECTION
2.3(B).

          "FINAL DEBT OBLIGATIONS" means the amount of Debt Obligations of the
Sold Companies and wholly-owned Subsidiaries and Venture Entity and Non-Wholly
Owned Subsidiary Debt Obligations as determined pursuant to SECTION 2.3(C).

          "FINAL PURCHASE PRICE" means an amount equal to the Preliminary
Purchase Price as adjusted to reflect the differences, if any, between (a)
Estimated Cash and Cash Equivalents and Final Cash and Cash Equivalents and (b)
Estimated Debt Obligations and Final Debt Obligations.

          "FINAL TRANSFER DATE" has the meaning set forth in SECTION 5.7(E)(IV).

          "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 3.5(A).

          "FINANCING COMMITMENTS" has the meaning set forth in SECTION 4.7.

          "FORMER EMPLOYEES" means former employees of the Sold Companies, the
Subsidiaries and the Sellers, who were employed primarily in the Business.

          "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time.

          "GENERAL ENFORCEABILITY EXCEPTIONS" has the meaning set forth in
SECTION 3.2.

          "GOVERNMENTAL AUTHORITY" means any government or other political subdivision (whether federal, state, provincial, local or foreign), or any agency or instrumentality of any such government or political subdivision, or any federal, state, provincial, local or foreign court or arbitrator.

          "GOVERNMENTAL ORDER" means any judgment, order, writ, assessment, injunction, decree or ruling of any Governmental Authority.

          "GOVERNMENT SCHEMES" means any mandatory government-sponsored or maintained agreements, arrangements, customs, practices or obligations under any
Law to which any company contributes in compliance with applicable Law in existence as of the date of this Agreement for the payment of, provision for, or contribution towards, any pensions, allowances, lump sums or other like benefits on retirement, death, termination of employment (whether voluntary or not), or during periods of sickness or disablement, which are for the benefit of an employee or the benefit of persons dependent on any employee.

          "HAZARDOUS MATERIALS" means any pollutant, toxic substance, asbestos and asbestos-containing materials, hazardous waste, solid waste, hazardous material, hazardous substance, contaminant, petroleum, petroleum-containing materials, radiation and radioactive materials and polychlorinated biphenyls as defined in, or regulated by, any Environmental Law and any other material that could result in liability under any Environmental Law.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended, and the rules and regulations promulgated thereunder.

          "INCOME TAXES" means any Tax imposed on or measured by income.

          "INDEMNIFIED PARTY" means a party entitled to indemnification under this Agreement.

          "INDEMNIFYING PARTY" means a party obligated to provide
indemnification under this Agreement.

          "INSURANCE POLICIES" has the meaning set forth in SECTION 3.16(A).

          "INTELLECTUAL PROPERTY" means all (a) patents, (b) inventions, discoveries, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable, (c) trademarks, service marks, trade names, brand names, trade dress, slogans, logos, internet domain names and all goodwill associated therewith, (d) copyrights and other copyrightable works and works in progress, databases and software, (e) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (f) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world, and (g) all registrations and applications for registration of any of the foregoing.

          "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in SECTION
3.5(A).

          "IRS" has the meaning set forth in SECTION 3.11(B).

          "KNOWLEDGE OF THE BUYER" means the actual knowledge of the individuals listed on SCHEDULE 1.1(B).

          "KNOWLEDGE OF THE SELLERS" means (a) when used with reference to the
Sold Companies or Subsidiaries, the actual knowledge of the individuals listed on SCHEDULE 1.1(C)(I) and (b) when used with reference to the Venture Entities, the actual knowledge of the individuals listed on SCHEDULE 1.1(C)(II).

          "LAW" means any law, statute, code, ordinance, treaty, Governmental
Order, rule or regulation of any Governmental Authority.

          "LEASED REAL PROPERTY" has the meaning set forth in SECTION 3.18(A).

          "LIABILITIES" means any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether or not due or to become due or asserted or unasserted).

          "LIEN" means any voting trust, shareholder agreement, proxy or other similar restriction, lien, mortgage, pledge, security interest, or other encumbrance.

          "LIFO" has the meaning set forth in SECTION 3.23.

          "LOSSES" means any and all claims, liabilities, losses, damages, fines, penalties, judgments and costs (in each case including reasonable out-of-pocket expenses).

          "MATERIAL CONTRACTS" has the meaning set forth in SECTION 3.14(A).

          "MAXIMUM AMOUNT" has the meaning set forth in SECTION 8.1(B).

          "NET INTERCOMPANY AMOUNTS" has the meaning set forth in SECTION 5.10.

          "NISHIKAWA" means Nishikawa Standard Company, a Delaware general partnership.

          "NLRA" has the meaning set forth in SECTION 5.8(C).

          "NLRB" has the meaning set forth in SECTION 3.12(A).

          "OLIVER RUBBER EMPLOYEE" means the individual identified on SCHEDULE
5.7(V).

          "ORDINARY COURSE OF BUSINESS" means, in all material respects, the usual, regular and ordinary course of a business consistent with the past practice thereof.

          "ORGANIZATIONAL DOCUMENT" means, as to any Person, its certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the Law of such Person's jurisdiction of incorporation or organization.

          "OUTSIDE DATE" has the meaning set forth in SECTION 7.1(B).

          "OWNED REAL PROPERTY" has the meaning set forth in SECTION 3.18(B).

          "PBGC" has the meaning set forth in SECTION 3.11(C).

          "PENSION PARTICIPANTS" has the meaning set forth in SECTION 5.7(E).

          "PERIODIC COSTS" has the meaning set forth in SECTION 5.7(S)(I).

          "PERMITS" has the meaning set forth in SECTION 3.7.

          "PERMITTED LIENS" means (a) Liens arising under the Debt Obligations as set forth on SCHEDULE 1.1(D), (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings, (c) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, (d) with respect to the Real Property (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights of way and any other non-monetary title defects; and (iii) zoning, building and other similar restrictions; provided none of the foregoing described in clause (d) will individually or in the aggregate materially impair the value or continued use and operation of the property to which they relate in the Business as presently conducted.

          "PERSON" means any individual, sole proprietorship, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other legal entity.

          "PLAN" has the meaning set forth in SECTION 3.11(A)(I).

          "POST-CLOSING LOSS" has the meaning set forth in SECTION 5.6(A).

          "PRE-CLOSING TAX MATTER" has the meaning set forth in SECTION
5.4(E)(II).

          "POST-CLOSING TAX PERIOD" means a taxable period (or in the case of a
Straddle Period, the portion thereof) ending after the Closing Date.

          "PRE-CLOSING EMPLOYER'S LIABILITY INSURANCE CLAIMS" has the meaning set forth in SECTION 5.7(N)(II).

          "PRE-CLOSING WORKERS' COMPENSATION CLAIMS" has the meaning set forth in SECTION 5.7(N)(I).

          "PRE-CLOSING SELF INSURED WORKERS' COMPENSATION ARRANGEMENTS" has the
meaning set forth in SECTION 5.7(N)(I).

          "PRE-CLOSING TAX PERIOD" means a taxable period (or in the case of a
Straddle Period, the portion thereof) ending on or before the close of business on the Closing Date.

          "PRELIMINARY PURCHASE PRICE" has the meaning set forth in SECTION
2.2(A).

          "PROCEEDING" means any claim, action, suit, proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental
Authority.

          "PURCHASE PRICE ALLOCATION" has the meaning set forth in SECTION
2.2(B).

          "RABBI TRUST" has the meaning set forth in SECTION 5.7(I)(II).

          "REAL PROPERTY" means the Owned Real Property and the Leased Real
Property.

          "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a
Hazardous Material into the Environment.

          "RESPONSE PERIOD" has the meaning set forth in SECTION 8.6(A).

          "RESTRAINT" has the meaning set forth in SECTION 6.1(A).

          "RESPONSIBLE PARTY" has the meaning set forth in SECTION 8.6(B)(II).

          "RESTRUCTURING" has the meaning set forth in SECTION 5.13.

          "RETAINED NAMES" has the meaning set forth in SECTION 5.12(A).

          "SAVINGS PARTICIPANTS" has the meaning set forth in SECTION 5.7(F).

          "SAVINGS TRANSFER DATE" has the meaning set forth in SECTION
5.7(F)(III).

          "SCHENECTADY FACILITY MATTER" means the Settlement Agreement and
Mutual Release, dated as of October 8, 2003, by and among Standard, Sentinel and
Cellect, the Environmental Indemnification Agreement, dated as of March 1, 1998, by and between Schenectady County Industrial Development Agency ("SCIDA") and
Standard Products Company, the Environmental Indemnification Agreement, dated as of October 8, 2003, by and between Standard and the SCIDA and the Agreement
Concerning Campbell Plastics Building, dated as of October 8, 2003, by and among the SCIDA, Standard, Sentinel and Cellect, pursuant to which Standard has agreed to share the costs of demolition and disposal of the building and agreed to indemnify SCIDA, Sentinel and Cellect for certain matters relating to the property at or about 2900 Campbell Avenue in the Town of Rotterdam and City of
Schenectady, New York.

          "SCIDA" means the Schenectady County Industrial Development Agency.

          "SECUNDED EMPLOYEES" has the meaning set forth in SECTION 5.7(T).

          "SECUNDMENT PERIOD" has the meaning set forth in SECTION 5.7(T).

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                       10

          "SELLER BENEFIT PLAN" has the meaning set forth in SECTION
3.11(A)(III).

          "SELLER INDEMNIFIED PERSONS" has the meaning set forth in SECTION
8.2(A).

          "SELLER TAXES" shall mean (a) all Taxes imposed on or payable with respect to the Sold Companies or the Subsidiaries relating to a Pre-Closing Tax
Period, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Sold Companies or the Subsidiaries (or any predecessor of any of the foregoing) are or were a member on or prior to the
Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, as a transferee or successor, by contract or otherwise, (c) any Taxes (including Transfer Taxes)
arising from or in connection with the Restructuring, or (d) any Taxes arising from or in connection with any breach by Sellers of any representation, warranty or covenant contained in this Agreement, in each case, to the extent such Taxes are the liability of Sellers pursuant to SECTION 5.5(A) hereof.

          "SELLER WELFARE PLANS" has the meaning set forth in SECTION 5.7(D).

          "SELLERS' ACTUARY" has the meaning set forth in SECTION 5.7(S)(I).

          "SELLER'S LONG-TERM DISABILITY PLAN" has the meaning set forth in
SECTION 5.7(Q).

          "SELLERS" has the meaning set forth in the preamble.

          "SENTINEL" means Sentinel Products Corp.

          "SEVERANCE PLAN" means the Cooper Tire & Rubber Company Change in
Control Severance Pay Plan.

          "SHARES" has the meaning set forth in the recitals.

          "SIEBE ACTUARY" has the meaning set forth in SECTION 5.7(S)(I).

          "SIEBE PLAN" has the meaning set forth in SECTION 5.7(S)(I).

          "SIEBE PURCHASE AGREEMENT" has the meaning set forth in SECTION
8.1(A).

          "SIEBE RULES" has the meaning set forth in SECTION 5.7(S)(I).

          "SOLD COMPANIES" has the meaning set forth in the recitals.

          "SOLD COMPANY BENEFIT PLAN" has the meaning set forth in SECTION
3.11(A)(III).

          "SOLD COMPANY MATERIAL ADVERSE EFFECT" means any state of facts, change, occurrence or development that (i) directly or indirectly prevents or materially impairs or delays the ability of any Seller to perform its obligations hereunder or (ii) has a material adverse effect on the condition
(financial or otherwise), results of operations, business, properties, assets or
Liabilities of the Business or the Sold Companies, Subsidiaries and Venture
Entities taken as a whole, but excludes any effect (a) resulting from general economic conditions (whether as a

                                       11

result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) and (b) impacting companies in the industry in which the Business is conducted generally, in each such case except to the extent such effects, facts, change, occurrence or development has a disproportionately adverse impact on the
Business or the Sold Companies, Subsidiaries and Venture Entities.

          "STANDARD" means Cooper-Standard Automotive Inc.

          "STRADDLE PERIOD" means any taxable period which begins before and ends after the Closing Date.

          "STRADDLE PERIOD TAX MATTER" has the meaning set forth in SECTION
5.4(E)(III).

          "SUBSIDIARIES" means the Persons listed on SCHEDULE 3.4(A), constituting all of the direct and indirect majority or wholly owned subsidiaries of the Sold Companies.

          "TAX" or "TAXES" means any income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, franchise, profits, license, transfer, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

          "TAX CLAIM" has the meaning set forth in SECTION 5.4(E)(I).

          "TAX RESERVE" means the amount of any liability, accrual or reserve for Taxes other than Income Taxes reflected on the Balance Sheet (excluding reserves for deferred Taxes), as adjusted solely for operations and transactions through the Closing Date consistent with past custom and practice.

          "TAX RETURN" means any and all returns (including amended returns), filings, statements or similar reports relating to Taxes.

          "TAXING AUTHORITY" means any Governmental Authority responsible for the administration or imposition of any Tax.

          "THIRD PARTY CLAIM" has the meaning set forth in SECTION 8.6(B)(I).

          "TRADEMARKS" has the meaning set forth in SECTION 5.12(B).

          "TRANSACTION" has the meaning set forth in SECTION 5.8(C).

          "TRANSACTION AGREEMENTS" means (a) with respect to the Shares, such instruments of sale, conveyance, transfer and assignment, and such other agreements or documents, if any, necessary under Law or contemplated by this
Agreement in order to transfer all right, title and interest of the applicable
Sellers in such Shares in accordance with the terms hereof and (b) the
Transition Services Agreements.

                                       12

          "TRANSFER AMOUNT" has the meaning set forth in SECTION 5.7(E)(V).

          "TRANSFER PRICING TAX MATTER" means any audit or other administrative or judicial Proceeding that relates to transfer pricing or other similar issues for any of the Sold Companies or the Subsidiaries for a Pre-Closing Tax Period
or Straddle Period.

          "TRANSFER TAXES" has the meaning set forth in SECTION 5.4(C).

          "TRANSFERRED BENEFIT LIABILITY" has the meaning set forth in SECTION
5.7(E)(V).

          "TRANSITION SERVICES AGREEMENTS" means (a) the Transition Services
Agreement to be entered into between Cooper and Buyer and (b) the two Supply
Agreements to be entered into between Cooper and Standard, substantially in the forms attached hereto as EXHIBIT B.

          "TREASURY REGULATIONS" means the Treasury Regulations promulgated under the Code.

          "UNION EMPLOYEES" has the meaning set forth in SECTION 5.7(C).

          "VENTURE ENTITIES" means Craig Assembly and Nishikawa.

          "VENTURE ENTITY AND NON-WHOLLY OWNED SUBSIDIARY DEBT OBLIGATIONS"
means the Applicable Portion of Debt Obligations of the Venture Entities and the
non-wholly owned Subsidiaries.

          "VENTURE FINANCIAL STATEMENTS" has the meaning set forth in SECTION
3.5(C).

          "VENTURE ENTITY PLAN" means each Plan which is sponsored, entered into or maintained by any Venture Entity.

          "WAIVER" means a fully executed, binding, and irrevocable waiver entered into prior to the Closing Date (i) with respect to James S. McElya, of any claims or right he may have under the Employment Agreement to termination or severance benefits, other than as a result of the termination of his employment during the Term (as defined in the Employment Agreement) (x) following the
Closing Date by the Buyer without Cause (as defined in the Employment Agreement)
or (y) following the Closing Date by Mr. McElya due to the failure of the Buyer to provide him with the employment terms and compensation set forth in definitive employment documentation to be entered into with Buyer prior to the
Closing Date, which failure is not remedied by the Buyer within ten (10)
calendar days after receipt by the Buyer of written notice of such failure; and
(ii) with respect to Paul C. Gilbert, Edward A. Hasler, James W. Pifer, Gary T.
Phillips, Allen J. Campbell, Michael C. Verwilst, Helen T. Yantz and Larry J.
Beard, of any claims or right he or she may have under the Severance Plan to termination or severance benefits, other than as a result of the termination of their employment during the Severance Period (as defined in the Severance Plan)
(x) following the Closing Date by the Buyer without Cause (as defined in the
Severance Plan) or (y) following the Closing date by such individual due to the failure of the Buyer to provide him or her with the employment and compensation set forth in definitive employment documentation to be entered into with Buyer prior to the Closing

                                       13

Date, which failure is not remedied by the Buyer within ten (10) calendar days after receipt by the Buyer of written notice of such failure.

          "WARN ACT" has the meaning set forth in SECTION 3.12(A).

          "WICKES AGREEMENT" means the Settlement Agreement and Mutual Release entered into as of the 1st day of June, 1998, by and between Cooper and Wickes
Manufacturing Company.

          1.2 OTHER INTERPRETIVE PROVISIONS. The words "hereof," "herein" and
"hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section,
Schedule and Exhibit references are to this Agreement unless otherwise specified. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation." The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "dollars" or "$" will be deemed references to the lawful money of the United States of America.

                                   ARTICLE II
                                PURCHASE AND SALE

          2.1 PURCHASE AND SALE OF THE SHARES. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Cooper and Cooper UK shall sell, convey, assign and transfer to the Buyer and the Buyer will purchase and acquire, all of Cooper's and Cooper UK's right, title and interest in and to the Shares, in each case, free and clear of all Liens, other than such Liens as may be created by or on behalf of the Buyer.

          2.2 CONSIDERATION. On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Buyer will pay to Cooper and Cooper
UK, in consideration of the sale, assignment and transfer of the Shares, the aggregate sum of $1,157,500,000 in cash (in U.S. dollars) plus all Estimated
Cash and Cash Equivalents minus all Estimated Debt Obligations (as adjusted pursuant to SECTION 2.3, the "PRELIMINARY PURCHASE PRICE"). Such amount shall be paid to the applicable Seller on the Closing Date by means of one or more wire transfers of immediately available funds to an account or accounts designated in writing by Cooper at least one Business Day prior the Closing Date.

          (b) (i) On or prior to the Closing Date, Buyer and Sellers shall jointly prepare and agree in good faith to a statement allocating the
Preliminary Purchase Price among the Shares sold by each Seller and the non-competition and non-solicitation covenants contained herein (the "PURCHASE
PRICE ALLOCATION") in accordance with applicable Law. If the parties cannot agree in good faith within the time period set forth above, then Cooper and
Buyer jointly shall engage the Arbitration Firm to resolve such dispute and whose fees shall be borne equally by Cooper and Buyer. The determination by the
Arbitration Firm shall be binding on the parties. None of the Sellers, the Buyer or their respective Affiliates shall take any position inconsistent

                                       14

with the Purchase Price Allocation on any Tax Return or in any audit or other proceeding relating to Taxes unless otherwise required by applicable Law.

          (ii) If an adjustment is made to the (A) Preliminary Purchase Price pursuant to SECTION 2.3 hereof or otherwise or (B) Final Purchase Price, the parties shall jointly agree to allocate such adjustment among the
     Shares sold by each Seller and the non-competition and non-solicitation covenants contained herein (the "ADJUSTED PURCHASE PRICE ALLOCATION"). If after good faith negotiations, the parties cannot agree upon the allocation of such adjustment among the Shares sold by each Seller and such non-competition and non-solicitation covenants within thirty (30) days after such adjustment was made, then Cooper and Buyer jointly shall engage the Arbitration Firm to resolve such dispute and whose fees shall be borne equally by Cooper and Buyer. The determination by the Arbitration Firm shall be binding on the parties. None of the Sellers, the Buyer or their respective Affiliates shall take any position inconsistent with the
     Adjusted Purchase Price Allocation on any Tax Return or in any audit or other proceeding relating to Taxes unless otherwise required by Law.

          (c) Notwithstanding anything in this Agreement to the contrary, if any of the Sellers fails to provide the Buyer with the certification provided in
SECTION 2.5(A)(V) in whole or in part, the Buyer shall be entitled to withhold the requisite amount from the Preliminary Purchase Price in accordance with
Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE") and the Treasury Regulations promulgated thereunder or other applicable Law.

          2.3 ADJUSTMENT TO CASH AND CASH EQUIVALENTS AND DEBT OBLIGATIONS. Five
(5) Business Days prior to the Closing Date, Cooper shall prepare and deliver to
Buyer (i) a statement (the "ESTIMATED CASH AND DEBT STATEMENT") of (A) a good faith estimate of the amount of Cash and Cash Equivalents anticipated to exist immediately prior to the Closing (the "ESTIMATED CASH AND CASH EQUIVALENTS"),
and (B) a good faith estimate of the Debt Obligations of the Sold Companies and the wholly-owned Subsidiaries and the Venture Entity and Non-Wholly Owned
Subsidiary Debt Obligations anticipated to be outstanding immediately prior to the Closing ("ESTIMATED DEBT OBLIGATIONS") and (ii) a statement reflecting a good faith estimate of the combined balance sheet of the Business as of the
Closing. The Estimated Cash and Debt Statement shall be subject to the review of
Buyer, and Cooper and the Buyer will cooperate and negotiate in good faith to resolve any dispute regarding the Estimated Cash and Debt Statement prior to the
Closing; provided that if any item of dispute regarding the Estimated Cash and
Debt Statement is not resolved by agreement in writing between Cooper and the
Buyer two (2) Business Days prior to the Closing Date, then Cooper's estimate of such disputed item together with the resolved disputed items and the undisputed items contained in the Estimated Cash and Debt Statement shall be deemed final and shall be deemed the Estimated Cash and Cash Equivalents and the Estimated
Debt Obligations for purposes of SECTION 2.2(A).

          (b) Within 45 days following the Closing Date, Buyer shall prepare and deliver to Cooper a statement setting forth the Final Cash and Cash Equivalents, the Final Debt Obligations and the Final Purchase Price (the "FINAL CASH AND
DEBT STATEMENT").

                                       15

          (c) Within fifteen (15) days following receipt by Cooper of the Final
Cash and Debt Statement, Cooper shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Final Cash and
Debt Statement. Such notice must describe in reasonable detail the items contained in the Final Cash and Debt Statement that Cooper disputes and the basis for any such disputes. If Cooper does not notify Buyer of a dispute with respect to the Final Cash and Debt Statement within such 15-day period, such
Final Cash and Debt Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Cooper and Buyer shall negotiate in good faith to resolve such dispute. If Cooper and Buyer, notwithstanding such good faith effort, fail to resolve such dispute within ten
(10) days after Cooper advises Buyer of its objections, then Cooper and Buyer jointly shall engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter, Cooper and Buyer shall each prepare and submit a written presentation to the Arbitration Firm. As soon as practicable thereafter,
Cooper and Buyer shall cause the Arbitration Firm to choose one of the party's positions based solely upon the presentation by Cooper and Buyer. All fees and expenses relating to this work of the Arbitration Firm shall be borne by the party whose position was not selected by the Arbitration Firm. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.

          (d) For purposes of complying with the terms set forth in this SECTION
2.3, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Cash and Debt Statement and the resolution of any disputes thereunder.

          (e) If Final Purchase Price (as finally determined pursuant to SECTION
2.3(C)) is less than the Preliminary Purchase Price, Cooper shall pay Buyer by means of one or more wire transfers of immediately available funds to an account or accounts designated in writing by Buyer an amount in cash (in U.S. dollars)
equal to such shortfall (together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment). Such payment is to be made within five (5) Business Days of the date on which Final Purchase Price is finally determined pursuant to SECTION 2.3(C).

          (f) If Final Purchase Price (as finally determined pursuant to SECTION
2.3(C)) is greater than the Preliminary Purchase Price, Buyer shall pay Cooper by means of one or more wire transfers of immediately available funds to an account or accounts designated in writing by Cooper an amount in cash (in U.S.
dollars) equal to such excess (together with interest thereon at the Applicable
Rate from and including the Closing Date to, but excluding, the date of such payment). Such payment is to be made within five (5) Business Days from the date on which the Final Purchase Price is finally determined pursuant to SECTION
2.3(C).

          2.4 THE CLOSING. Unless this Agreement is terminated pursuant to
ARTICLE VII, the closing of the transactions contemplated by this Agreement (the
"CLOSING") shall take place at the offices of Simpson Thacher & Bartlett LLP,
425 Lexington Avenue, New York, New York 10017, not later than the third
Business Day following the satisfaction or waiver of the conditions set forth in
ARTICLE VI hereof (other than those conditions that are to be satisfied at

                                       16

the Closing), or at such other place and on such other date or time as may be agreed upon by the Sellers and the Buyer (the "CLOSING DATE").

          2.5 DELIVERIES AT THE CLOSING. At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

          (i) stock certificates (or local legal equivalent) evidencing the
     Shares to be sold by each Seller, accompanied by stock powers duly executed in blank and requisite transfer tax stamps, if any, as may be necessary or desirable to effect the transactions described in SECTION 2.1;

          (ii) a receipt from each Seller for the portion of the Preliminary
     Purchase Price paid to such Seller;

          (iii) the Transaction Agreements to which each Seller is a party, duly executed by each relevant Seller;

          (iv) copies of the resolutions (or local equivalent) of the boards of directors of the Sellers, authorizing and approving this Agreement and the
     Transaction Agreements and the transactions contemplated hereby and thereby, certified by the respective corporate secretaries (or local equivalent) of the applicable Sellers to be true and complete and in full force and effect and unmodified as of the Closing Date;

          (v) certificates in form and substance satisfactory to the Buyer, duly executed and acknowledged by each Seller to the extent required under applicable Law, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code and other applicable
     Law;

          (vi) the Consents listed on SCHEDULE 2.5(A)(VI);

          (vii) the certificates required by SECTION 6.3(C);

          (viii) the resignations of the officers, as corporate officers, and directors of the Sold Companies and Subsidiaries set forth on SCHEDULE
     2.5(A)(VIII);

          (ix) assignment of the Wickes Agreement;

          (x) a receipt duly executed by each Seller and each Sold Company and
     Subsidiary acknowledging, on behalf of Sellers and each of their subsidiaries, settlement of all intercompany receivables, payables, loans and investments then existing between any Seller or any of its subsidiaries that is not a Sold Company or Subsidiary, on the one hand, and the Sold
     Companies or Subsidiaries, on the other hand, pursuant to SECTION 5.10;

          (xi) all minute books, stock record books (or similar registries) and corporate (or similar) records and seals of each Sold Company and
     Subsidiary not already in the possession of the Sold Companies or the
     Subsidiaries; and

                                       17

          (xii) a list of the signatories on each of the bank accounts set forth on SCHEDULE 3.24.

          (b) At or prior to the Closing, the Buyer shall deliver or cause to be delivered to the respective Sellers the following:

          (i) the Preliminary Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Cooper as provided in SECTION 2.2(A);

          (ii) a receipt evidencing the Buyer's receipt of the Shares;

          (iii) copies of the resolutions of the board of directors (or equivalent) of the Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, certified by the corporate secretary (or equivalent) of the Buyer to be true and complete and in full force and effect and unmodified as of the Closing Date;

          (iv) the Transaction Agreements to which the Buyer is a party, duly executed by the Buyer;

          (v) the certificate required by SECTION 6.2(C); and

          (vi) assumption of Cooper's obligations under the Wickes Agreement.

          2.6 STRUCTURING COOPERATION. Notwithstanding any other provision of this Agreement to the contrary, prior to the Closing (A) the Sellers shall, and shall cause the Sold Companies and Subsidiaries to, cooperate with Buyer in connection with structuring the acquisition of the Shares (including without limitation allowing for the purchases contemplated hereunder to be effected by one or more Affiliates of the Buyer, and providing for the separate purchase of all or any portion of the equity of any Subsidiary or Venture Entity by Buyer or an Affiliate of Buyer, any such equity to be included in the definition of
"Shares" for purposes of this Agreement) and shall take any and all actions necessary to effectuate such structure (including without limitation entering into separate agreements with respect to such transactions), provided that such cooperation and other actions do not have any adverse financial or Tax consequences to the Sellers or any of their Affiliates that will not be reimbursed pursuant to a mutually agreed to indemnity given by Buyer and (B)
Buyer shall, and shall cause any of its Affiliates (1) to cooperate with Sellers in connection with filing Form 8832, Entity Classification Election, with respect to Cooper-Standard Automotive (Deutschland) GmbH, Cooper-Standard
Automotive Ceska republika s.r.o. and Cooper-Standard Automotive Espana, S.A.
(or its successor), and (2) to otherwise cooperate with Sellers in connection with structuring the acquisition of the Shares, provided that such cooperation referred to in clause (2) (A) does not have any adverse financial or Tax consequences to Buyer or any of its Affiliates as of the Closing Date that will not be reimbursed pursuant to a mutually agreed to indemnity given by Sellers and (B) such cooperation will not be expected to have any adverse structural, operational or similar consequences to Buyer, the Sold Companies or the
Subsidiaries after the Closing Date, as determined in good faith by Buyer.
Sellers and Buyer shall and shall cause of each of their Affiliates to file all relevant Tax Returns consistently with the structure agreed to by the parties

                                       18

hereto pursuant to this SECTION 2.6, unless and until otherwise required by a
Taxing Authority or a court of competent jurisdiction.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers, jointly and severally, hereby represent and warrant to the Buyer as follows:

          3.1 ORGANIZATION. Each of the Sellers and the Sold Companies is a
corporation duly incorporated, validly existing and in good standing under the
Laws of its jurisdiction of incorporation. Each of the Sellers and the Sold
Companies has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified, authorized or licensed to do business and is in good standing in the jurisdictions in which the ownership, lease or operation of its assets or the conduct of its business requires such qualification, authorization or license, except where the failure to be so qualified, authorized or licensed (a)
would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement or (b) with respect to the Sold
Companies, would not reasonably be expected, individually or in the aggregate, to have a Sold Company Material Adverse Effect.

          3.2 AUTHORIZATION; ENFORCEABILITY. Each of the Sellers has the
requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which each is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this
Agreement and the Transaction Agreements by each of the Sellers, as applicable, and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of such party and no other corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the
Transaction Agreements or the transactions contemplated hereby or thereby. This
Agreement has been, and each of the Transaction Agreements will be, when delivered to Buyer, duly executed and delivered by each of the Sellers, as applicable, and, assuming due authorization, execution and delivery by the
Buyer, this Agreement constitutes, and each of the Transaction Agreements will constitute, a valid and binding agreement of each of the Sellers, as applicable, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the "GENERAL ENFORCEABILITY EXCEPTIONS").

          3.3 CAPITAL STOCK OF THE SOLD COMPANIES. SCHEDULE 3.3 sets forth for each of the Sold Companies (a) its jurisdiction of incorporation, formation or organization, as applicable, and (b) the number of authorized, issued and outstanding shares of capital stock, the names of the holders thereof, and the number of shares of capital stock held by each such holder and, except as set forth on SCHEDULE 3.3, there are no other authorized, issued or outstanding shares of capital stock or other equity interests of any of the Sold Companies.
All of the issued and outstanding shares of capital stock are owned, beneficially and of record, free and clear of

                                       19

any Liens. All of the shares of capital stock are duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with (and since such issuance, have not been transferred except in compliance with) all applicable federal, state and foreign securities Laws and any preemptive rights, rights of first refusal or similar rights of any Person.
Except for this Agreement, there are no outstanding subscriptions, options, warrants, calls, preemptive rights, conversion or other rights, agreements, commitments, arrangements, trusts, proxies or understandings relating to the sale, issuance or voting of any shares of the capital stock of any of the Sold
Companies, or of any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any of the Sold Companies. There are no outstanding agreements or commitments obligating any Seller or Sold Company to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of any Sold Company. At the
Closing, the applicable Sellers will convey good and valid title to the Shares to the Buyer, free and clear of any Liens, other than Liens created by or on behalf of the Buyer.

          3.4 SUBSIDIARIES AND JOINT VENTURES.

          (a) SUBSIDIARIES. SCHEDULE 3.4(A) sets forth for each of the
Subsidiaries (i) its jurisdiction of incorporation, formation or organization, as applicable and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder. Each Subsidiary is duly incorporated, formed or organized, as applicable, validly existing and, where applicable, in good standing under the
Laws of its jurisdiction of incorporation, formation or organization, as applicable, has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted, and is duly qualified, authorized or licensed to do business, and, where applicable, is in good standing in the jurisdictions in which the ownership, lease or operation of its assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified, authorized or licensed would not reasonably be expected, individually or in the aggregate, to have a Sold Company Material Adverse Effect. Except as set forth on SCHEDULE 3.4(A), all the issued and outstanding shares of capital stock or other equity interests of the Subsidiaries are owned, beneficially and of record, by the Sold Companies or another Subsidiary, free and clear of any
Liens, and such Sold Company or Subsidiary has good and valid title to such shares of capital stock or other equity interests. All of such issued and outstanding shares were duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with (and since such issuance, have not been transferred except in compliance with) all applicable federal, state and foreign securities Laws and any preemptive rights, rights of first refusal or similar rights of any Person. Except as set forth on SCHEDULE
3.4(A), there are no outstanding subscriptions, options, warrants, calls, preemptive rights, conversion or other rights, agreements, commitments, arrangements, trusts, proxies or understandings relating to the sale, issuance or voting of any shares of the capital stock or other equity interest of any of the Subsidiaries, or of any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity interests of any of the Subsidiaries. There are no outstanding agreements or commitments obligating any Seller, Sold Company or Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of any Subsidiary. Except (i) for the Venture Entities and (ii) for
equity interests set

                                       20

forth on SCHEDULE 3.4(A) that will no longer be owned by the Sold Companies and
Subsidiaries after giving effect to the Restructuring, neither the Sold
Companies nor the Subsidiaries own any equity interest in any other Person.

          (b) JOINT VENTURES. SCHEDULE 3.4(B) sets forth for each of the Venture
Entities (i) its jurisdiction of incorporation, formation or organization, as applicable and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder. Each Venture Entity is duly incorporated, formed or organized, as applicable, validly existing and, where applicable, in good standing under the
Laws of its jurisdiction of incorporation, formation or organization, as applicable, has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted, and, to the Knowledge of the Sellers, is duly qualified, authorized or licensed to do business, and, where applicable, is in good standing in the jurisdictions in which the ownership, lease or operation of its assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified, authorized or licensed would not reasonably be expected, individually or in the aggregate, to have a Sold Company
Material Adverse Effect. The issued and outstanding shares of capital stock or other equity interests of the Venture Entities that are owned, beneficially and of record, by the Sold Companies or Subsidiaries, as applicable, are owned free and clear of any Liens, and such Sold Company or Subsidiary, as applicable, has good and valid title to such shares of capital stock or other equity interests.
All of such issued and outstanding shares or other equity interests owned by the
Sellers, Sold Companies or Subsidiaries were duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with
(and since such issuance, have not been transferred except in compliance with)
all applicable federal, state and foreign securities Laws and any preemptive rights, rights of first refusal or similar rights of any Person. Except as set forth on SCHEDULE 3.4(B), there are no outstanding subscriptions, options, warrants, calls, preemptive rights, conversion or other rights, agreements, commitments, arrangements, trusts, proxies or understandings relating to the sale, issuance or voting of any shares of the capital stock or other equity interest of any of the Venture Entities that are owned by the Sold Companies or
Subsidiaries. There are no outstanding agreements or commitments obligating any
Venture Entity to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of any Venture Entity that are owned by the Sold
Companies or Subsidiaries.

          3.5 FINANCIAL STATEMENTS. SCHEDULE 3.5(A) sets forth the audited combined summary balance sheet of the Business as of December 31, 2003 and
December 31, 2002, and the audited combined statements of income and retained earnings and the audited combined statements of cash flows of the Business for each of the years in the period then ended (the "ANNUAL FINANCIAL STATEMENTS").
SCHEDULE 3.5(A) also sets forth the unaudited combined summary pro forma balance sheet of the Business as of June 30, 2004 (the "BALANCE SHEET"), the related unaudited combined pro forma statement of income and retained earnings and the combined pro forma statement of cash flows for the six-month period then ended
(the "INTERIM FINANCIAL STATEMENTS" and, together with the Annual Financial
Statements, the "FINANCIAL STATEMENTS"). Except as set forth on SCHEDULE 3.5(A), the Financial Statements have been prepared from the books and records of the
Business, and fairly present in all material respects the financial position and results of operations of the Business at the dates and for the respective

                                       21

periods covered, in each case in accordance with GAAP applied on a consistent basis, subject in the case of the Interim Financial Statements, to the absence of note disclosures and normal year end adjustments.

          (b) The Business has no Liabilities of any kind, whether absolute, accrued, contingent or otherwise, except for Liabilities (i) incurred in the ordinary course of business since the date of the Balance Sheet, (ii) reflected on, accrued or reserved against, in the Balance Sheet, (iii) that, if known, would not be required by GAAP to be reflected or reserved against on a balance sheet (or disclosed in the notes thereto) of the Business and the Sold Companies and the Subsidiaries, (iv) as would not reasonably be expected to, individually or in the aggregate, constitute a Sold Company Material Adverse Effect or (v)
set forth on SCHEDULE 3.5(B).

          (c) Sellers have previously delivered to Buyer (i) the unaudited balance sheet of Craig Assembly as of June 30, 2004 and the unaudited statement of income of Craig Assembly for the three-month period then ended and (ii) the reviewed and unaudited balance sheet of Nishikawa for the six-month periods ended June 27, 2004 and June 29, 2003 and the related unaudited statements of income, changes in partners' equity and cash flows of Nishikawa for each of the periods then ended (the "VENTURE FINANCIAL STATEMENTS"). To the Knowledge of the
Sellers, the Venture Financial Statements have been prepared from the books and records of the applicable Venture Entity, and fairly present in all material respects the financial position and results of operations of each Venture Entity at the date and for the period covered, in each case in accordance with GAAP applied on a consistent basis, subject to the absence of note disclosures and to normal year-end adjustments.

          (d) To the Knowledge of the Sellers, the Venture Entities have no
Liabilities of any kind, whether absolute, accrued, contingent or otherwise, except for Liabilities (i) incurred in the ordinary course of business since the date of the applicable balance sheet included in the Venture Financial
Statements, (ii) reflected on, accrued or reserve against, in such applicable balance sheet, (iii) that, if known, would not be required by GAAP to be reflected or reserved against on a balance sheet (or disclosed in the notes thereto) of the applicable Venture Entity, (iv) as would not reasonably be expected to, individually or in the aggregate, constitute a Sold Company
Material Adverse Effect or (v) set forth on SCHEDULE 3.5(D).

          3.6 NO CONFLICTS OR APPROVALS. Except as set forth on SCHEDULE 3.6(A), the execution, delivery and performance by the Sellers of this Agreement and the
Transaction Agreements and the consummation by the Sellers of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach of the organizational documents of any of the Sellers, the
Sold Companies or the Subsidiaries or, to the Knowledge of the Sellers, the
Venture Entities, (ii) violate, conflict with or result in a breach of, or constitute a default by any of the Sellers, the Sold Companies, the Subsidiaries
or, to the Knowledge of the Sellers, the Venture Entities (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, consent, cancellation, acceleration, increased
Liabilities or fees, or right to increase the obligations or otherwise modify the terms under, or result in the creation of any Lien, other than Permitted
Liens, upon any of the properties, rights or assets of any of the Sellers, its subsidiaries, the Sold Companies or the Subsidiaries or, to the Knowledge of the
Sellers, the Venture Entities or on the Shares or to

                                       22

which any of such properties, assets or Shares are subject, under any Contract to which any of the foregoing is a party or otherwise bound, except as would not, individually or in the aggregate, have a Sold Company Material Adverse
Effect or a material adverse effect on the ability of any of the Sellers to consummate the transactions contemplated by this Agreement, or (iii) subject to the receipt of the requisite approvals referred to on SCHEDULE 3.6(B), conflict with or violate any Governmental Order or Law applicable to any of the Sellers, the Sold Companies or the Subsidiaries or, to the Knowledge of the Sellers, the
Venture Entities or any of their respective properties, rights or assets.

          (b) Except as set forth on SCHEDULE 3.6(B), no Consent is required to be obtained, filed or delivered by the Sellers for the consummation by the
Sellers of the transactions contemplated by this Agreement and the Transaction
Agreements that if not obtained, filed or delivered, as the case may be, would reasonably be expected, individually or in the aggregate, to have a Sold Company
Material Adverse Effect.

          3.7 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. Except as set
forth on SCHEDULE 3.7, the Sold Companies, the Subsidiaries and, to the
Knowledge of the Sellers, the Venture Entities, and with respect to the
Business, the Sellers and their subsidiaries, are currently in compliance with all Laws and Governmental Orders, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have a Sold Company
Material Adverse Effect. Except as set forth in SCHEDULE 3.7, each of the Sold
Companies and the Subsidiaries and, to the Knowledge of the Sellers, each
Venture Entity possess all licenses, consents, approvals, permits, registrations, certificates and other governmental authorizations ("PERMITS")
necessary to own, lease and operate its assets and conduct the Business as currently conducted, except, in each case, where the failure to have such
Permits would not reasonably be expected to have a Sold Company Material Adverse
Effect. Except as set forth in SCHEDULE 3.7, as of the date of this Agreement, the Permits are in full force and effect and the Sellers, their subsidiaries, the Sold Companies and the Subsidiaries and, to the Knowledge of the Sellers,
the Venture Entities have not received any written notice from any Governmental
Authority (a) asserting that any Sold Company, Subsidiary or Venture Entity is not in material compliance with any Law or Permit or (b) threatening to suspend, revoke, revise, limit, restrict or terminate any Permit held by any Sold
Company, Subsidiary or Venture Entity or declare any such Permit invalid. Except as set forth in SCHEDULE 3.7, (x) the statutory records of each of the Sold
Companies and the Subsidiaries and, to the Knowledge of the Sellers, the Venture
Entities required to be maintained by the Laws of its jurisdiction of incorporation have been properly kept and contain an accurate and materially complete record of the applicable matters required to be contained therein and no notice or allegation that any of them is incorrect or should be rectified has been received and (y) all documents required to be filed with any relevant authority in any relevant jurisdiction in respect of the Sold Companies and the
Subsidiaries and, to the Knowledge of the Sellers, the Venture Entities have been filed and were correct in all material respects.

          3.8 PROCEEDINGS. Except as set forth on SCHEDULE 3.8, there are no
Proceedings or, to the Knowledge of the Sellers, governmental investigations pending or, to the Knowledge of the Sellers, threatened against any Seller, its subsidiaries, Sold Company or Subsidiary that (a) challenge, or question the validity of, this Agreement, any Transaction Agreement or any action taken or to be taken by any Seller, its subsidiaries, Sold Company or

                                       23

Subsidiary in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby or (b) involve more than $1,000,000 in claims or damages individually or that seek injunctive or other equitable relief that would be materially adverse to the Business and the Sold Companies and Subsidiaries, taken as a whole. Except as set forth in SCHEDULE 3.8, to the Knowledge of the Sellers, there are no Proceedings or governmental investigations pending or threatened in writing against either of the Venture Entities.

          3.9 ABSENCE OF CERTAIN CHANGES. Except as (a) set forth in SCHEDULE
3.9, (b) contemplated by the Restructuring or (c) otherwise expressly permitted or required by this Agreement, since December 31, 2003, (i) the Business has been conducted only in the ordinary course of business, (ii) there shall not exist any state of facts, change or event or effect that has had or would reasonably be expected, individually or in the aggregate, to have a Sold Company
Material Adverse Effect and (iii) as of the date of this Agreement, the Sold
Companies and the Subsidiaries and, to the Knowledge of the Sellers, the Venture
Entities, and with respect to the Business, the Sellers and their subsidiaries, have not taken any action and there has not occurred any event or failure to act that if taken or had it occurred after the date hereof would constitute a violation of SECTION 5.1.

          3.10 TAX MATTERS. Except as set forth in SCHEDULE 3.10;

          (a) All material Tax Returns required to be filed by or on behalf of the Sold Companies and Subsidiaries, and to the Knowledge of the Sellers, the
Venture Entities have been timely filed (subject to permitted extensions applicable to such filing), and all such Tax Returns of the Sold Companies and
Subsidiaries, and to the Knowledge of the Sellers, the Venture Entities are
true, correct and complete in all material respects. All material Taxes of the
Sold Companies and Subsidiaries, and to the Knowledge of the Sellers, the
Venture Entities due or payable (whether or not shown on such Tax Returns) have been paid within the prescribed period or any extension thereof, other than
Taxes that are being contested in good faith or reflected in the Tax Reserve.
All material elections made on behalf of the Sold Companies or the Subsidiaries, or to the Knowledge of the Sellers, the Venture Entities have been timely and properly made.

          (b) There are no material Liens relating to Taxes encumbering any of the Shares or any assets or properties of the Sold Companies or the
Subsidiaries, or to the Knowledge of the Sellers, the Venture Entities, in all
cases, except for Permitted Liens.

          (c) As of the date of this Agreement, there are no Proceedings currently pending against the Sold Companies or the Subsidiaries or, to the
Knowledge of the Sellers, against the Venture Entities or, to the Knowledge of the Sellers, threatened, against the Sold Companies, the Subsidiaries or the
Venture Entities in respect of any Tax that would result in material Taxes of the Sold Companies, Subsidiaries or the Venture Entities for any taxable period ending on or before the Closing Date, other than Taxes that are being contested in good faith or which are reflected in the Tax Reserve. To the Knowledge of the
Sellers, no claims for Taxes have been made by any Taxing Authority in a jurisdiction in which any of the Sold Companies, Subsidiaries or Venture
Entities does not file a Tax Return.

                                       24

          (d) None of the Sold Companies or Subsidiaries, or to the Knowledge of
the Sellers, the Venture Entities has granted any extension or waiver of the statute of limitations period applicable to any material Tax or material Tax
Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

          (e) None of the Sold Companies or Subsidiaries, or to the Knowledge of
the Sellers, the Venture Entities (i) has been a member of an affiliated, consolidated, combined or unitary group as set forth in Section 1504 of the Code or any other similar provision of state, local or foreign Law other than a group the common parent of which is Cooper or (ii) has any material liability for
Taxes of any Person (other than Cooper or any of its subsidiaries) under
Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

          (f) All material amounts required to be withheld or collected for payment by the Sold Companies or Subsidiaries, or to the Knowledge of the
Sellers, the Venture Entities, including from employee salaries, wages and other compensation, have been collected or withheld and paid to the appropriate Taxing
Authorities.

          (g) None of the Sold Companies or Subsidiaries, or to the Knowledge of
the Sellers, the Venture Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) as a result of any change in method of accounting made between October 28, 1999 and on or prior to the Closing Date or to the Knowledge of Sellers, prior to October
28, 1999, (ii) pursuant to a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed between October 28, 1999 and on or prior to the Closing
Date or to the Knowledge of Sellers, prior to October 28, 1999, (iii) pursuant to a material installment sale or open transaction disposition made between
October 28, 1999 and prior to the Closing or to the Knowledge of Sellers, prior to October 28, 1999, or (iv) as a result of any material prepaid amount received between October 28, 1999 and prior to the Closing or to the Knowledge of
Sellers, prior to October 28, 1999. Any income, gain, deduction or loss attributable to "intercompany transactions" (as defined in Treasury Regulations under Section 1502 of the Code or any corresponding provision of state or local income Tax Law) involving the Sold Companies or any Subsidiary consummated prior to the Closing or "excess loss accounts" (as defined in Treasury Regulations under Section 1502 of the Code or any corresponding provision of state or local income Tax Law) with respect to the stock of the Sold Companies or any
Subsidiary existing at the Closing will be taken into account for federal, state or local Income Tax purposes as a result of the transactions contemplated by this Agreement.

          (h) Within the last two (2) years, none of the Sold Companies or
Subsidiaries, or to the Knowledge of the Sellers, the Venture Entities has been a "distributing corporation" or a "controlled corporation" in a distribution that was purported or intended to be governed by Section 355(a) of the Code.

          (i) (A) Since 1999, no Tax Return filed with respect to the Sold
Companies or Subsidiaries, or to the Knowledge of the Sellers, the Venture
Entities reflects any material

                                       25

adjustment pursuant to Section 482 of the Code or any analogous provision of state, local or foreign Tax law, and (B) other than with respect to the Code
Section 482 type adjustments which have been questioned in connection with intercompany transactions between Standard and CSA Canada for years June 30,
1995 - December 31, 2001, prior to 1999, to the Knowledge of Sellers, no Tax
Return with respect to the Sold Companies or Subsidiaries or the Venture
Entities reflects any material adjustment pursuant to Section 482 of the Code or any analogous provision of state, local or foreign Tax law.

          (j) None of the Sold Companies or Subsidiaries, or to the Knowledge of
the Sellers, the Venture Entities has taken any deduction or received any Tax benefit arising from participation in a "tax shelter" as defined in Section
6111(c) of the Code or participated in a "reportable transaction" as defined in
Treasury Regulation Sections 1.6011-4(a), (c)(3), 1.6011-4T(a), (b), or any
analogous provision of state, local or foreign Tax law.

          3.11 EMPLOYEE BENEFITS. SCHEDULE 3.11(A)(I)-1 sets forth a true and complete list of all "employee benefit plans" (within the meaning of Section
3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), all severance, termination, salary continuation, change in control, retention, parachute, employment, incentive, bonus, stock option, stock purchase, restricted stock, retirement, pension, redundancy, profit sharing, deferred compensation, employee loan, retiree welfare, fringe benefit and all other employee benefit plans, programs, agreements, policies or arrangements, whether or not subject to ERISA, whether formal or informal (each a "PLAN"), (i) under which any Company Employee has any present or future right to benefits and which are contributed to, entered into, sponsored by or maintained by the Sellers, Sold Companies or Subsidiaries, or
any member of their respective Controlled Group (as defined below), (ii) under which the Sold Companies or Subsidiaries have had or have any present or future liability or (iii) which is a Venture Entity Plan (each, a "COMPANY BENEFIT
PLAN"). "COMPANY EMPLOYEE" means any current or former employee, director or officer of the Sold Companies or Subsidiaries or any current employee of the
Sellers who is or was employed primarily in the Business and is listed on
SCHEDULE 3.11(A)(I)-2; provided, that, except as set forth on SCHEDULE
3.11(A)(I)-2, Company Employee shall not include any Discontinued Business
Employee. "DISCONTINUED BUSINESS EMPLOYEE" means any present or former employee of the Seller or its Affiliates who was employed primarily in the Business, or any present or former employee of the Sold Companies or Subsidiaries, in each case who performs or performed services for (A) a plant or facility that has been divested, shut down or closed, (B) a plant or facility whose divestiture, shut-down or closure has been announced at any time prior to the Closing Date or
(C) any other plant or facility not identified on SCHEDULES 3.18(A) or 3.18(B).
Notwithstanding the foregoing, any Company Benefit Plans under which the Sold
Companies or Subsidiaries have had liability, but do not have present or future liability, shall not be included on SCHEDULE 3.11(A)(I)-1.

          (ii) SCHEDULE 3.11(A)(I)-1 separately identifies each Company Benefit
     Plan that is maintained in the United States (each, a "COMPANY U.S. BENEFIT
     PLAN"), and each Company Benefit Plan that is not a Company U.S. Benefit
     Plan (each, a "COMPANY FOREIGN BENEFIT PLAN").

          (iii) SCHEDULE 3.11(A)(I)-1 separately identifies each Company Benefit
     Plan that is sponsored, maintained or entered into solely by the Sold
     Companies or

                                       26

     Subsidiaries (and not by Sellers or its other Affiliates) (each, a "SOLD
     COMPANY BENEFIT PLAN"), and each Company Benefit Plan that is not a Sold
     Company Benefit Plan (each, a "SELLER BENEFIT PLAN").

     Notwithstanding any provision of this Agreement, all Seller representations with respect to Venture Entity Plans shall be deemed to be limited to the
     Knowledge of the Sellers, and SECTION 3.11(A) shall apply only to Venture
     Entity Plans that are defined benefit plans (as defined in Section 3(35) of
     ERISA), multiemployer plans (as defined in Section 4001(a)(3) of ERISA and welfare benefit plans (as defined in Section 3(1) of ERISA) that provide post-retirement, medical or life insurance benefits.

          (b) Current, accurate and complete copies (or, as to clause (i) of this sentence, to the extent no copy exists, an accurate description) of the following materials have been delivered to the Buyer with respect to each
Company U.S. Benefit Plan, to the extent applicable: (i) current plan documents, any amendments and any related trust agreement, group annuity contract or other funding instrument, (ii) except as set forth in SCHEDULE 3.11(B), the most recent determination letter from the Internal Revenue Service ("IRS"), (iii) the most recent summary plan description and summary of material modifications to the extent not included in the summary plan description in each case distributed to employees, and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

          (c) Except as set forth in SCHEDULE 3.11(C) or as would not have a
Sold Company Material Adverse Effect: (i) the Company U.S. Benefit Plans have been established and administered in compliance with their terms and the applicable requirements of ERISA, the Code, and other applicable Laws; (ii) each
Company U.S. Benefit Plan and related trust that is intended to be qualified within the meaning of Section 401 or 501, as applicable, of the Code is so qualified and has received or has timely applied for a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or other losses arising from such action or failure to act; (iii)
no event has occurred and no condition exists with respect to any Company U.S.
Benefit Plan that would subject the Sold Companies or Subsidiaries, either directly or by reason of their affiliation with any member of their "CONTROLLED
GROUP" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c) (m) or (o) of the Code, or which would be considered to be a single employer with that entity pursuant to Section 4001(b) of ERISA), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) no
"reportable event" (as such term is defined in Section 4043 of the Code), non-exempt "prohibited transaction" (as such term is defined in Section 406 of
ERISA and Section 4975 of the Code), or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code
(whether or not waived)) has occurred with respect to any Company U.S. Benefit
Plan; (v) all premiums due to the Pension Benefit Guaranty Corporation ("PBGC")
with respect to any Company U.S. Benefit Plan have been timely paid in full;
(vi) the PBGC has not instituted proceedings to terminate any Company U.S.
Benefit Plan; and (vii) no Liability (other than for premiums to the PBGC) under
Title IV of ERISA has been or could reasonably be expected to be incurred by any of the Sold Companies or Subsidiaries.

                                       27

          (d) No insurance policy funding any Company U.S. Benefit Plan provides for a retroactive rate adjustment or loss sharing arrangement that would result in material liability to the Buyer, the Sold Companies or the Subsidiaries.

          (e) No Company U.S. Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), and neither the Sold Companies nor
Subsidiaries, nor any member of their Controlled Group, has any unpaid liability or obligation in respect of any multiemployer plan.

          (f) With respect to any Company U.S. Benefit Plan, except as set forth in SCHEDULE 3.11(F) or, with respect to clauses (i), (ii) and (iv), as would not have a Sold Company Material Adverse Effect: (i) there are no pending or, to the
Knowledge of the Sellers, threatened Proceedings, other than routine claims for benefits in the ordinary course by participants and beneficiaries; (ii) to the
Knowledge of the Sellers, no facts or circumstances exist that could give rise to any such Proceedings; (iii) no written or oral communication has been received from the PBGC in respect of any Company U.S. Benefit Plan subject to
Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and (iv) no administrative investigation, audit or other
Proceeding by the Department of Labor, the PBGC, the IRS or other Governmental
Authorities is pending or in progress or, to the Knowledge of the Sellers, threatened.

          (g) Except as set forth in SCHEDULE 3.11(G), no Company U.S. Benefit
Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement
(whether alone or in connection with any other events), would (i) entitle any
Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) with respect to any Company Employee, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans; (iii) limit or restrict the right of the Sold Companies or Subsidiaries to merge, amend or terminate any of the Company U.S. Benefit Plans; or (iv) cause the Sold
Companies or Subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

          (h) Except as set forth in SCHEDULE 3.11(H), there is no Contract, plan or arrangement (written or otherwise) covering any Company Employee that, individually or collectively, could give rise to the payment of any amount that would be nondeductible pursuant to Section 280G of the Code or could give rise to the payment of any amount in respect of Code Section 4999, nor will any of the transactions contemplated by this Agreement result in any amounts that are not deductible pursuant to Section 280G of the Code or the payment of any amount in respect of Code Section 4999.

          (i) Except as would not have a Sold Company Material Adverse Effect, with respect to individuals described in this SECTION 3.11(I) who are located in the United States, (i) all persons classified as independent contractors of the
Sold Companies or Subsidiaries satisfy and have at all times satisfied in all material respects the requirements of applicable Law to be so

                                       28

classified; (ii) the Sellers, Sold Companies and Subsidiaries have fully and accurately reported such persons' compensation on IRS Form 1099 when required to do so; (iii) none of the Sellers, the Sold Companies nor any Subsidiary has or
has had any obligations to provide benefits with respect to such persons under any Company Benefit Plan or otherwise and (iv) none of the Sold Companies or
Subsidiaries has employed or employs any "leased employees" as defined in
Section 414(n) of the Code.

          (j) (i) With respect to each Company Foreign Benefit Plan which is not a Government Scheme, to the extent applicable, current, accurate and complete copies of (A) current plan documents, any amendments and any related trust agreement, group annuity contract or other funding instrument (or, to the extent no copy exists, an accurate description), and (B) the most recent audited financial statements and/or actuarial valuation reports, have been delivered to the Buyer, except with respect to such Plans which, individually or in the aggregate, do not create Liabilities which are material to the Sold Companies as a whole; provided that any such documentation which has not been delivered to the Buyer as of the date hereof pursuant to the immediately preceding exception shall be delivered to the Buyer prior to the Closing Date;

          (ii) with respect to each Company Foreign Benefit Plan, except as set forth in SCHEDULE 3.11(J), all data and information required, in the case of such Plans that are not Government Schemes, to administer or , in the case of such Plans that are Government Schemes, to comply with applicable rules and regulations, is in the possession or control of the Sold
     Companies or the Subsidiaries and is complete and correct in all material respects;

          (iii) with respect to each Company Foreign Benefit Plan, except as set forth in SCHEDULE 3.11(J) or, with respect to clauses (A), (B), and (D), as would not have, individually or in the aggregate, a Sold Company Material
     Adverse Effect: (A) there are no pending or, to the Knowledge of the
     Sellers, threatened Proceedings, other than routine claims for benefits in the ordinary course by participants and beneficiaries; (B) to the Knowledge of the Sellers, no facts or circumstances exist that could give rise to any such Proceedings; (C) no written or oral communication has been received from any Governmental Authority in respect of any Company Foreign Benefit
     Plan concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and (D) no administrative investigation, audit or other Proceeding by any Governmental Authority is pending or in progress or, to the Knowledge of the Sellers, threatened;

          (iv) with respect to each Company Foreign Benefit Plan, except as set forth in SCHEDULE 3.11(J) or as would not have, individually or in the aggregate, a Sold Company Material Adverse Effect: (A) each such plan that is intended to be tax qualified or tax registered (or in the case of such plans established in the UK, exempt approved under Chapter 1, Part XIV of the UK Income and Corporation Taxes Act 1988) is so qualified or registered or exempt approved, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or registration or exemption or approval (and in the case of such plans established in Canada, the assets of such plans have been invested so as to avoid exposure to penalty taxes under the Income Tax Act
     (Canada)); (B) all Company Foreign Benefit Plans that

                                       29

     are required to be funded are funded in accordance with applicable Law and other requirements (and in the case of such plans established in the UK in accordance with the advice of the actuary appointed to the plan) (and in the case of such plans established in Canada were fully funded on a going concern and on a solvency basis determined as of the date of the most recently filed actuarial valuation reports for such plans and in accordance with the methods and assumptions set forth therein); (C) for all Company
     Foreign Benefit Plans that are not required to be funded, reserves in amounts required by Law or applicable accounting standards exist in the accounts of the relevant obliged entities, calculated in compliance with actuarial methods and the Law applicable in the relevant jurisdictions; (D)
     all current obligations under any Company Foreign Benefit Plan have been met, and all contributions to and, with respect to Company Foreign Benefit
     Plans that are not Government Schemes, payments from any Company Foreign
     Benefit Plan in respect of any Company Employee that are required in accordance with the terms of such Company Foreign Benefit Plan or applicable Law have been timely made, or if not yet due, have been properly reflected in the Financial Statements; (E) where applicable, all contributions or premiums to any governmental or non governmental reinsurance scheme backing up any Company Foreign Benefit Plan in case of insolvency of the relevant obligor have been paid, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of the coverage under such reinsurance scheme;
     (F) no Company Foreign Benefit Plans (other than Government Schemes which have been described generically) or similar schemes or promises, whether with respect to groups of beneficiaries or individual beneficiaries, exist with respect to or obliging any of the Sold Companies or Subsidiaries that have not been disclosed on SCHEDULE 3.11(J) or expressly or reasonably identifiable and adequately provided for on the financial statements of such companies; (G) all Company Foreign Benefit Plans (and their corresponding assets or funds) have been implemented, administered and invested in compliance with their terms, the Law and all applicable collective bargaining agreements, and all reports, returns or similar documents required to be filed with a Governmental Authority in respect of the Foreign Company Benefit Plans have been duly and timely filed; (H) any and all one-time lump sum payments to be paid under French law, applicable bargaining agreements or individual agreements to employees of the Sold
     Companies or Subsidiaries upon reaching retirement age (indemnites de depart) are either appropriately reflected in the so-called annexe to the relevant Financial Statements in compliance with Art. L. 123-13 of the
     French Code de Commerce or have been reserved for in the relevant Financial
     Statements; (I) with respect to all Foreign Company Benefit Plans in
     Canada, no Governmental Authority has the power to order a wind up (in whole or in part) of the plan in respect of events prior to the Closing
     Date, no such plans have received a transfer of assets from or been merged with the assets of another plan, and no conditions have been imposed by a
     Governmental Authority and no undertakings or commitments have been given in writing to any Governmental Authority, union or Company Employee concerning the use or recognition of actual or actuarial surplus assets relating to any Company Foreign Benefit Plan or any related funding medium;
     and (J) the Sold Companies' and Subsidiaries' essential obligation to or in respect of any Foreign Company Benefit Plan that is a multiple employer plan is to make contributions to such plan in the amounts and in the manner described in the relevant collective bargaining agreement;

                                       30

          (v) Except as set forth in SCHEDULE 3.11(J), no Company Foreign
     Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any other events), would (A) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this
     Agreement; (B) with respect to any Company Employee, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the
     Company Foreign Benefit Plans; (C) limit or restrict the right of the Sold
     Companies or Subsidiaries to merge, amend or terminate any of the Company
     Foreign Benefit Plans; or (D) cause the Sold Companies or Subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

          (k) (i) Except as would not have a Sold Company Material Adverse
Effect, all contributions (including, without limitation, all employer matching or other contributions and employee salary reduction contributions) to and payments from any Company U.S. Benefit Plan in respect of any Company Employees that are required in accordance with the terms of such Company U.S. Benefit
Plan, any related document, the Code or ERISA have been timely made, or, if not yet due, have been properly reflected in the Financial Statements; and (ii) all such contributions to, and payments from, any Company U.S. Benefit Plan, except those to be made from a trust qualified under Section 401(a) of the Code, that are required to be made as of the Closing Date will be made on or prior to the
Closing Date.

          (l) None of the Company U.S. Benefit Plans is a multiple employer plan described in Section 413(c) of the Code.

          3.12 LABOR RELATIONS. Except as set forth in SCHEDULE 3.12 or as otherwise permitted pursuant to this Agreement, (i) none of the Sold Companies or the Subsidiaries or, to the Knowledge of the Sellers, the Venture Entities is
a party to any collective bargaining agreement nor is any such contract or agreement presently being negotiated, (ii) none of the Sold Companies or
Subsidiaries or, to the Knowledge of the Sellers, the Venture Entities is in
material breach of any collective bargaining agreement, (iii) within the past three (3) years, there has been no labor strike, work stoppage, slowdown, lockout or other labor controversy in effect with respect to the Sold Companies or the Subsidiaries or, to the Knowledge of the Sellers, the Venture Entities,
or, to the Knowledge of the Sellers, threatened against the Sold Companies or the Subsidiaries or the Venture Entities, (iv) there are no material grievances or other material labor disputes or proceedings pending against the Sold
Companies or the Subsidiaries or, to the Knowledge of the Sellers, the Venture
Entities or, to the Knowledge of the Sellers, threatened against the Sold
Companies or the Subsidiaries or involving any Company Employees or the Venture
Entities, (v) there are no material unfair labor practice charges, grievances or complaints, actions, inquiries, proceedings or, to the Knowledge of the Sellers, investigations pending against the Sold Companies or the Subsidiaries or, to the
Knowledge of the Sellers, the Venture Entities or, to the Knowledge of the
Sellers, threatened against the Sold Companies or the Subsidiaries or the
Venture Entities by or on behalf of any Company Employees and (vi) the Sold
Companies and the Subsidiaries and, to the Knowledge of the Sellers, the Venture
Entities are in compliance with their obligations pursuant to the Worker
Adjustment and Retraining

                                       31

Notification Act of 1988 ("WARN ACT"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. As of the date of this Agreement, to the Knowledge of the Sellers, there is no union campaign being conducted to solicit cards from the Company
Employees to authorize a union to request a National Labor Relations Board
("NLRB") certifications election or to seek a certification pursuant to the
Ontario Labour Relations Act with respect to the Company Employees or any employee of either Venture Entity.

          (b) Except as set forth on SCHEDULE 3.12, the Sold Companies and
Subsidiaries and, to the Knowledge of the Sellers, the Venture Entities and,
with respect to the Business, the Sellers and their subsidiaries are in material compliance with all applicable Laws, Governmental Orders, agreements, contracts and policies relating to the employment of their respective employees, including all such Laws and Governmental Orders relating to wages, hours, collective bargaining, compensation, overtime (including but not limited to compensation for such overtime), benefits, terms and conditions of employment, termination or employment, employment discrimination, immigration, disability, civil rights, occupational safety and health, workers' compensation, pay equity and the collection and payment of withholding and/or social contribution taxes and similar Taxes, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have a Sold Company Material Adverse
Effect.

          (c) Except as set forth on SCHEDULE 3.12, no Sold Company or
Subsidiary or, to the Knowledge of the Sellers, the Venture Entities has, and,
with respect to the Business, no Seller or any of its subsidiaries has, closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three (3) years, nor has any Seller or any of its subsidiaries with respect to the Business or any Sold Company or Subsidiary or, to the Knowledge of the Sellers, the Venture
Entities planned or announced any such action or program for the future.

          (d) Except as set forth on SCHEDULE 3.12, no Sold Company or
Subsidiary or, to the Knowledge of the Sellers, the Venture Entities is, and,
with respect to the Business, no Seller or any of its subsidiaries is, a party to or otherwise bound by, any consent decree with, or citation by, any
Governmental Authority related to employees or employment practices.

          3.13 INTELLECTUAL PROPERTY. SCHEDULE 3.13(A) sets forth a complete list of material Intellectual Property registrations and applications owned by the Sold Companies or the Subsidiaries or, to the Knowledge of the Sellers, the
Venture Entities and any actions or fees due on or before January 31, 2005 to maintain same. Except (a) as set forth in SCHEDULE 3.13(B), (b) for the agreements listed on SCHEDULE 3.14(A) or (c) with respect to the use of corporate names (including the Trademarks) in accordance with SECTION 5.12, (i)
one or more of the Sold Companies or the Subsidiaries and, to the Knowledge of
the Sellers, the Venture Entities owns or has the right to use all material
Intellectual Property necessary for the conduct of the Business as it is currently conducted (including the Trademarks), free from (A) any Liens other than Permitted Liens, and (B) any present or future requirement of royalty payments or other license fees or payments, (ii)(A) the operation of the
Business does not infringe or otherwise materially violate any Intellectual
Property of any other Person, (B) none of the Sold Companies or any of the
Subsidiaries and, to the Knowledge

                                       32

of the Sellers, the Venture Entities, and with respect to the Business, the
Sellers and their subsidiaries, have received written notice or, to the
Knowledge of the Sellers, oral notice, from, or exchanged any correspondence with, any Person that challenges (or relates to the challenge of) the use or ownership of the Intellectual Property or the validity or enforceability thereof, except as would not reasonably be expected to have a Sold Company
Material Adverse Effect, and (C) none of the Intellectual Property owned by the
Sold Companies or the Subsidiaries or, to the Knowledge of the Sellers, the
Venture Entities is being materially infringed by any other Person, (iii) after the Restructuring has been completed, the material Intellectual Property purportedly owned by the Sold Companies or the Subsidiaries and, to the
Knowledge of the Sellers, the Venture Entities, will be owned solely by same, valid and enforceable and free of adverse ownership claims or interests of the
Sellers or third parties, including, without limitation, current or former employees or contractors, subject to payment obligations to inventors required by applicable Law and (iv) there is no material Intellectual Property that is shared by one or more of the Sold Companies, the Subsidiaries or the Venture
Entities on the one hand, and the Sellers or any of their Affiliates (excluding the Sold Companies, Subsidiaries and Venture Entities) on the other hand.

          3.14 CONTRACTS. (a) SCHEDULE 3.14(A) sets forth a true, complete and correct list of each of the following contracts to which any of the Sold
Companies or the Subsidiaries is a party or by which any of them is bound as of the date of this Agreement, other than Company Benefit Plans (collectively, the
"MATERIAL CONTRACTS"):

          (i) Contracts involving the expenditure by the Sold Companies or the
     Subsidiaries of more than $1,000,000 in any instance for the purchase of materials, supplies, equipment or services, excluding any such contracts that are terminable by the Sold Companies or the Subsidiaries without penalty on not more than ninety (90) days notice;

          (ii) (A) indentures, mortgages, loan agreements, capital leases, security agreements, or other Contracts relating to Debt Obligations or (B)
     any Contract or other currently outstanding instrument under which any of the Sold Companies or the Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit (other than an account receivable)
     or capital contribution to, or other investment in, any Person;

          (iii) Contracts that restrict the Sold Companies or the Subsidiaries or any of their Affiliates after the Closing Date from engaging in any line of business in any geographic area or competing with any Person;

          (iv) Contracts that restrict the declaration, set aside or payment of any dividends or distributions on, or in respect of, any capital stock or equity interest of any Sold Company or Subsidiary;

          (v) Contracts to acquire or sell goods with respect to the customers set forth on SCHEDULE 3.19;

          (vi) any option, other agreement or right to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property involving payments by any of the Sold Companies or the Subsidiaries in excess of $1,000,000;

                                       33

          (vii) any commitment to make any capital expenditure or to purchase a capital asset not contemplated by the Capital Expenditure Budget;

          (viii) except as to the extent contemplated by the Capital Expenditure
     Budget, any commitment for the purchase or sale of any of its assets, other than in the ordinary course of business, or any capital stock of the Sold
     Companies or the Subsidiaries;

          (ix) any lease or similar agreement under which (A) any of the Sold
     Companies or the Subsidiaries is the lessee of, or holds or uses, any facility, machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $500,000 or (B)
     any of the Sold Companies or the Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by any of the Sold Companies or the Subsidiaries for an annual rent in excess of $500,000;

          (x) Contracts (i) entered into or assumed by any of the Sold Companies or Subsidiaries in which it has an obligation in respect of providing for indemnification or purchase price adjustment, in connection any disposition, sale or other transfer or any present or former business or commercial activity and (ii) which was either (A) entered into after
     January 1, 1999 or (B) pursuant to which there are any outstanding, unresolved or potential indemnification claims in excess of $500,000 against any of the Sold Companies or Subsidiaries;

          (xi) Contracts under which any of the Sold Companies or the
     Subsidiaries has licensed material Intellectual Property to or from any other Person or that otherwise relate primarily to material Intellectual
     Property, excluding non-exclusive, commercially available software licenses entered into in the ordinary course of business for annual payments of less than $250,000; provided that, for purposes of the Sellers' disclosure obligations under SECTIONS 3.14(A) and (B), Sellers shall provide only a representative sample of any of the foregoing Contracts that were entered into in the ordinary course of business with consultants and employees;

          (xii) partnership, limited liability company, joint venture agreements or other Contracts involving a sharing of profits or expenses by the Sold
     Companies or Subsidiaries; and

          (xiii) any other Contracts not otherwise described in clauses (i)
     through (xii) above to which any of the Sold Companies or the Subsidiaries is a party or is otherwise bound which is reasonably expected to result in an annual expenditure by any of the Sold Companies or the Subsidiaries after the Closing Date of more than $1,000,000 for any such individual
     Contract.

          (b) True, correct and complete copies of each of the Material
Contracts that are in writing have been made available to the Buyer and, if such
Material Contract is not in writing, written summaries thereof have been made available to the Buyer, including in each case amendments, waivers or other changes thereto.

                                       34

          (c) Each Material Contract is in full force and effect, and is a valid and binding agreement of the applicable Sold Company or Subsidiary enforceable by or against such applicable Sold Company or Subsidiary or, with respect to the
Business, the applicable Seller or its subsidiary, in accordance with its terms subject to the General Enforceability Exceptions. The Sold Companies or the
Subsidiaries have performed in all material respects its obligations required to be performed by them to date under the Material Contracts. There is no default or breach (or allegation of same) by the Sold Companies or the Subsidiaries or, to the Knowledge of the Sellers, any other party, in the timely performance of any material obligation to be performed or paid under any Material Contract.

          3.15 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 3.15:

          (a) each of the Sold Companies and the Subsidiaries and, to the
Knowledge of the Sellers, the Venture Entities is in compliance with all applicable Environmental Laws (including all Permits required under such
Environmental Laws), except for such noncompliance that would not have, individually or in the aggregate, a Sold Company Material Adverse Effect;

          (b) none of the Sellers, the Sold Companies and the Subsidiaries and,
to the Knowledge of the Sellers, the Venture Entities, has received any unresolved Environmental Claim or, to the Knowledge of the Sellers, notice of any threatened Environmental Claim regarding any Sold Company, Subsidiary,
Venture Entity, the Business or the Real Property;

          (c) none of the Sold Companies and the Subsidiaries and, to the
Knowledge of the Sellers, the Venture Entities has Released any Hazardous
Materials at or in the vicinity of the Real Property that requires reporting, investigation, assessment, cleanup, remediation or other type of response action by any Sold Company, Subsidiary or, to the Knowledge of the Sellers, the Venture
Entities pursuant to any Environmental Law or that could otherwise reasonably be expected to result in material liability under or relating to any Environmental
Law, and Hazardous Materials are not otherwise present at or about any of the
Real Property, or any other facility currently or formerly owned, leased or operated by any of the Sold Companies, the Subsidiaries or, to the Knowledge of
the Sellers, the Venture Entities, in amount or condition that could reasonably be expected to result in material liability to any Sold Company, Subsidiary or, to the Knowledge of the Sellers, the Venture Entities under or relating to any
Environmental Law;

          (d) to the Knowledge of the Sellers, no material costs, including capital expenditures that are inconsistent with prior expenditures made in relation to the Sold Companies, the Subsidiaries and the Business and that are not reflected in the Capital Expenditure Budget will be required in order for the Sold Companies, the Subsidiaries and the Business to comply during the one-year period following the Closing Date with all existing applicable
Environmental Laws existing as of the Closing Date (including Permits required pursuant to existing Environmental Law);

          (e) except as would not reasonably be expected to result in material liability under any Environmental Law, to the Knowledge of the Sellers in the
case of the Venture Entities, there are no (i) underground or aboveground storage tanks, (ii) asbestos, (iii) polychlorinated biphenyls, or (iv)
urea-formaldehyde insulation present at or about any of

                                       35

the Real Property in a condition that currently requires reporting, investigation, assessment, cleanup, remediation or other type of response action by any Sold Company, Subsidiary or, to the Knowledge of the Sellers, the Venture
Entities pursuant to any Environmental Law, or that would otherwise result in liability under any Environmental Laws;

          (f) Hazardous Materials have not been Released, transported, disposed of or arranged to be disposed of by, or on behalf of, any of the Sold Companies, the Subsidiaries or, to the Knowledge of the Sellers, the Venture Entities to
any location, in material violation of, or in a manner that would reasonably be expected to result in material liability under or relating to, any Environmental
Law; and

          (g) none of the Sold Companies and the Subsidiaries or, to the
Knowledge of the Sellers, the Venture Entities has expressly assumed or retained by contract any material liabilities or material obligations of other Persons under any Environmental Laws.

          3.16 INSURANCE. (a) SCHEDULE 3.16(A) contains a complete and correct list of all insurance policies held in the names of the Sold Companies or the
Subsidiaries and all other insurance arrangements or contracts for the transfer or sharing of insurance risks covering the assets, businesses, operations,
Company Employees, officers or directors of the Sold Companies and the
Subsidiaries (the "INSURANCE POLICIES") as of the date hereof, specifying the insurer, amount of coverage and type of insurance. All such policies are in full force and effect and were in full force and effect during the periods of time that such insurance policies purported to be in effect, are valid, enforceable, existing and binding and all premiums due thereon have been timely paid (subject to changes made in the ordinary course of business that will not materially reduce the coverage thereunder) and will remain in full force and effect until the Closing (subject to any renewals thereof), at which time, coverage thereunder will be discontinued with respect to the Sold Companies, the
Subsidiaries and the Business.

          (b) The Insurance Policies are sufficient for compliance with applicable Law and all contracts to which any of the Sold Companies or the
Subsidiaries or, with respect to the Business, any of the Sellers or any of their subsidiaries, is a party or by which they or any of their respective assets or properties are bound. All appropriate insurers under the Insurance
Policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed any Seller or any of its subsidiaries or any Sold Company or any of the Subsidiaries of any denial of coverage or reservation of rights thereto.

          (c) Except as set forth in SCHEDULE 3.16(C), since the date of the
Balance Sheet no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or give rise to any right of termination or cancellation or otherwise modify the terms under any Insurance
Policy.

          3.17 PERSONAL PROPERTY ASSETS. (a) Except as set forth on SCHEDULE
3.17, the Sold Companies, the Subsidiaries and, to the Knowledge of the Sellers,
the Venture Entities have good, valid and marketable title to, or hold by valid and existing lease or license, all the tangible personal property assets reflected as assets on the Balance Sheet or in the balance sheets included in the Venture Financial Statements, as applicable, or acquired after the date of the Balance

                                       36

Sheet or such balance sheets, except with respect to assets disposed of in the ordinary course of business since such date, free and clear of all Liens, except for Permitted Liens.

          (b) After giving effect to the consummation of the Restructuring, the
Sold Companies, the Subsidiaries and, to the Knowledge of the Sellers, the
Venture Entities, will own, or have valid leasehold interests in, all the assets necessary for the conduct of the Business, as currently conducted.

          3.18 REAL PROPERTY. (a) Leased Properties. SCHEDULE 3.18(A) lists all real property leased or subleased by any of the Sold Companies, the Subsidiaries or, to the Knowledge of the Sellers, the Venture Entities (the "LEASED REAL
PROPERTY"). Except as set forth on SCHEDULE 3.18(A), the Sellers have delivered to the Buyer true and complete copies of the leases and subleases covering the
Leased Real Property leased by any Sold Company or Subsidiary. With respect to each such lease and sublease and except as otherwise specified on SCHEDULE
3.18(A):

          (i) such lease or sublease is, to the Knowledge of the Sellers, in full force and effect in all respects and enforceable in accordance with its terms, subject to the General Enforceability Exceptions; and

          (ii) none of the Sold Companies or the Subsidiaries is in material default under any such lease or sublease and, to the Knowledge of the
     Sellers, no other party to any such lease or sublease is in material default thereunder.

          (b) OWNED PROPERTIES. SCHEDULE 3.18(B) lists all real property owned by any of the Sold Companies, the Subsidiaries or, to the Knowledge of the
Sellers, the Venture Entities (the "OWNED REAL PROPERTY"). With respect to each such parcel of the Owned Real Property and except as otherwise specified on
SCHEDULE 3.18(B):

          (i) the identified owner has, to the Knowledge of the Sellers in the case of the Venture Entities, fee simple title to the parcel of Owned Real
     Property, free and clear of any Liens, except for Permitted Liens; and

          (ii) there are no pending or, to the Knowledge of the Sellers, threatened condemnation Proceedings with respect to the Owned Real Property of the Sold Companies or Subsidiaries and, to the Knowledge of the Sellers,
     there are no pending or threatened condemnation Proceedings with respect to the Owned Real Property of the Venture Entities.

          3.19 CUSTOMERS AND SUPPLIERS. SCHEDULE 3.19 sets forth a true, correct and complete list of (a) the ten (10) largest customers of the Business in terms of sales during the twelve-month period ended June 30, 2004 and (b) the ten (10)
largest suppliers of the Business in terms of purchases during the twelve-month period ended June 30, 2004. None of the Sellers or their subsidiaries or any
Sold Company or Subsidiary has received written notice from any customer or supplier listed on SCHEDULE 3.19 that such customer or supplier intends to terminate or materially adversely modify its relationship or materially reduce the volume of business that it does with any Sold Company or Subsidiary. Except as set forth on SCHEDULE 3.19, the Sold Companies and Subsidiaries, and with respect to the Business, the Sellers and their subsidiaries

                                       37

have not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeds five percent (5%) of the total amount of goods and services purchased for the Business during its most recent full fiscal year.

          3.20 PRODUCT LIABILITY. Except for matters which would not reasonably be expected, individually or in the aggregate, to have a Sold Company Material
Adverse Effect and except as set forth on SCHEDULE 3.20, no Sold Company, any
Subsidiary or, to the Knowledge of the Sellers, any Venture Entity has, and,
with respect to the Business, none of the Sellers or their subsidiaries have, received any written notice, or, to the Knowledge of Sellers, any oral notice, relating to any claim involving use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by the Business or Sold Company or any Subsidiary or any Venture
Entity, including for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties or merchantability or fitness for any purpose or use, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws pertaining to products liability matters, including, without limitation, relating to the presence or alleged presence of asbestos or asbestos containing materials in such products.

          3.21 AFFILIATE TRANSACTIONS. SCHEDULE 3.21 lists all existing contracts or other arrangements or transactions between any of the Sold
Companies, the Subsidiaries and the Venture Entities, on the one hand, and any of (a) the Sellers and its Affiliates (other than the Sold Companies, the
Subsidiaries and the Venture Entities) or (b) the directors, officers or employees (or any immediate family member thereof) of any Seller and its
Affiliates (except those of a type available to employees generally), on the other hand (collectively, the "AFFILIATE CONTRACTS"). All Affiliate Contracts
are at least as favorable to the Seller and its Affiliates as would be available with independent third parties dealing at arm's length. Except as set forth on
SCHEDULE 3.21, all Affiliate Contracts shall be terminated and Buyer, the Sold
Companies, the Subsidiaries and the Venture Entities shall not have any obligations thereunder.

          3.22 ACCOUNTS. All accounts and notes receivable of the Sold Companies and the Subsidiaries and, to the Knowledge of the Sellers, the Venture Entities
are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performances of services and other business transactions in the ordinary course of business, and the accounts receivable reserve reflected in the Balance Sheet and, to the Knowledge of the Sellers, the balance sheets included in the Venture Financial Statements are, as of the date of the dates thereof, adequate and established in accordance with GAAP, subject to year-end adjustments and accruals in the ordinary course of business and not material in amount. Since the date of the Balance Sheet and, to the Knowledge of the
Sellers, the dates of the balance sheets included in the Venture Financial
Statements, there has been no event or occurrence that, when considered, individually or together with all such other events or occurrences, would cause such accounts receivable reserves to be inadequate. Since the date of the
Balance Sheet and, to the Knowledge of the Sellers, the dates of the balance sheets included in the Venture Financial Statements, none of the Sold Companies, the Subsidiaries and, to the Knowledge of the Sellers, the Venture Entities or,
with respect to the Business, the Sellers or their subsidiaries has, with respect to any non-de minimis portion of its trade accounts payable, (a) failed to pay its trade accounts payable in the ordinary course or (b) extended the terms of payment, whether by contract, amendment, act, deed, or course of dealing, of any trade account payable.

                                       38

          3.23 INVENTORY. The inventories set forth in the Balance Sheet and, to the Knowledge of the Sellers, the balance sheets included in the Venture
Financial Statements were properly stated therein at cost, which is not in excess of market value and determined in accordance with GAAP consistently maintained and applied by the Sold Companies and the Subsidiaries and the
Venture Entities. Inventory costs have been determined by the last-in, first-out
("LIFO") method for substantially all domestic inventories. Costs of other inventories have been determined principally by the first-in, first-out ("FIFO")
method. Since the date of the Balance Sheet and, to the Knowledge of the
Sellers, the dates of the balance sheets included in the Venture Financial
Statements, such inventories have been maintained in the ordinary course of business. All such inventories are, to the Knowledge of the Sellers in the case of the Venture Entity inventories, owned free and clear of all Liens other than
Permitted Liens. All of the inventories recorded on the Balance Sheet and, to the Knowledge of the Sellers, the balance sheets included in the Venture
Financial Statements consist of, and such inventories on the Closing Date will consist of, items of a quality usable or saleable in the ordinary course of business subject to appropriate and adequate allowances, if any, reflected on the books and records of the Sellers with respect to the Business or the Sold
Companies and the Subsidiaries and, to the Knowledge of the Sellers, the Venture
Entities for obsolete, excess, slow-moving and other irregular items.

          3.24 BANK ACCOUNTS. SCHEDULE 3.24 sets forth a true and complete list and description of the bank accounts, lock box accounts and other accounts maintained by or for the benefit of each of the Sold Companies and Subsidiaries.

          3.25 NO BROKERS' OR OTHER FEES. Except for Lazard Freres & Co., LLC,
whose fees and expenses will be paid by Cooper, no Person has been employed by or on behalf of the Sellers as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person with which the Sellers have had any dealings or communications of any kind is entitled or will become entitled to any fee or commission, brokerage, finder's fee or like payment based in any way on any agreement, arrangement or understanding made by or on behalf of the Sellers to which the Buyer or its
Affiliates (including, from and after the Closing Date, the Sold Companies,
Subsidiaries and the Venture Entities) will have any obligation or responsibility in connection with the transactions contemplated hereby.

          3.26 DIRECTORS AND OFFICERS. SCHEDULE 3.26 sets forth a true and complete list of the directors and officers of the Sold Companies and the
Subsidiaries.

          3.27 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the
representations and warranties contained in this ARTICLE III and the Transaction
Agreements, none of the Sellers or any other Person makes any other express or implied representation or warranty to the Buyer.

                                       39

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer hereby represents and warrants to the Sellers as follows:

          4.1 ORGANIZATION. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Buyer has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

          4.2 AUTHORIZATION; ENFORCEABILITY. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the
Transaction Agreements to which the Buyer is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this
Agreement by the Buyer and the Transaction Agreements to which the Buyer is party and the performance by the Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Buyer and no other corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Transaction
Agreements or the transactions contemplated hereby or thereby. This Agreement has been, and each of the Transaction Agreements will be, when delivered to
Sellers, duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Sellers, as applicable, this
Agreement constitutes, and each of the Transaction Agreements will constitute, a valid and binding agreement of the Buyer, enforceable against it in accordance with their terms, subject to the General Enforceability Exceptions.

          4.3 NO CONFLICTS OR APPROVALS. (a) The execution, delivery and performance by the Buyer of this Agreement and the Transaction Agreements to which the Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by the Buyer of the organizational documents of the Buyer,
(ii) violate, conflict with or result in a breach of, or constitute a default by the Buyer (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, consent, cancellation, acceleration, increased Liabilities or fees, or right to increase the obligations or otherwise modify the terms under, or result in the creation of any Lien, other than Permitted Liens, upon any of the properties, rights or assets of the Buyer or to which any of such properties, rights or assets are subject under, any Contract to which the Buyer or any of its properties, rights or assets may be bound, except as would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, or (iii) subject to the receipt of the requisite approvals referred to on SCHEDULE 4.3(B), conflict with or violate any Governmental Order or Law applicable to the Buyer or any of its properties, rights or assets.

          (b) Except as set forth on SCHEDULE 4.3(B), no Consent is required to be obtained, filed or delivered by the Buyer for the consummation by the Buyer of the transactions contemplated by this Agreement and the Transaction
Agreements that if not obtained, filed or delivered, as the case may be, would reasonably be expected to have a material adverse effect on the ability of the
Buyer to consummate the transactions contemplated by this Agreement and the
Transaction Agreements.

                                       40

          4.4 PROCEEDINGS. Except as set forth in SCHEDULE 4.4, there are no
Proceedings or, to the Knowledge of the Buyer, governmental investigations pending or, to the Knowledge of the Buyer, threatened against the Buyer that challenge, or question the validity of, this Agreement, any Transaction
Agreement or any action taken or to be taken by the Buyer in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.

          4.5 NO BROKERS' OR OTHER FEES. No Person has been employed by or on behalf of the Buyer as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person with which the Buyer has had any dealings or communications of any kind, is entitled or will become entitled to any fee or commission, brokerage, finder's fee or like payment based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer to which Seller or their Affiliates will have any obligation or responsibility in connection with the transactions contemplated hereby.

          4.6 INVESTMENT INTENT. The Buyer is acquiring the Shares for the
Buyer's own account for investment and not with a view to or for sale in connection with any distribution thereof other than in compliance with the
Securities Act. The Buyer agrees that it will not transfer any of the Shares, except in compliance with the Securities Act. The Buyer further understands and acknowledges that the Shares have not been registered under the Securities Act and agrees that the Shares may not be transferred unless (a) such transfer is pursuant to an effective registration statement under the Securities Act or (b)
such transfer is exempt from the provisions of Section 5 of the Securities Act.

          4.7 FINANCING. SCHEDULE 4.7 sets forth true and complete fully executed copies of the following commitment letters and related term sheets to be used in connection with the transactions contemplated hereby: (a) a commitment letter, dated September 15, 2004 (the "EQUITY FINANCING COMMITMENT"),
with respect to a capital contribution to Buyer by Cypress Merchant Banking
Partners II L.P. and GS Capital Partners 2000, L.P. or one or more of their respective Affiliates in the aggregate amount of $318,000,000 ("EQUITY
FINANCING") and (b) a commitment letter, dated September 15, 2004 (the "DEBT
FINANCING COMMITMENT" and, together with the Equity Financing Commitment, the
"FINANCING COMMITMENTS"), from Deutsche Bank Trust Company Americas, Deutsche
Bank Securities Inc., Lehman Commercial Paper Inc., Lehman Brothers Inc.,
Goldman Sachs Credit Partners L.P., UBS Securities LLC and UBS Loan Finance LLC
to the Buyer with respect to a $625,000,000 senior secured credit facility and
$400,000,000 principal amount of senior subordinated notes (the "DEBT FINANCING"
and together with the Equity Financing, the "ACQUISITION FINANCING"). As of the
date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. As of the date hereof, the Buyer has no reason to believe that any condition to such Financing Commitments within its control will not be satisfied by the
Outside Date. The proceeds from such Acquisition Financing constitute all of the financing required to be provided by Buyer for the consummation of the transactions contemplated hereby.

          4.8 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the
representations and warranties contained in this ARTICLE IV and the Transaction
Agreements,

                                       41

neither the Buyer nor any other Person makes any other express or implied representation or warranty to the Sellers.

                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

          5.1 CONDUCT OF THE BUSINESS PRIOR TO THE CLOSING. Except as (a)
contemplated by the Restructuring, (b) otherwise expressly contemplated by this
Agreement or (c) disclosed on SCHEDULE 5.1, from and after the date of this
Agreement and until the Closing or the earlier termination of this Agreement in accordance with its terms, the Sellers shall, and shall cause the Sold Companies and the Subsidiaries to, and only to the extent the Sellers control the following activities with respect to the Venture Entities, shall cause the
Venture Entities to: (i) conduct the operations of the Business in the ordinary course of business, (ii) use their commercially reasonable efforts to maintain and preserve intact the Business and to maintain satisfactory relationships with suppliers, customers, key employees and other Persons having business relationships with the Business and (iii) make capital expenditures in accordance with past practice. Except as (a) contemplated by the Restructuring,
(b) otherwise contemplated by this Agreement or (c) as set forth on SCHEDULE
5.1, the Sellers shall not, and shall cause the Sold Companies and each of the
Subsidiaries not to, and only to the extent the Sellers control the following activities with respect to the Venture Entities, shall cause the Venture
Entities not to, do any of the following without the prior written consent of the Buyer:

          (a) purchase or sell any capital stock or other equity interests of any Sold Company or Subsidiary or take or approve any action to purchase or sell any capital stock or other equity interests of any Venture Entity or grant or make (or with respect to the Venture Entities, take or approve any action to grant or make) any option, subscription, warrant, call, commitment or agreement of any character in respect of any such capital stock or other equity interests;

          (b) acquire, lease, license, assign, sell, transfer or otherwise dispose of property, rights, businesses or assets (including by merger, consolidation or acquisition of stock or assets) related to the Business or, with respect to any property, rights, businesses or assets of any Venture
Entity, take or approve any action to do any of the foregoing, excluding in all cases sales of inventory and obsolete equipment or non-exclusive licenses in the ordinary course of business;

          (c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to any Sold Company or Subsidiary or take or approve any action to do so with respect to any Venture Entity;

          (d) in the case of any Sold Company or Subsidiary, incur, assume or guarantee any obligations for borrowed money or in the case of any Venture
Entity, take or approve any action to do any of the foregoing, in all cases other than (i) intercompany loans from any of the Sellers or their subsidiaries in the ordinary course of business and (ii) under lines of credit existing on the date of this Agreement;

                                       42

          (e) incur any Lien on any properties, rights or assets of any Sold
Company or Subsidiary or related to the Business or, with respect to any properties, rights or assets of any Venture Entity, take or approve any action to do any of the foregoing, in each case, other than Permitted Liens;

          (f) enter into any new lease or modify, renew, extend or terminate any existing lease or purchase or acquire or enter into any agreement to acquire, assign, sell, transfer or dispose of any Real Property of any Subsidiary or Sold
Company, or with respect to any Real Property of any Venture Entity, take or approve any action to do any of the foregoing;

          (g) (i) declare, set aside or pay any non-cash dividends or distributions on, or make any other non-cash distributions (whether in securities or other property) in respect of, any capital stock or equity interest of any Sold Company or Subsidiary (other than dividends and distributions to a wholly owned Sold Company or Subsidiary), or with respect to any capital stock or equity interest of any Venture Entity, take or approve any action to do any of the foregoing, (ii) split, combine or reclassify any of its outstanding capital stock or equity interest of any Sold Company or Subsidiary or issue or authorize the issuance of any capital stock or equity interest of any Sold Company or Subsidiary, or with respect to any capital stock or equity interest of any Venture Entity, take or approve any action to do any of the foregoing, (iii) purchase, redeem or otherwise acquire or dispose of any securities or equity interests of the Sold Companies or Subsidiaries, or with respect to any securities or equity interests of the Venture Entities, take or approve any action to do any of the foregoing or (iv) issue, sell, transfer, grant, pledge, dispose of or otherwise encumber any capital stock or equity interest of any Sold Company or Subsidiary, or with respect to any capital stock or equity interest of any Venture Entity, take or approve any action to do any of the foregoing;

          (h) (i) establish, adopt, enter into, amend or terminate any Company
Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement in a manner that would affect the benefits provided to or with respect to any Company Employee or otherwise increase the Liabilities of the Sold Companies and any of its Subsidiaries under the Company Benefit
Plans, or take any action to accelerate vesting under, or release any restrictions applicable under, any of the foregoing for any Company Employee,
(ii) increase the compensation or fringe benefits of any Company Employee
(except for increases in salary or hourly wage rates, in the ordinary course of business or as may be required by the collective bargaining agreements), (iii)
grant any severance or termination pay to any Company Employee, except in the ordinary course of business or as may be required by the collective bargaining agreements, (iv) loan or advance any money or other property to any Company
Employee, (v) increase the funding obligation to or contribution rate under any
Company Benefit Plan subject to Title IV of ERISA, except as required by Law, or
(vi) terminate the employment of any of the executives listed on SCHEDULE
5.1(H);

          (i) make any material change in the accounting methods, policies or practices followed by the Business or, with respect to any Venture Entity, take or approve any action to make any such material change (in all cases, other than such changes that have been required by Law or GAAP);

                                       43

          (j) (i) with respect to Tax matters of the Sold Companies and
Subsidiaries, make or change any election relating to Taxes, change an annual accounting period or adopt or change any accounting method relating to Taxes, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Sold Companies or the Subsidiaries, surrender any right to claim a refund, offset or credit of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Sold Companies or the Subsidiaries if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of materially increasing the Tax liability of any Sold Company or Subsidiary for any period ending after the Closing Date and (ii) with respect to Tax matters of the Venture Entities, take or approve any action to do any of the activities in clause (i) above;

          (k) enter into, amend, supplement, waive, modify, terminate, annul, cancel, allow to lapse, assign, convey, encumber or otherwise transfer, in whole or in part, rights and interests in or under any Material Contracts or enter into any Contract that would be a Material Contract if in effect on the date of this Agreement, except Contracts made in the ordinary course of business;

          (l) (i) with respect to Sold Companies' and Subsidiaries' Proceedings, compromise, settle, grant any waiver or release relating to or otherwise adjust any right or claim with respect to any pending or threatened Proceeding (A)
relating to the transactions contemplated by this Agreement or (B) against the
Business, the Sold Companies or the Subsidiaries having a value in the aggregate in excess of the greater of (1) $500,000 or (2) the reserve for any such
Proceeding, or that imposes non-monetary relief against the Business, the Sold
Companies or the Subsidiaries that would be materially adverse to the Business and the Sold Companies and Subsidiaries, taken as a whole and (ii) with respect to Venture Entities' Proceedings, take or approve any action to do any of the activities in clause (i) above;

          (m) (i) with respect to the Sold Companies and Subsidiaries, change, or agree to change, any business policies of the Sold Companies and Subsidiaries which relate to advertising, promotional activities, pricing, personnel, labor relations, sales, returns or warranties in each case in any material respect other than in the ordinary course of business and (ii) with respect to any such business policies of the Venture Entities, take or approve any action to do any of the activities in clause (i) above, in each case in any material respect other than in the ordinary course of business;

          (n) other than in the ordinary course of business consistent with past practices, sell or monetize any accounts receivable under any of the Factoring
Agreements;

          (o) amend any organizational document of any Sold Company or
Subsidiary or take or approve any action to amend any organizational document of any Venture Entity;

          (p) take or authorize any of, or commit or agree to take any action that would make any representation or warranty of Seller or any of its subsidiaries hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date; or

          (q) offer, propose, authorize, agree or commit to do any of the foregoing.

                                       44

          5.2 ACCESS TO BOOKS AND RECORDS; CONFIDENTIALITY. (a) The Sellers
shall cause the books and records, contracts, documents and other information of the Sold Companies and Subsidiaries to be in the sole possession and control of the Sold Companies and the Subsidiaries or the Buyer at or as soon as practicable after the Closing. To the extent that books and records, Contracts, documents and other information of the Sellers or Affiliates relevant to or affecting the Business and necessary to the operation of the Business after the
Closing Date relate partially to the Sellers or their Affiliates other than the
Sold Companies, the Subsidiaries or the Venture Entities, the Sellers or
Affiliates shall provide the Buyer with full access to the portions of such information pertaining to the Business.

          (b) During the period commencing on the date hereof and ending on the
Closing Date or the earlier termination of this Agreement in accordance with its terms, the Sellers shall, give the Buyer and its counsel, accountants, employees, agents, financing sources and other authorized representatives full access, during normal business hours, upon reasonable advance notice, to the officers, directors, employees, premises, properties, books, records, financial statements, Tax Returns relating solely to the Sold Companies, any Subsidiary and, to the extent the Sellers have authority and control to do so, the Venture
Entities, data and Contracts of the Business and the Sold Companies and the
Subsidiaries and, to the extent the Sellers have authority and control to do so, the Venture Entities; provided that such access does not interfere with normal business operations; and further provided that such access will not include sampling or testing of the Owned Real Property or the Leased Real Property
without Sellers' prior written consent which shall not be unreasonably withheld or delayed. Any information provided to or obtained by the Buyer pursuant to this SECTION 5.2(B) will be subject to the Confidentiality Agreement and must be held by the Buyer in accordance with and be subject to the terms of the
Confidentiality Agreement. The Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

          (c) From and after the date hereof, except as (i) required by Law or
(ii) as necessary for the preparation of any Tax Returns, the Sellers shall, and shall cause their Affiliates and respective officers, directors, employees, counsel, accountants, agents and other representatives to, (i) hold in strict confidence all information relating to the Business and the Sold Companies,
Subsidiaries and Venture Entities as conducted before the Closing; provided that the foregoing shall not apply to information that is or becomes generally available to the public through no action of the Sellers. If any Seller or its
Affiliates or their respective officers, directors, employees, counsel, accountants, agents and other representatives are legally compelled or required to disclose any such information, it is agreed that Sellers will promptly notify
Buyer to permit Buyer to seek a protective order or take other appropriate action. Sellers will cooperate in Buyer's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to such information. If, in the absence of a protective order, Sellers or any of their Affiliates and respective officers, directors, employees, counsel, accountants, agents and other representatives are, in the opinion of counsel, compelled as a matter of Law to disclose such information to a third party,
Sellers may disclose to the third party compelling disclosure only the part of such information as is required by Law to be disclosed (in which case, prior to disclosure, Sellers will use reasonable efforts to advise and consult with Buyer and its counsel as to such disclosure and the nature and wording of such disclosure), and Sellers will use commercially reasonable efforts to obtain confidential treatment of any such

                                       45

information so disclosed. Sellers acknowledge and agree that other remedies cannot fully compensate Buyer for a violation by Sellers of the terms of this
SECTION 5.2(C) and that Buyer shall be entitled to injunctive relief to prevent any such violation or continuing violation by any Seller. At the Closing, the
Sellers and their subsidiaries shall assign their respective rights under any confidentiality agreement relating to the Business or the Sold Companies and
Subsidiaries with a third party to Buyer or its Affiliates.

          (d) During the period commencing on the Closing Date and ending on
March 31, 2005, the Buyer shall cause the employees of the Sold Companies,
Subsidiaries and to the extent the Buyer has authority and control to do so, the
Venture Entities to provide all cooperation reasonably necessary in connection with Cooper's regulatory reporting obligations, including, without limitation, assistance with preparing and filing reports required to be filed with the
Securities and Exchange Commission.

          5.3 SECTION 338 ELECTION. Neither Buyer nor any of its Affiliates
shall make (i) any election under Section 338(h)(10) of the Code or (ii) any election under Section 338(g) with respect to the stock of the entities listed on SCHEDULE 5.3. Buyer shall be permitted to make any election under Section
338(g) of the Code with respect to any of the Sold Companies or Subsidiaries other than the entities that are listed on SCHEDULE 5.3, and the parties shall make or cause to be made all appropriate filings as required by applicable Law with respect thereto. Notwithstanding anything to the contrary in this SECTION
5.3 and subject to the following sentence, Buyer may make protective elections under Section 338(g) of the Code with respect to Cooper Standard Automotive
(Deutschland) GmbH, Cooper Standard Automotive Espana S.A., and Cooper Standard
Automotive Ceska' republika s.r.o. Prior to the filing of any such protective election, Buyer shall provide Cooper with a copy of each proposed protective election under Section 338(g) of the Code for its approval (which approval will not be unreasonably withheld or delayed).

          5.4 TAX RETURNS, CONTESTS AND COOPERATION. (a) The Buyer and the
Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including powers of attorney and, at the expense of the requesting party, reasonable access to the other party's Tax Return preparer, provided that such other party may limit such access as it reasonably deems necessary to protect confidential information)
relating to any of the Sold Companies or the Subsidiaries (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax or
Tax Return. The Buyer and the Sellers shall retain all books and records that pertain to the Sold Companies or the Subsidiaries until the expiration of all relevant statutes of limitations (and, to the extent notified by the Buyer and the Sellers, any extensions thereof). At the end of such period, each party shall provide the other with at least thirty (30) days' prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Neither Buyer nor any of its Affiliates will revoke, amend or otherwise modify any existing powers of attorney effective for or with respect to any Current Tax Matter without the prior written consent of Cooper, which shall not be unreasonably withheld.

                                       46

          (b) Seller shall prepare and timely file, or cause to be prepared and timely filed, all consolidated, combined or unitary Tax Returns in respect of any of the Sold Companies or Subsidiaries for any Pre-Closing Tax Period which will include the operations of any of the Sold Companies or any of the
Subsidiaries, and shall timely pay all Taxes shown on such Tax Returns. All such
Tax Returns shall be prepared in accordance with prior practices unless otherwise required by Law. The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns in respect of the Sold
Companies and any of the Subsidiaries with respect to a Pre-Closing Tax Period, including for any Straddle Period (the "BUYER FILED TAX RETURNS"). The Buyer
shall provide Cooper with a copy of each proposed Buyer Filed Tax Return (and such additional information regarding such Buyer Filed Tax Return as may reasonably be requested by Cooper) for its approval (which approval will not be unreasonably withheld or delayed) (i) at least fifteen (15) days prior to the filing of such Tax Return or (ii) in the case of a Tax Return that is required to be filed within twenty (20) days of the Closing Date, at least ten (10) days prior to the date such Tax Return is required to be filed; provided, that in the case of a Tax Return that is required to be filed within ten (10) days of the
Closing Date, the Buyer shall use its commercially reasonable efforts to afford
Cooper a reasonable opportunity to review and approve such Buyer Filed Tax
Return prior to filing such Tax Return. Any Buyer Filed Tax Return shall be prepared on a basis consistent with the last previous similar Tax Return;
provided further that, if after consultation in good faith with the Sellers, the
Buyer reasonably determines that it is required by Law to prepare any Tax Return for a Straddle Period on a basis inconsistent with the last previous similar Tax
Return, then they shall so notify the Sellers and shall prepare such Tax Returns in accordance with applicable Law. For the avoidance of doubt, neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax
Return or Tax election of any of the Sold Companies or any Subsidiary in respect of a Pre-Closing Tax Period to the extent that such amendment, refiling, revocation or other modification would have an adverse effect on any of the
Sellers or their Affiliates, without the prior written consent of Cooper, which consent shall not be unreasonably withheld or delayed.

          (c) All transfer, documentary, sales, use, registration and other such
Taxes (including all applicable real estate transfer Taxes, but excluding any
Taxes based on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) ("TRANSFER TAXES") arising out of or incurred in connection with this Agreement (other than in connection with the
Restructuring) shall be borne by the Buyer. The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return. All such Tax Returns shall be prepared on a basis consistent with the last previous similar Tax Return and in accordance with applicable Law.

          (d) All Tax sharing agreements between any of the Sold Companies or
Subsidiaries, on the one hand, and any of Sellers or their Affiliates (other than the Sold Companies or any of the Subsidiaries), on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

          (e) (i) If any Taxing Authority asserts a claim against Buyer or any of its Affiliates with respect to the Taxes of any of the Sold Companies or any
Subsidiary for a Pre-Closing Tax Period, which, if successful, would result in an indemnity payment by Sellers to

                                       47

Buyer pursuant to SECTION 5.5 hereof (a "TAX CLAIM"), Buyer shall promptly notify Sellers in writing of such Tax Claim stating the nature and basis of such
Tax Claim and the amount thereof, to the extent known by Buyer, and shall include a copy of any correspondence received from the Taxing Authority. If notice of a Tax Claim is not given to the Sellers within a sufficient period of time to allow the Sellers to effectively contest such Tax Claim to the extent provided in this SECTION 5.4(E), the Sellers shall not be liable to the Buyer or any of its Affiliates to the extent the Sellers are actually prejudiced thereby.

          (ii) Except as otherwise provided in SECTION 5.4(E)(III) or
     5.4(E)(IV), Sellers may, at their own expense, participate in and, upon notice to Buyer, assume the defense, compromise or resolution of (A) any
     Tax Claim and (B) any other suit, action, audit, litigation or proceeding to the extent such claim, suit, action, litigation or proceeding relates to matters indemnifiable by Sellers pursuant to SECTION 5.5 hereof, including as a result of any breach by Sellers of any representation or warranty contained in SECTION 3.10 hereof, (including for the avoidance of doubt any
     Current Tax Matter) (each a "PRE-CLOSING TAX MATTER"), provided that
     Sellers acknowledge in writing their indemnification obligation for all
     Taxes relating to the Pre-Closing Tax Matter. If Sellers assume such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from counsel employed by Sellers. If Sellers do not assume the defense of such Pre-Closing Tax Matter, then Buyer may defend such Pre-Closing Tax
     Matter at the sole cost of Sellers and the Sellers may participate in, but not control, the defense of such Pre-Closing Tax Matter at the Sellers'
     sole expense. Sellers shall not enter into any settlement of or otherwise compromise any such Pre-Closing Tax Matter to the extent that it relates to the Sold Companies or any Subsidiary and such settlement or compromise would materially and adversely affect the Tax liability of the Buyer, the
     Sold Companies or any Subsidiary for any Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. Sellers shall, to the extent reasonably requested by Buyer, keep Buyer informed as to the status of such
     Pre-Closing Tax Matter, including all settlement negotiations and offers.

          (iii) Buyer shall have the right to control the defense, compromise, and resolution of any Tax claim, suit, action, audit, litigation or proceeding relating to a Straddle Period (a "STRADDLE PERIOD TAX MATTER").
     If Buyer assumes such defense, Sellers shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from counsel employed by Buyer. If Buyer does not assume the defense of such Straddle Period Tax Matter, then Sellers may defend such Straddle Period Tax Matter and Buyer may participate in, but not control, the defense of such Straddle Period Tax Matter with each party bearing their own expenses. Buyer shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that such settlement or compromise would materially and adversely affect the Tax liability of Sellers or any of their Affiliates for any Pre-Closing Tax
     Period without the prior written consent of Cooper, which consent shall not be unreasonably withheld, conditioned, or delayed. Buyer shall, to the extent reasonably requested by Sellers, keep Sellers informed as to the status of such Straddle Period Tax Matter, including all settlement negotiations and offers.

                                       48

          (iv) Notwithstanding anything in this Agreement to the contrary, in the case of a Transfer Pricing Tax Matter, Sellers may defend such proceeding and Buyer may participate in the defense of such proceeding
     (including without limitation being present at all meetings, hearings or other proceedings), with each party bearing their own expenses. Seller shall not make any concession, settlement, closing or any other agreement with respect to any material item thereto without the consent of Buyer, which consent shall not be unreasonably withheld. Sellers shall promptly keep Buyer informed as to the status of all material items with respect to such proceedings, including without limitation all communications with the appropriate Taxing Authority, all notices (including time and location) for meetings, hearings or other proceedings, and all settlement discussions, negotiations and offers.

          (f) Other than as provided in SECTION 5.4(E) hereof, Buyer will promptly deliver to Sellers and Sellers will promptly deliver to Buyer copies of all communications sent to or received from any Taxing Authority in so far as they relate to any Pre-Closing Tax Period or Straddle Period of the Sold
Companies or Subsidiaries.

          5.5 TAX MATTERS. Sellers shall jointly and severally indemnify Buyer and its Affiliates and hold them harmless from all Losses attributable to (i)
all Taxes imposed on or payable with respect to the Sold Companies or the
Subsidiaries relating to a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period as determined under SECTION 5.5(C), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the
Sold Companies or the Subsidiaries (or any predecessor of any of the foregoing)
are or were a member on or prior to the Closing Date, including pursuant to
Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, as a transferee or successor, by contract or otherwise (iii) any Taxes (including Transfer Taxes) arising from or in connection with the Restructuring, (iv) any Taxes arising from or in connection with any breach by Sellers of any representation, warranty or covenant contained in this Agreement and (v) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in subclauses (I) - (IV).
Notwithstanding anything to the contrary herein, Sellers shall only be liable to
Buyer for any particular Tax that is not an Income Tax pursuant to this SECTION
5.5, a breach of representation or warranty contained in SECTION 3.10 hereof, or otherwise only to the extent the amount such Tax that is not an Income Tax exceeds the amounts reflected in the Tax Reserve.

          (b) Buyer shall indemnify Seller and its Affiliates and hold them harmless from all Losses attributable to (i) any Taxes imposed on or payable with respect to the Sold Companies or the Subsidiaries relating to a
Post-Closing Tax Period or the post-Closing portion of a Straddle Period as determined under SECTION 5.5(C), (ii) any Taxes of any of the Sold Companies or
Subsidiaries paid by Sellers or any of their Affiliates that is reflected in the
Tax Reserve, (iii) any Transfer Taxes (other than in connection with the
Restructuring), (iv) Taxes arising from or in connection with any breach by
Buyer of any representation, warranty or covenant contained in this Agreement,
(v) any and all Losses for additional Taxes owed by any of Sellers, any of its
Affiliates, any of the Sold Companies or any Subsidiary (including Tax owed by any such Person due to this indemnification payment) resulting solely from any transaction engaged in by Buyer, the Sold Companies, the Subsidiaries or any of
their Affiliates not in the ordinary course of business occurring on the Closing
Date after Buyer's purchase of the Shares and (vi) all costs and expenses, including reasonable legal fees and expenses,

                                       49

attributable to any item in subclauses (I) - (V). The Buyer and Cooper agree to report all transactions not in the ordinary course of business occurring on the
Closing Date after Buyer's purchase of the Shares on Buyer's federal income Tax
Return to the extent permitted by Treasury Regulation Section
1.1502-76(b)(1)(ii)(B).

          (c) The portion of Tax or Tax refund, including interest paid therewith, related to the pre-Closing portion of the Straddle Period shall (i)
in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and Income Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the pre-Closing portion of the
Straddle Period and denominator of which is the number of days in the Straddle
Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and Income Taxes, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the
Closing Date. In determining the amount of Income Tax of any of the Sold
Companies or any Subsidiary for a Straddle Period attributable to an interest in a Venture Entity, the Parties shall use their commercially reasonable efforts to attribute the portion of such Income Tax related to the pre-Closing portion of the Straddle Period equal to the amount which would be payable if the Straddle
Period ended on and included the Closing Date, and if the Parties are not able to so attribute, then such Income Taxes shall be apportioned in accordance with
SECTION 5.5(C)(I) above. The portion of Tax or Tax refund, including interest paid therewith, related to the post-Closing portion of the Straddle Period shall be calculated in a corresponding manner as that described above.

          (d) Any indemnity payment to be made pursuant to this SECTION 5.5 shall be paid no later than ten (10) days after the indemnified party makes written demand upon the indemnifying party, provided that no such payment shall be made later than three (3) days prior to when the Tax to which such payment relates is due and payable.

          (e) The indemnification provisions in this SECTION 5.5 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations.

          (f) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for all federal, state, local and foreign Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

          (g) In calculating the amount of any indemnity payment to be made pursuant to this SECTION 5.5, such payment will be reduced by any Tax benefit actually realized by the party receiving such payment (net of any Tax detriment)
in the Tax period in which the indemnification payment is made in respect of any
Losses for which such indemnification payment is made. For the avoidance of doubt, such payments shall not be reduced for additions to net operating losses.

          5.6 REFUNDS AND TAX BENEFITS. The Buyer agrees that it shall not cause or permit any of the Sold Companies or the Subsidiaries to carry back to any
Straddle Period or Pre-Closing Tax Period any net operating loss, loss from operations or other Tax attribute that is attributable to a Post-Closing Tax
Period (a "POST-CLOSING LOSS") except in the case of a Post-Closing Loss that would be forfeited under applicable Law unless it was first carried back to a

                                       50

Straddle Period or Pre-Closing Tax Period, in which case the Buyer may, at its sole expense, cause or permit any of the Sold Companies or Subsidiaries to carry back such Post-Closing Loss. The Sellers shall timely pay to the Buyer any refund, credit, offset or other Tax benefit actually realized by the Seller with respect to a Post-Closing Loss, provided that the Seller will have no obligation under this Agreement to return or remit any such refund or other Tax benefit attributable to a breach by the Buyer of the foregoing undertaking.

          (b) The Buyer shall give the Sellers at least ten (10) days notice before it files a claim for a Tax refund with respect to a Post-Closing Loss that it is permitted to carry back to a taxable period ending on or before the
Closing Date pursuant to SECTION 5.6(A). Notwithstanding anything to the contrary in this Agreement, (i) the Sellers shall use any Post-Closing Loss that is carried back to a Pre-Closing Tax Period pursuant to SECTION 5.6(A) to reduce their Taxes for such taxable period and (ii) the Sellers shall in no event be obligated to reimburse or otherwise indemnify the Buyer for any Losses
(including, without limitation, Losses for Taxes) resulting from the disallowance of a Post-Closing Loss.

          (c) Sellers shall be entitled to all refunds of Seller Taxes. Buyer shall promptly notify Sellers upon receipt of notice of the right to receive a refund of Seller Taxes and remit any such actual payment (or, in the case of a
Straddle Period, the portion attributable to a Pre-Closing Tax Period as determined under SECTION 5.5(C) hereof) when received to Sellers promptly upon receipt. To the extent any refund of Seller Taxes is disallowed, Seller shall timely reimburse Buyer for any amount paid to it by Buyer, including any interest or penalties imposed thereon, provided that Buyer shall not be entitled to reimbursement for interest or penalties imposed with respect to a refund of
Seller Taxes which is disallowed: (i) if such interest or penalties arise solely as a result of (A) actions taken (or failed to be taken) by Buyer or any of its
Affiliates with respect to a Post-Closing Tax Period, or (B) any claim, suit, action, audit, litigation or proceeding relating to Taxes in respect of a
Post-Closing Tax Period, or (ii) that accrue after Sellers pay to Buyer the amount due pursuant to this SECTION 5.6(C) calculated on the date of such payment.

          (d) Buyer will ensure that, to the extent permitted by Law, in respect of any Pre-Closing Tax Period or Straddle Period, that any Sold Company that can participate in the Group Relief provisions within the United Kingdom, that Buyer will reasonably assist and provide Sellers with all claims, elections, notices, and any other document that may reasonably be required to enable a Sold Company to participate in the Group Relief provisions with the remaining United Kingdom companies of Sellers. If as a result of the Closing, a Sold Company or
Subsidiary is treated as having a chargeable gain, the Sellers shall procure that a relevant UK Affiliate shall, and the Buyer shall procure that the relevant Sold Company or Subsidiary shall, make a joint election to treat such chargeable gain as accruing to the Seller's UK Affiliate and not to the Sold
Company or Subsidiary. For the avoidance of doubt, (i) no payment shall be made by the Sold Company or Subsidiary to the Sellers or its UK Affiliate as
consideration for making the Group Relief election described above and (ii) no payment shall be made by Sellers or any of its Affiliates to Buyer or any of its
Affiliates as consideration for making the Group Relief election described above.

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          5.7 EMPLOYEES; BENEFIT PLANS.

          (a) Employees. All (i) active employees of the Sold Companies and
Subsidiaries on the Closing Date, and (ii) active employees of the Sellers who are (A) employed primarily in the Business on the Closing Date and (B) listed on
SCHEDULE 5.7(A), are hereinafter referred to as the "ACTIVE COMPANY EMPLOYEES."
Any employee of the Sold Companies or Subsidiaries or employee of the Sellers who is employed primarily in the Business and is listed on SCHEDULE 5.7(A) who is not actively at work on the Closing Date due to a short-term absence, whether paid or unpaid (e.g., vacation, holiday, jury duty, FMLA, pregnancy, parental and bereavement leave, military leave, emergency leave, compassionate leave, short term disability, scheduled time off, or illness or injury leave) in compliance with the applicable policies of the Sellers, Sold Companies or the
Subsidiaries (or a long-term absence covered under a long-term disability
Company Benefit Plan) or any employee of the Sold Companies or Subsidiaries or employee of the Sellers who is employed primarily in the Business and is listed on SCHEDULE 5.7(A) who is not actively at work on the Closing Date and is receiving worker's compensation payments as required by Law will be deemed an
Active Company Employee. To the extent they are not employed by the Sold
Companies or Subsidiaries on the Closing Date, the Buyer shall make offers of employment in the Business to all Active Company Employees who are employed by the Sellers primarily in the Business immediately prior to the Closing Date and are listed on SCHEDULE 5.7(A). The parties shall use their commercially reasonable efforts to cause all such employees who are offered ongoing employment with the Buyer as described in the preceding sentence to accept such offers of ongoing employment. The Buyer shall not involuntarily terminate the employment of any Active Company Employees on the Closing Date (i.e.,
termination other than due to death or resignation). Notwithstanding anything herein to the contrary, Seller shall retain or assume all liabilities, and the
Buyer and its Affiliates shall assume no liabilities, with respect to (x) the
Discontinued Business Employees, whether under the Company Benefit Plans or otherwise, and (y) any Company Benefit Plan which is not listed on SCHEDULE
3.11(A)(I)-1 and for which costs were not expressly included in the income statements of the Sold Companies or Subsidiaries.

          (b) Seller Benefit Plans. Effective as of immediately prior to the
Closing Date, except as required by Law, collective bargaining agreement or otherwise contemplated by this SECTION 5.7 or the Transition Services Agreement, all Company Employees will cease active participation in, and any benefit accrual under, each of the Seller Benefit Plans other than the Assumed Plans.
The Buyer acknowledges and agrees that each of the Sold Company Benefit Plans will continue to be sponsored or maintained by the Sold Companies or the
Subsidiaries, as applicable, on and immediately following the Closing Date.

          (c) Continuation of Comparable Benefit Plans/Prior Service. For the
period from the Closing Date through December 31, 2005 (or such other longer period required by Law or contract), the Buyer shall maintain, or shall cause the Sold Companies and the Subsidiaries to maintain and, except as contemplated by the Transition Services Agreement, perform employer's and administrators obligations arising under or relating to each of the employee benefit plans, programs, policies and arrangements for Active Company Employees (other than
Active Company Employees who are subject to a collective bargaining agreement
(such employees, the "UNION EMPLOYEES")), that are no less favorable in the aggregate than the employee benefit plans (excluding equity based incentives) in which such employees participated immediately prior to

                                       52

the Closing Date; provided, further, that nothing in this SECTION 5.7 shall be construed to mean that Buyer or any of its Affiliates cannot amend or terminate any particular Sold Company Benefit Plan or any other employee benefit, compensation or incentive plan, policy or arrangement so long as the requirements of this SECTION 5.7 are otherwise satisfied. To the extent not otherwise required by or resulting from the operation of Law, the Buyer shall, or shall cause the Sold Companies and the Subsidiaries to, recognize each Active
Company Employee's and Former Employee's service for purposes of eligibility to participate and vesting (but not for any other purpose, such as benefit accrual or level of benefits) with the Sellers, any of the Sold Companies, the
Subsidiaries or any of their respective Affiliates or their respective predecessors as of the Closing Date as service with the Buyer, the Sold
Companies and the Subsidiaries, as applicable, to the extent that such service was credited under the corresponding Company Benefit Plans, under the Buyer's, the Sold Companies' and the Subsidiaries' employee welfare benefit plans, employee pension plans, vacation, disability, severance and other employee benefit plans or policies and any other such plans or policies in which the
Active Company Employees and Former Employees become or may become eligible to participate on or after the Closing Date.

          (d) Welfare Plans. Except as provided in this SECTION 5.7(D) and
SECTIONS 5.7(I), (K), (L), (N) and (Q), coverage for all Active Company
Employees and their respective spouses and dependents under the Seller Benefit
Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA
("SELLER WELFARE PLANS") shall cease to be effective immediately prior to the
Closing Date. Sellers and the Seller Welfare Plans shall be liable for all claims incurred at any time for individuals who are not Active Company Employees or Former Employees (and their spouses and dependents) and for all claims incurred (whether or not reported) prior to the Closing Date with respect to
Active Company Employees and Former Employees and their spouses and dependents under the Seller Welfare Plans. On and after the Closing Date, Buyer and the
Sold Companies and Subsidiaries shall provide coverage and benefits for all
Active Company Employees and their respective eligible spouses and dependents under Buyer's Welfare Plans (as defined below) and shall be responsible for all claims incurred (whether or not reported) with respect to Active Company
Employees and their eligible spouses and dependents on and after the Closing
Date under the Sold Company Benefit Plans and any plans sponsored by Buyer that are welfare benefit plans within the meaning of Section 3(1) of ERISA (such plans collectively, the "BUYER'S WELFARE PLANS"). For purposes of this SECTION
5.7(D) and SECTION 5.7(J), a claim will be deemed "incurred" on the date that the event that gives rise to the claim occurs (for purposes of life insurance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs); provided that in the event such an individual is in the hospital as an in-patient as of the
Closing Date, Sellers shall remain responsible for claims and expenses incurred in connection therewith until release from such hospitalization. The Buyer shall, or shall cause the Sold Companies and the Subsidiaries to, waive any pre-existing condition limitations and eligibility waiting periods with respect to Active Company Employees and their respective spouses and dependents under the Buyer's Welfare Plans (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the Company
Benefit Plans as of the Closing Date) and shall recognize (or cause to be recognized) the dollar amount of all deductibles, co-payments, co-insurance and out-of-pocket limitations incurred with respect to Active Company Employees and their respective spouses and dependents under the Company Benefit Plans during the calendar year in which the Closing occurs for purposes of satisfying the

                                       53

corresponding deductibles, co-payment, co-insurance or out-of-pocket limitations for such calendar year under the corresponding Buyer's welfare plans in which the Active Company Employees become entitled to participate after the Closing
Date. The provisions of this SECTION 5.7(D) shall not apply in respect of any severance or termination plans, policies or arrangements.

          (e) Pension Plan Transfer. Effective as of the Closing Date, the Buyer
shall establish (or cause the Sold Companies or one of its Subsidiaries, as applicable, to establish) a defined benefit pension plan and trust intended to be qualified under Section 401(a) of the Code and tax-exempt under Section
501(a) of the Code ("BUYER'S PENSION PLAN") for the benefit of Active Company
Employees and Former Employees (and beneficiaries thereof) who have an accrued benefit under the Cooper Spectrum Retirement Plan ("COOPER'S PENSION PLAN") at
the Closing Date (collectively, the "PENSION PARTICIPANTS"). Pension
Participants who are Former Employees are listed on SCHEDULE 5.7(E) (which schedule shall be delivered on or prior to the Closing). Each Pension
Participant participating in Cooper's Pension Plan at the Closing Date shall become a participant in Buyer's Pension Plan as of the Closing Date and shall begin to accrue benefits under the Buyer's Pension Plan as of the Closing Date in accordance therewith. Buyer's Pension Plan shall provide the Pension
Participants with credit for their service with the Sellers, the Sold Companies and Subsidiaries, as applicable, and any of their respective Affiliates or their respective predecessors, prior to the Closing Date for all purposes for which such service was recognized under Cooper's Pension Plan including, without limitation, vesting, benefit accrual, eligibility to participate and eligibility for disability and early retirement benefits (including subsidies relating to such benefits); provided that such service credit shall not result in duplication of benefits or accruals, and shall be contingent upon the completion of the asset transfer described below in this SECTION 5.7(E).

          (ii) On the Closing Date, or as soon as practicable thereafter, following the establishment of the Buyer's Pension Plan, but in no event later than 45 days following the establishment of such plan, the Sellers and Buyer shall cause to be filed all required Forms 5310-A and any other required IRS or PBGC forms with the appropriate governmental agency in order for the Buyer's Pension Plan to receive a transfer of assets and liabilities from Cooper's Pension Plan on or following the Closing Date in accordance with applicable law and in accordance with the provisions described below in this SECTION 5.7(E).

          (iii) Effective as of the Closing Date, in accordance with the provisions of this SECTION 5.7(E), Sellers shall cause Cooper's Pension
     Plan and related trust to transfer to Buyer's Pension Plan and related trust, and Buyer shall cause Buyer's Pension Plan and related trust to accept from Cooper's Pension Plan and related trust, a transfer of all liabilities for benefits (including ancillary benefits) accrued under
     Cooper's Pension Plan by the Pension Participants, calculated as of the
     Closing Date in the manner described below; provided, however, that the acceptance of such liabilities shall be expressly conditioned on the completion of the asset transfer described below in this SECTION 5.7(E).
     Upon the completion of such transfer of liabilities, the Pension
     Participants shall become participants in Buyer's Pension Plan with respect to the liabilities so transferred. Without limiting the generality of the foregoing, subject to paragraph (vii) below, on and after the Closing Date,
     Buyer's Pension Plan shall provide to the Pension Participants all benefits
     (including ancillary benefits) earned by such individuals under Cooper's
     Pension Plan, up

                                       54

     to the Closing Date, as well as any benefits accrued by such individuals under Buyer's Pension Plan on and after the Closing Date.

          (iv) As soon as practicable following the establishment of Buyer's
     Pension Plan and satisfaction of any applicable regulatory filing requirements and the requirements set forth in this SECTION 5.7(E), but not later than 180 days following satisfaction of such requirements unless the parties otherwise agree in writing (the "FINAL TRANSFER DATE"), Sellers shall cause a transfer of the assets in respect of the transferred liabilities from the trust(s) established pursuant to Cooper's Pension Plan to the trust(s) established pursuant to Buyer's Pension Plan, and Buyer shall cause the trust(s) established pursuant to Buyer's Pension Plan to accept such transfer of assets, in a total amount determined in accordance with Code Section 414(l) and this SECTION 5.7(E). In no event shall the total amount so transferred be less than the amount that is necessary to satisfy the requirements of Section 414(l) of the Code. Such transfer of assets shall be in cash or in marketable securities designated by Cooper that are held in the trust established pursuant to Cooper's Pension Plan.
     Unless the Sellers and Buyer agree otherwise in writing, all transfers shall occur on the last business day of a month. Cooper's Actuary (as defined below) shall be responsible for the required actuarial certification under Section 414(l) of the Code.

          (v) Sellers shall cause the enrolled actuary for Cooper's Pension Plan
     ("COOPER'S ACTUARY") to calculate the amount of assets to be transferred in respect of such transferred liabilities, as if Cooper's Pension Plan were terminated on the Closing Date using the "safe harbor" assumptions (as in effect on the Closing Date) that would be used by the PBGC to calculate such benefits upon the termination of such plan (assuming no ancillary benefits have been amended out of Cooper's Pension Plan prior to such calculation), (the "TRANSFERRED BENEFIT LIABILITY") on the basis of benefits accrued by the Pension Participants under Cooper's Pension Plan as of the Closing Date, in accordance with the requirements of Section 414(l)
     of the Code. The amount of the assets to be transferred from Cooper's
     Pension Plan to Buyer's Pension Plan in respect of such Transferred Benefit
     Liabilities, as calculated pursuant to this SECTION 5.7(E), shall be referred to as the "TRANSFER AMOUNT."

          (vi) Sellers shall be responsible for the payment of all fees and expenses incurred by Sellers, Cooper's Actuary or Cooper's Pension Plan in
     the calculation and transfer of the Transfer Amount to the extent such fees and expenses are not paid from the assets of Cooper's Pension Plan. Buyer shall be responsible for the payment of all fees and expenses incurred by
     Buyer, the enrolled actuary for Buyer's Pension Plan or Buyer's Pension
     Plan in connection with the calculation and transfer of the Transfer
     Amount. The actuarial calculation of the Transferred Benefit Liability and
     Transferred Amount as well as assumptions and methodologies used to calculate such Transferred Benefit Liability and Transferred Amount determined by Cooper's Actuary shall be subject to review and challenge by an actuarial firm designated by Buyer. In the event of a good faith dispute between those two actuaries as to the amount to be transferred under this
     SECTION 5.7(E), and such dispute remains unresolved for a period of thirty
     (30) days, the chief financial officers of Cooper and Buyer, respectively, will endeavor to resolve the issue. Should such dispute remain unresolved for a period of twenty (20) days,

                                       55

     Sellers and Buyer shall select and appoint a third-party independent actuary who is mutually satisfactory to Sellers and Buyer. Such third-party actuary shall be instructed to render its decision within twenty (20) days and such decision shall be conclusive as to any dispute for which the third-party actuary was appointed. The cost of such third-party actuary shall be divided equally between Sellers and Buyer.

          (vii) From and after the Closing Date until the Final Transfer Date, any benefit payable to a Pension Participant shall be paid and continue to be paid out of Cooper's Pension Plan trust. On and after the Final Transfer
     Date, any such benefits payable to a Pension Participant shall be paid from
     Buyer's Pension Plan trust.

          (viii) All amounts to be transferred between the trust(s) established pursuant to Cooper's Pension Plan and the trust established pursuant to
     Buyer's Pension Plan pursuant to SECTION 5.7(E)(I) shall include investment gains or losses on the Transferred Amount from the Closing Date to the
     Final Transfer Date, such investment gains and losses being determined on the basis of the aggregate net investment experience of Cooper's Pension
     Plan during such period.

          (ix) Notwithstanding any provision of this SECTION 5.7(E) to the contrary, no transfer of assets from Cooper's Pension Plan shall be made prior to such time as Buyer has provided to Sellers (A) evidence reasonably satisfactory to Sellers that Buyer has timely completed all Governmental
     Authority filings or submissions needed in order for Buyer's Pension Plan to receive a transfer of assets from Cooper's Pension Plan; and (B)(1) a current and valid favorable IRS determination letter with respect to
     Buyer's Pension Plan, or (2) a representation from Buyer that Buyer's
     Pension Plan is intended to qualify under Code Section 401(a) and that
     Buyer will timely file (or has already filed) an application for such favorable determination letter with respect to Buyer's Pension Plan with the IRS and that Buyer will make any and all necessary amendments on a retroactive basis to Buyer's Pension Plan as are required by the IRS to obtain such favorable determination.

          (f) Savings Plan Transfer. (i) Effective as of the Closing Date, the
Buyer shall establish (or cause the Sold Companies or one of its Subsidiaries, as applicable, to establish) a defined contribution pension plan intended to be qualified under Section 401(a) of the Code ("BUYER'S SAVINGS PLAN") for the
benefit of Active Company Employees and Former Employees (and beneficiaries thereof) who have an account balance under the Cooper Spectrum Investment
Savings Plan ("COOPER'S SAVINGS PLAN") at the Closing Date (collectively, the
"SAVINGS PARTICIPANTS"). Savings Participants who are Former Employees are
listed on SCHEDULE 5.7(F) (which schedule shall be delivered on or prior to the
Closing). Buyer's Savings Plan shall provide such Savings Participants with credit for their service with the Sellers, Sold Companies and Subsidiaries, as applicable, and any of their respective Affiliates or their respective predecessors, prior to the Closing Date for all purposes for which service was credited under Cooper's Savings Plan); provided that such service credit shall not result in duplication of benefits or accruals, and shall be contingent upon the completion of the asset transfer described below in this SECTION 5.7(F).

                                       56

          (ii) On the Closing Date, or as soon as practicable thereafter, the
     Sellers and Buyer shall cause to be filed all required Forms 5310-A and any other required IRS forms in order for the Buyer's Savings Plan to receive a transfer of assets from Cooper's Savings Plan on or following the Closing
     Date in accordance with applicable law and in accordance with the provisions described below in this SECTION 5.7(F).

          (iii) As soon as practicable following the establishment of the
     Buyer's Savings Plan and satisfaction of any applicable regulatory filing requirements and the requirements set forth in this SECTION 5.7(F), but not later than ninety (90) days following satisfaction of such requirements unless the parties otherwise agree in writing, Sellers shall cause a transfer of the plan accounts, valued as of the date of transfer, of the
     Savings Participants, from Cooper's Savings Plan and related trust to
     Buyer's Savings Plan and related trust, and Buyer shall cause Buyer's
     Savings Plan and related trust to accept such transfer of assets (the date on which such transfer occurs is referred to as the "SAVINGS TRANSFER
     DATE"), including outstanding loan notes and in-kind transfers of property designated by Cooper. Unless the Sellers and Buyer agree otherwise in writing, all transfers shall occur on the last Business Day of a month.

          (iv) From and after the Closing Date until the Savings Transfer Date, any benefit payable to a Savings Participant shall be paid and continue to be paid out of Cooper's Savings Plan trust (it also being understood that
     Cooper's Savings Plan shall continue to administer such accounts through the Savings Transfer Date, including participant investment directions). On and after the Savings Transfer Date, any such benefits payable to a Savings
     Participant shall be paid from Buyer's Savings Plan trust. Sellers and
     Buyer shall work together to develop a process whereby Savings Participants who have loans outstanding under Cooper's Savings Plan as of the Closing
     Date will be permitted to continue to make periodic repayments on such outstanding loans through reduction of salary paid by Buyer or the Sold
     Companies or Subsidiaries, and Buyer or the Sold Companies or Subsidiaries
     remitting such payments to Cooper's Savings Plan on a timely basis.

          (v) Notwithstanding any provision of this SECTION 5.7(F) to the contrary, no transfer of assets from Cooper's Savings Plan shall be made prior to such time as Buyer has provided to Sellers either (A) a current and valid favorable IRS determination letter with respect to Buyer's
     Savings Plan, or (B) a representation from Buyer that Buyer's Savings Plan is intended to qualify under Section 401(a) of the Code and that Buyer will timely file (or has already filed) an application for such favorable determination letter with respect to Buyer's Savings Plan with the IRS and that Buyer will make any and all necessary amendments on a retroactive basis to Buyer's Savings Plan as are required by the IRS to obtain such favorable determination.

          (g) Assumed Plans. Effective as of the Closing Date, Buyer shall assume sponsorship of and, except as otherwise expressly provided in this
SECTION 5.7, all obligations under, Liabilities with respect to, and assets with respect to, the Company Benefit Plans set forth on SCHEDULE 5.7(G) (the "ASSUMED
PLANS"). Sellers and Buyer shall take all actions necessary to transfer such sponsorship and assets to Buyer as of the Closing Date. Except as otherwise

                                       57

expressly provided in this SECTION 5.7, Seller shall retain and assume all obligations under and Liabilities with respect to any Seller Benefit Plan which is not an Assumed Plan.

          (h) Unused Vacation. The Buyer shall, or shall cause the Sold
Companies and the Subsidiaries to, credit each Active Company Employee with the unused vacation days to which the Active Company Employee is entitled through the Closing Date; provided that if Sellers shall be required by applicable Law to pay any Active Company Employee the cash value of their unused vacation days described in this SECTION 5.7(H), then Buyer shall reimburse Sellers for the amount so paid by Sellers and shall not be required to honor such days.

          (i) Severance Obligations; Stay Bonus.

          (i) Buyer's Obligations. For the period from the Closing Date until
     December 31, 2005, subject to the immediately following SECTION 5.7(I)(II), the Buyer shall, or shall cause the Sold Companies and the Subsidiaries to, provide severance benefits to any Company Employee (that is not a Union
     Employee), in accordance with the severance procedures of the Sellers, the
     Sold Companies or the Subsidiaries set forth on EXHIBIT C, for (A)
     terminations of employment on or after the Closing, not including terminations due solely to this Agreement or to the consummation of the transaction contemplated hereby and (B) terminations of employment before the Closing with respect to which a Company Employee is receiving ongoing severance payments as of the Closing, but only to the extent such severance benefits are payable pursuant to arrangements both specifically identified on SCHEDULE 3.11(A)(I)-1 and accrued on the financial statements as of the
     Closing Date, which accruals will be computed in the ordinary course of business consistent with past practice. In addition, subject to SECTION
     5.7(I)(II), Buyer shall assume all obligations and Liabilities under the arrangements set forth on SCHEDULE 5.7(I)(I) with respect to any individuals listed on that Schedule who execute a Waiver prior to the
     Closing Date.

          (ii) Sellers' Obligations. Notwithstanding any other provision of this
     Agreement, (A) Sellers shall be responsible for and retain all obligations and Liabilities with respect to severance, stay bonus obligations, sale incentives and termination payments or benefits, including, without limitation, any tax gross-up benefits, under all employment related agreements, including, without limitation, those identified on SCHEDULE
     3.11(G), or otherwise triggered solely by the Restructuring or the sale of the Shares, and all severance and termination payments or benefits incurred by Company Employees on or prior to the Closing Date, whether under Company
     Benefit Plans or otherwise, other than amounts that are payable by Buyer pursuant to SECTION 5.7(I)(I)(B) above; (B) Sellers shall be responsible for and retain all obligations and Liabilities under the Severance Plan with respect to individuals other than those listed on SCHEDULE 5.7(I)(I)
     and individuals on SCHEDULE 5.7(I)(I) who do not execute a Waiver prior to the Closing Date; and (C) with respect to the arrangements set forth on
     SCHEDULE 5.7(I)(I) with respect to individuals who execute a Waiver prior to the Closing Date, (x) Sellers shall indemnify, reimburse and hold Buyer harmless for, all obligations and Liabilities (including, without limitation, any tax gross-up benefits) under such arrangements (to the extent such obligations and liabilities (i) arise pursuant to the terms of such arrangements in effect immediately prior to the Closing and (ii) in the case of the Employment

                                       58

     Agreement, arise from a termination of employment during the Term (as defined in the Employment Agreement) in effect as of the Closing Date, without regard to any extensions of the Term under such Employment
     Agreement after the Closing Date, including any automatic extensions of the
     Term after the Closing Date pursuant to Section 3 of the Employment
     Agreement) arising in connection with termination of employment of any of the individuals party thereto, provided that Buyer shall be responsible solely for severance and termination payments made pursuant to Section 1(a)
     of Exhibit C to the Severance Plan (for the individuals listed on SCHEDULE
     5.7(I)(I)) or Section 6(a)(i) of the Employment Agreement and, to the
     extent accrued on the financial statements as of the Closing Date, which accruals will be computed in the ordinary course of business consistent with past practice, any amount paid pursuant to Section 1(c)(ii) of Exhibit
     C to the Severance Plan (for the individuals listed on SCHEDULE 5.7(I)(I))
     or Section 6(a)(iii)(B) of the Employment Agreement (but, for the avoidance of doubt, Buyer shall not be responsible for, and Seller shall indemnify
     Buyer with respect to, any tax gross-up benefits associated with such payments) and (y) Sellers shall, in accordance with the Rabbi Trust (as defined below), fully and irrevocably fund the trusts contemplated by
     Section 6 of the Severance Plan and Section 11 of the Employment Agreement
     (the "RABBI TRUST") with the aggregate present value on the Closing Date of the payments potentially payable pursuant to Sections 5 and 7 of the
     Severance Plan (for such individuals listed on SCHEDULE 5.7(I)(I)) and
     Sections 6 and 12 of the Employment Agreement and for which Sellers have responsibility pursuant to clause (x) of SECTION 5.7(I)(II)(C), it being understood and agreed that any severance or termination benefits ultimately payable under such arrangements for which Sellers have responsibility pursuant to clause (x) of SECTION 5.7(I)(II)(C) will be satisfied first, and exclusively, by the Rabbi Trust with any remaining balance paid by
     Buyer, subject to indemnity and reimbursement of Buyer by Sellers for any such amounts ultimately paid by Buyer.

          (iii) Cooperation. For purposes of complying with the terms set forth in SECTION 5.7(I), each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the determination of (A) the amount Sellers are obligated to contribute to the Rabbi Trust prior to the Closing Date and (B) the amount of any 280G excise taxes incurred by Company Employees in connection with, or arising out of, the transactions contemplated hereby and the amount of any tax gross-up obligations related thereto. Without limiting the generality of the foregoing, Sellers will provide Buyer with calculations of the amounts
     Sellers contribute to the Rabbi Trust, including without limitation all data used to complete such calculations. Buyer and its advisors will have ten (10) Business Days to review such calculations and data. If Buyer reasonably objects to the calculations within the time period set forth above, then Cooper and Buyer jointly shall engage the Arbitration Firm to resolve such dispute and whose fees shall be borne equally by Cooper and
     Buyer. The determination by the Arbitration Firm shall be binding on the parties.

          (j) Retiree Welfare Benefits. Effective as of the Closing Date, the
Buyer shall assume (or cause the Sold Companies and Subsidiaries, if applicable, to continue to honor), to the extent not otherwise required by or resulting from, operation of Law or collective

                                       59

bargaining agreements, all post-employment and post-retirement welfare benefit obligations with respect to all Active Company Employees and Former Employees,
and their respective spouses and dependents for claims incurred on and after the
Closing Date and Sellers shall retain or assume all such obligations for claims incurred prior to the Closing Date. Former Employees with respect to whom post-employment and post-retirement welfare benefit obligations exist are listed on SCHEDULE 5.7(J) (which schedule shall be delivered on or prior to the
Closing). Buyer shall establish a post-retirement welfare benefit plan ("BUYER'S
PRB PLAN") for the benefit of the Active Company Employees and Former Employees and their respective spouses and dependents that provides benefits that are substantially comparable to the benefits provided under Sellers' post-retirement welfare plan. Benefits under Buyer's PRB Plan may not be decreased or terminated prior to December 31, 2005 (or in the case of Union Employees, until the expiration of the applicable collective bargaining agreement).

          (k) Health Care and Dependent Care Spending Accounts. Active Company
Employees who have health care spending accounts or dependent care spending accounts, on the Closing Date, under any Seller Benefit Plan ("COOPER'S FLEXIBLE
ACCOUNT PLAN") will continue to participate in Cooper's Flexible Account Plan with respect to the health care spending accounts or dependent care spending accounts for claims incurred through December 31, 2004. Effective on and after
January 1, 2005, such Active Company Employees will participate in one or more comparable plans of Buyer.

          (l) Continuation Coverage. The Sellers shall have the sole responsibility for "continuation coverage" benefits provided on and after the
Closing Date under Seller Benefit Plans for all Active Company Employees and
Former Employees and "qualified beneficiaries" of Active Company Employees and
Former Employees for whom a "qualifying event" occurs before or on the Closing
Date, provided that with respect to Active Company Employees and "qualified beneficiaries" for whom a qualifying event occurs on the Closing Date and who elect continuation coverage under Seller Benefit Plans (i) Seller shall make such coverage available to such individuals on the same basis (including premium cost) as is generally provided to active employees of Seller and (ii) Buyer shall reimburse Seller for any such coverage actually provided at 100% of the applicable premium for such period. The terms "continuation coverage,"
"qualified beneficiaries" and "qualifying event" shall have the meanings ascribed to them under Section 4980B of the Code and sections 601-608 of ERISA or the relevant Seller Benefit Plan policy.

          (m) Nonqualified Plans. Effective as of the Closing Date, the Buyer
shall assume (or cause the Sold Companies and Subsidiaries, if applicable, to assume) all liabilities under the nonqualified plans and arrangements identified on SCHEDULE 5.7(M) ("COOPER'S SERP") related to the Active Company Employees and
Former Employees. Buyer shall establish (or cause the Sold Companies and
Subsidiaries, if applicable, to establish) a non-qualified supplemental executive retirement plan for the benefit of such Active Company Employees and
Former Employees, which shall provide the benefits under Cooper's SERP the liability for which is assumed by Buyer pursuant to this SECTION 5.7(M) to the extent accrued on the financial statements as of the Closing Date, which accruals will be computed in the ordinary course of business consistent with past practice, and Seller shall retain and assume any remaining liabilities under Cooper's SERP.

                                       60

          (n) (i) U.S. Workers' Compensation. This SECTION 5.7(N)(I) applies solely to workers' compensation arrangements maintained in the United States.
Notwithstanding anything herein to the contrary, (A) Buyer shall be solely responsible for all Liabilities and obligations arising under workers'
compensation arrangements with respect to Active Company Employees and Former
Employees to the extent such Liability or obligation relates to claims arising from accidents or illnesses occurring during the period from and including the
Closing Date and thereafter and (B) Sellers and their subsidiaries (other than the Sold Companies and Subsidiaries) shall be solely responsible for (x) all
Liabilities and obligations arising under workers' compensation arrangements for any individuals who are not Active Company Employees or Former Employees and (y)
except as otherwise set forth in this SECTION 5.7(N)(I), all Liabilities and obligations arising under workers' compensation arrangements with respect to
Active Company Employees and Former Employees to the extent such Liability or obligation relates to accidents or illnesses occurring during the period prior to the Closing Date, including, without limitation, Liability for any retroactive workers' compensation premiums attributable to such period
("PRE-CLOSING WORKERS' COMPENSATION CLAIMS"); provided that with respect to any
Pre-Closing Workers' Compensation Claims under any self insured workers'
compensation arrangements (including the deductible portion of any insured workers' compensation arrangements and any amount in excess of the per incident maximum under any insured workers' compensation arrangements) ("PRE-CLOSING SELF
INSURED WORKERS' COMPENSATION ARRANGEMENTS") which remain unsatisfied on the
Closing Date, Buyer shall reimburse Sellers for (and shall indemnify and hold
Sellers harmless from and against) the cost of satisfying such Pre-Closing
Workers' Compensation Claims under such Pre-Closing Self Insured Workers'
Compensation Arrangements, including a ratable portion (i.e., attributable to only Active Employees' and Former Employees' Pre-Closing Workers' Compensation
Claims) of the cost of any self-insurance fee paid to be self-insured in states in which the Sellers maintain Pre-Closing Self Insured Workers' Compensation
Arrangements and a ratable portion (i.e., attributable to only Active Employees'
and Former Employees' Pre-Closing Workers' Compensation Claims) of the cost of any letter of credit securing the Seller's obligation to satisfy such
Pre-Closing Workers' Compensation Claims on an "as paid basis" (or as soon as practicable thereafter) and use commercially reasonable efforts to cooperate with Seller and the existing third party administrators currently administering such Pre-Closing Self Insured Workers' Compensation Arrangements to establish
Buyer escrow accounts with such third party administrators, as of, or as soon as practicable following the Closing Date, to enable Buyer to pre-fund approximately one month of such Pre-Closing Workers' Compensation Claims in lieu of Seller's payment of such Pre-Closing Workers' Compensation Claims subject to
Buyer's reimbursement obligation. Sellers and Buyer shall cause the appropriate personnel of the Sellers and the Sold Companies and the Subsidiaries,
respectively, to cooperate following the Closing in the administration of the workers' compensation arrangements described in this SECTION 5.7(N)(I). In addition, Buyer agrees to use commercially reasonable efforts to enter into negotiations for new arrangements, on commercially reasonable and market normative terms, with third party administrators and/or any applicable insurance companies and governmental authorities as may be necessary to enable the Buyer to assume liability for the administration and satisfaction of such Pre-Closing
Workers' Compensation Claims under the Pre-Closing Self Insured Workers'
Compensation Arrangements and, if permitted by such insurance companies, with respect to Pre-Closing Workers' Compensation Claims which are insured claims, without further involvement of, or liability of,

                                       61

the Seller, as soon as practicable following the Closing Date. Sellers agree to use commercially reasonable efforts to cooperate with Buyer in such negotiations and assumption of liability.

          (ii) UK Employer's Liability . This SECTION 5.7(N)(II) applies solely to employer's liability arrangements maintained in the United Kingdom.
     Notwithstanding anything herein to the contrary, (A) Buyer shall be solely responsible for all Liabilities and obligations arising in respect of claims made against a Sold Company or a Subsidiary by Active Company
     Employees and Former Employees to the extent such Liability or obligation relates to claims made against a Subsidiary or a Sold Company arising from accidents or illnesses occurring during the period from and including the
     Closing Date and thereafter and (B) Sellers and their subsidiaries (other than the Sold Companies or a Subsidiary) shall be solely responsible for
     (x) all Liabilities and obligations arising under employer's liability arrangements for any individuals who are not Active Company Employees or
     Former Employees and (y) except as otherwise set forth in this SECTION
     5.7(N)(II), for all Liabilities and obligations arising in respect of an employer liability insurance policy maintained by Sellers or one of their subsidiaries (other than the Sold Companies or a Subsidiary) with respect to claims made by Active Company Employees and Former Employees to the extent such Liability or obligation relates to accidents or illnesses occurring during the period prior to the Closing Date, including, without limitation, Liability for any retroactive employer liability insurance premiums attributable to such period ("PRE-CLOSING EMPLOYER'S LIABILITY
     INSURANCE CLAIMS"); provided that with respect to any Pre-Closing
     Employer's Liability Insurance Claims that are subject to an excess or deductible (whether individual or aggregate) which remain unsatisfied on the Closing Date, Buyer shall reimburse Sellers for (and shall indemnify and hold Sellers harmless from and against) the cost of satisfying the deductible or excess portion of any such Pre-Closing Employer's Liability
     Insurance Claims under such employer's liability insurance including a ratable portion (i.e., attributable to only Active Company Employees' and
     Former Employees' Pre-Closing Employers' Liability Insurance Claims) of the
     cost of any letter of credit securing the Sellers' obligation to satisfy such Pre-Closing Employer's Liability Insurance Claims on an "as paid basis" (or as soon as practicable thereafter) and use commercially reasonable efforts to cooperate with Sellers and the existing third party administrators currently administering such Pre-Closing Employer's
     Liability Insurance Claims to establish Buyer escrow accounts with such third party administrators, as of, or as soon as practicable following the
     Closing Date, to enable Buyer to pre-fund approximately one month of the deductible or excess portion of such Pre-Closing Employer's Liability
     Insurance Claims in lieu of Sellers' payment of such deductible or excess portion of Pre-Closing Employer's Liability Insurance Claims subject to
     Buyer's reimbursement obligation. Sellers and Buyer shall cause the appropriate personnel of the Sellers and the Sold Companies and the
     Subsidiaries, respectively, to cooperate following the Closing in the administration of the Employer's Liability Insurance arrangements described in this SECTION 5.7(N)(II). In addition, Buyer agrees to use commercially reasonable efforts to enter into negotiations for new arrangements, on commercially reasonable and market normative terms, with applicable insurance companies as may be necessary to enable the Buyer to assume liability for the administration and satisfaction of such deductible or excess portion of Pre-Closing Employer's Liability Insurance Claims under the employer's liability insurance arrangements and, if permitted by such insurance companies, with respect to

                                       62

     Pre-Closing Employer's Liability Insurance Claims which are insured claims, without further involvement of, or liability of, the Sellers, as soon as practicable following the Closing Date. Sellers agree to use commercially reasonable efforts to cooperate with Buyer in such negotiations and assumption of liability.

          (iii) Sellers and Buyer shall cooperate following the Closing Date in the provision of all documents, information, evidence and materials in their possession (or in the possession of any of their Affiliates)
     reasonably requested by the other with respect to any Pre-Closing Workers'
     Compensation Claim or Pre-Closing Employer's Liability Claim, as
     applicable, for or with respect to which Buyer, the Sold Companies or any
     Subsidiary is responsible in accordance with this SECTION 5.7(N). Sellers shall provide Buyer with supporting documentation evidencing the calculation of Buyer's reimbursement obligation set forth in this SECTION
     5.7(N), which calculation shall be subject to Buyer's review and approval.
     If Buyer disputes such calculation and such dispute cannot in good faith be resolved between Buyer and Sellers, then Buyer and Sellers jointly shall engage the Arbitration Firm to resolve such dispute and the Arbitration
     Firm's fees shall be borne equally by Buyer and Sellers. The determination by the Arbitration Firm shall be binding on the Buyer and Sellers.

          (o) Annual Bonuses. Sellers shall pay or cause to be paid to all
Company Employees any bonuses that are earned and become due, or would be paid in accordance with Sellers' past practice and in the ordinary course, prior to the Closing Date under the Seller Benefit Plans or any other annual incentive compensation plans of the Sellers or their Affiliates.

          (p) Required Contributions. On or prior to the Closing Date, Sellers shall make, or shall cause to be made, all contributions (including without limitation, all employer matching or other contributions and employee salary reduction contributions) to and payments from any Seller Benefit Plan in respect of any Company Employees (except those distributions to be made from a trust qualified under Section 401(a) of the Code) that pursuant to the Seller Benefit
Plans or in accordance with Sellers' past practice and in the ordinary course, become due or would normally be paid prior to the Closing Date.

          (q) Employees on Leave. Active Company Employees who are absent from work as of the Closing Date because of disability and who are participants in the long-term disability insurance plan maintained by Sellers (the "SELLER'S
LONG-TERM DISABILITY PLAN") shall continue to be covered with respect to such disability under the Seller's Long-Term Disability Plan following the Closing for as long as such coverage remains in effect under such plan as in effect from time to time.

          (r) Cooperation. The parties agree to furnish each other with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby.

          (s) Siebe Automotive Pension Plan. (i) Cooper-Standard Automotive UK
Fluid Systems Limited ("CSA UK FLUID") shall continue as the sponsoring company of the Siebe Automotive Pension Plan (the "SIEBE PLAN") subject to the
Definitive Trust Deed and Rules of

                                       63

the Siebe Plan dated 31 March 2000, as subsequently amended (the "SIEBE RULES"), provided that the Sellers shall, subject to the provisions of this SECTION
5.7(S), reimburse and indemnify Buyer, and hold Buyer harmless, for the amount of the Applicable Percentage (as defined below) of the actual contributions made to the Siebe Plan on and after the Closing Date (other than the portions of such contributions that are made by CSA UK Fluid to fund the future service benefits of Active Company Employees of CSA UK Fluid) and of the reasonably and properly incurred out-of-pocket expenses of the Siebe Plan for external actuaries and legal advisors and the trustee on and after the Closing Date (collectively, the
"PERIODIC COSTS"). The Applicable Percentage as of the Closing Date shall be determined by the actuary appointed by the trustee of the Siebe Plan as appointed under section 47 of the Pensions 1995 Act (the "SIEBE ACTUARY") as soon as practicable following the Closing Date and be approved by an actuary appointed by Buyer (the "BUYER'S ACTUARY") and, if requested by Sellers, an actuary appointed by Sellers (the "SELLERS' ACTUARY"). Seller shall establish an escrow account, as of the Closing Date, and the Sellers shall pre-fund approximately three months of the Periodic Costs (as reasonably determined by the then-current Siebe Actuary) from which the Buyer may draw funds to satisfy the Sellers reimbursement obligation as it becomes due from time to time.
Sellers shall also retain liability for and shall reimburse and indemnify Buyer and hold Buyer harmless, for the amount of the Applicable Percentage (as of the later of the termination date specified for the purpose of Clause 28.2.2 of the
Siebe Rules and the commencement of winding up of the Siebe Plan) of any wind-up or termination liability payable by CSA UK Fluid or any successor thereof as sponsoring company to the Siebe Plan on any wind-up or termination of the Siebe
Plan on or after the Closing Date. If the Buyer's Actuary and/or the Sellers'
Actuary does not approve of the Applicable Percentage as of the Closing Date within thirty (30) Business Days following its receipt of such calculation, then
Sellers and Buyer shall jointly appoint a mutually acceptable independent actuary (failing agreement such actuary shall be appointed by the then President of the Institute of Actuaries) to determine the Applicable Percentage, and the fees of such independent actuary shall be borne equally by Sellers and Buyer.
The Buyer's Actuary, the Sellers' Actuary and the independent actuary shall be supplied with such data by the Buyer as they may reasonably request for the purpose of the approval of the Applicable Percentage. The determination by such independent actuary shall in the absence of manifest error be binding on the parties. After the Closing, the Applicable Percentage and the Periodic Costs
shall be determined by the Siebe Actuary at each actuarial valuation of the
Siebe Plan subject to approval by the Sellers' Actuary and the Buyer's Actuary.
If the Sellers' Actuary and the Buyer's Actuary do not approve of the Applicable
Percentage or the Periodic Costs as determined from time to time after the
Closing Date within thirty (30) Business Days following their receipt of such calculation, then Sellers and Buyer shall jointly appoint a mutually acceptable independent actuary (failing agreement such actuary shall be appointed by the then President of the Institute of Actuaries) to determine the Applicable
Percentage and the Periodic Costs, and the fees of such independent actuary shall be borne equally by Sellers and Buyer. Any such independent actuary shall act as an expert and not as an arbitrator. The determination by such independent actuary shall, in the absence of manifest error, be binding on the parties.

          (ii) The Applicable Percentage shall be calculated (as a percentage)
     as the ratio of "A" divided by "B" where:

                                       64

          "A" equals the liability in respect of Discontinued Business Employees and all other deferred pensioners or pensioners of the Siebe Plan who at Closing were pensioners or deferred pensioners ; and

          "B" equals the liability in respect of all members of the Siebe Plan
          (including Discontinued Business Employees and all other deferred pensioners or pensioners).

          "A" and "B" shall be calculated using the assumptions and methods in the Ongoing Basis used in the most recent actuarial valuation, updated from time to time, or on wind-up, the actual costs of discharging the liabilities.

          (iii) Subject to the provisions of this SECTION 5.7(S), the Siebe Plan shall be administered as set forth in this clause (iii).

               (A) The Buyer and CSA UK Fluid shall have sole responsibility for the administration and conduct of the Siebe Plan and shall procure that the Siebe Plan is administered in all respects in accordance with applicable Law and the Siebe Rules.

               (B) Sellers shall be entitled (at their own expense) from time to time on reasonable notice to Buyer, to examine, or have their representative examine, the books and records of CSA UK Fluid and of the Siebe Plan to confirm the level of contributions made by CSA UK
          Fluid to the Siebe Plan and that the expenses of operating the Siebe
          Plan have been properly incurred.

               (C) The Buyer shall use commercially reasonable efforts to avoid a wind-up of the Siebe Plan.

               (D) The Buyer shall not amend the Siebe Plan if such amendment would have the effect of materially increasing the obligations of the
          Sellers under this SECTION 5.7(S) without the prior written consent of the Sellers, other than such amendments as are required by applicable
          Law.

          (t) Secunded Employees. Prior to the Closing Date, Cooper shall cause the employment of the employees listed on SCHEDULE 5.7(T) (who are, on the date of this Agreement, active employees of Cooper who are employed primarily in the
Business) (the "SECUNDED EMPLOYEES") to be transferred to Cooper-Standard
Automotive Inc. ("CSA"). From the time of such transfer until December 31, 2005
(the "SECUNDMENT PERIOD"), Buyer shall cause CSA to permit the secundment of the
Secunded Employees to Cooper with respect to up to 50% of their working time (as requested by Cooper) to perform the duties for Cooper set forth on SCHEDULE
5.7(T). Cooper shall reimburse CSA for the pro rata portion of the employment costs incurred by CSA with respect to the Secunded Employees during the
Secundment Period.

          (u) No Third Party Beneficiary Rights; No Right to Employment. Nothing
herein expressed or implied shall confer upon any of the employees of the
Sellers, the Buyer, the Sold Companies, the Subsidiaries or any of their
Affiliates, any rights or remedies, including any

                                       65

right to benefits or employment, or continued benefits or employment, for any specified period, of any nature or kind whatsoever under or by reason of this
Agreement.

          (v) Canadian Salaried Plan. Except as set forth on SCHEDULE 5.7(V)
(which Schedule shall be delivered on or prior to the Closing), the Oliver
Rubber Employee who participates in the Canadian Salaried Plan shall, immediately prior to Closing, cease to participate in and accrue benefits under all applicable Company Foreign Benefit Plans, including, for greater certainty, the Canadian Salaried Plan. The Sellers shall provide the Buyer (or cause to be provided to the Buyer) such information as may be reasonably requested by Buyer concerning service by the Oliver Rubber Employee with the Seller or Affiliate of the Seller, as applicable, for the purposes of calculating benefits payable to such Oliver Rubber Employee under the Canadian Salaried Plan, including without limitation, advice concerning the date the Oliver Rubber Employee retires or has his employment terminated by the Seller or Affiliate of the Seller, as applicable, and such advice is to be provided within five Business Days of such
Oliver Rubber Employee's retirement or termination date; further, Sellers agree to indemnify Buyer and any applicable Sold Company or Subsidiary for any costs the Buyer or any applicable Sold Company or Subsidiary may suffer or incur
(including additional funding costs and reasonable legal and actuarial fees) as a result of any required or proposed partial wind-up of the Canadian Salaried
Plan that applies in relation to any pension entitlements of any Canadian
Salaried Plan member where such partial wind-up is required or proposed by
Sellers or a Governmental Authority as a result of action taken by Sellers prior to the Closing Date, including, without limitation, the termination of the
Oliver Rubber Employee.

          5.8 LABOR MATTERS. (a) The Buyer agrees that from and after the
Closing the Sold Companies, the Subsidiaries and the Venture Entities shall be responsible for any notification required under the WARN Act or the Employment
Standards Act, Ontario with respect to the Sold Companies, the Subsidiaries and the Venture Entities with respect to employment losses which occur after the
Closing Date; provided that Buyer shall not cause any employment losses with respect to the Sold Companies and Subsidiaries within the ninety (90) days (16 weeks in Ontario) following the Closing where such employment losses would give rise to an obligation of the Sellers or the Sold Companies, Subsidiaries and the
Venture Entities to have given any notification required under the WARN Act with the ninety (90) days (or the Employment Standards Act, Ontario with the sixteen
(16) weeks) preceding the Closing. Each Seller agrees that between the date hereof and the Closing Date or the earlier termination of this Agreement in accordance with its terms, it will cause the Sold Companies and the Subsidiaries and with respect to the Venture Entities, to the extent the Sellers have the authority and control to do so, not to effect or permit a "plant closing" or
"mass layoff" as these terms are defined in the WARN Act or "mass termination"
as defined in the Employment Standards Act, Ontario with respect to any member of the Sold Companies, the Subsidiaries and the Venture Entities without notifying the Buyer in advance and without complying with the notice requirements and all other provisions of the WARN Act or the Employment
Standards Act, Ontario. The Sellers will also notify the Buyer of, and obtain its consent to, prior to the Closing, all layoffs and terminations at any
"single site of employment" or "facility or operating unit within a single site of employment" that occur within ninety (90) days of the Closing and that, in the aggregate, exceed twenty percent (20%) of the workforce or 25 or more employees at either the "single site of employment" or a "facility or operating unit", which consent shall not be unreasonably withheld. The Buyer will take no action or make any statement prior to Closing that will obligate the

                                       66

Sellers to provide a group of employees with WARN notification or notice under the Employment Standards Act, Ontario.

          (b) The Sellers and the Buyer shall reasonably cooperate in connection with any required notification to, or any required consultation with, or the provision of documents and information to, the employees, employee representatives, work councils, unions, labor boards and relevant government agencies and governmental officials concerning the transactions contemplated by this Agreement with respect to non-U.S. Employees of any of the Sold Companies, the Subsidiaries and the Venture Entities so that such Persons may render advice as required in accordance with Law.

          (c) The parties agree that, in connection with the sale of stock pursuant to this Agreement (the "TRANSACTION"), the Sellers, Buyer and Sold
Companies, Subsidiaries and Venture Entities shall comply with any and all obligations imposed under the National Labor Relations Act (the "NLRA"). With respect to each bargaining unit in which employees of the Sold Companies,
Subsidiaries or Venture Entities are represented by a labor organization or labor organizations, Buyer agrees that the Sold Companies, Subsidiaries and
Venture Entities as a result of the Transaction will satisfy the following requirements at the earliest time permitted by applicable Law: (i) to recognize the labor organization as the bargaining representative for the employees within the existing bargaining unit; and (ii) to comply with, for the remainder of its stated term, the existing collective bargaining agreement between each such labor organization and the respective Sold Company, Subsidiary or Venture
Entity, or to be bound by any other collective bargaining agreement(s)
negotiated and entered into between the labor organization and the Sold Company,
Subsidiary or Venture Entity establishing the terms and conditions of employment for bargaining unit employees. Should a dispute arise between any labor organization(s) and the Sellers, the Buyer and/or any Sold Companies,
Subsidiaries or Venture Entities concerning compliance with any sale, successorship or similar provision contained in any existing collective bargaining agreement, the Sellers and/or the Buyer (whichever is appropriate)
agree that the respective Sold Company, Subsidiary or Venture Entity will process the dispute under any applicable grievance and arbitration provisions of the collective bargaining agreement covering the dispute, provided that the dispute is the subject of a valid grievance filed in accordance with the terms of the applicable collective bargaining agreement. This SECTION 5.8(C) shall not prevent the Sellers, Buyer or any Sold Company, Subsidiary or Venture Entity
from initiating or defending against any proceedings at any time before the NLRB or any court concerning any such dispute or other matters properly within the jurisdiction of the NLRB or court; nor shall this SECTION 5.8(C) require the arbitration of any grievance that is not arbitrable under the applicable collective bargaining agreement or require the Buyer and/or any Sold Companies,
Subsidiaries or Venture Entities, contrary to the parties' understanding of applicable Law, to recognize any labor organization or comply with or be bound by any collective bargaining agreement prior to the Closing Date. The Sellers and Buyer further agree that the Sellers will provide notice and the opportunity for bargaining with any labor organization(s) that represent employees of the
Sold Companies, Subsidiaries or Venture Entities as may be required under applicable Law and nothing in this agreement shall prevent or preclude such bargaining from taking place in compliance with applicable Law. The phrase
"existing collective bargaining agreement" for purposes of this SECTION 5.8(C)
shall mean those collective bargaining agreements as set forth in SCHEDULE 3.12.
The requirements of this SECTION 5.8(C) shall apply to Venture Entities only to the extent that Buyer controls such entities.

                                       67

          5.9 CONTACT WITH CUSTOMERS AND SUPPLIERS. Prior to the Closing or the
earlier termination of this Agreement in accordance with its terms, the Buyer and its representatives may contact and communicate with the Company Employees
(other than the executive officers), customers, suppliers and licensors of the
Sold Companies, the Subsidiaries and the Venture Entities in connection with the transactions contemplated hereby only with the prior written consent of the
Sellers, which may not be unreasonably withheld, delayed or conditioned, except that consent may be conditioned upon a designee of the Sellers being present at any such meeting or conference.

          5.10 INTERCOMPANY DEBT. On or prior to the day before the Closing, (a)
each of the Sold Companies that has positive Net Intercompany Amounts shall distribute such Net Intercompany Amounts to its shareholders and (b) the Sellers shall, and shall cause their Affiliates to, eliminate any Net Intercompany
Amounts of each of the Sold Companies that has negative Net Intercompany Amounts and such elimination shall be treated as a contribution of capital to such Sold
Company by its parent with the result that there will be no intercompany receivables or intercompany payables between the Sold Companies, the
Subsidiaries or the Venture Entities, on the one hand, and the Sellers or their
Affiliates (other than the Sold Companies, the Subsidiaries and the Venture
Entities), on the other hand, at the Closing Date. For the avoidance of doubt, any intercompany receivables or payables between the Sold Companies, the
Subsidiaries and/or the Venture Entities shall remain in place and not be cancelled. As used herein, "NET INTERCOMPANY AMOUNTS" means with respect to each
Sold Company (i) all intercompany receivables due to such Sold Company, its
Subsidiaries and the Venture Entities from the Sellers and their Affiliates
(other than the Sold Companies, the Subsidiaries and the Venture Entities), less
(ii) all intercompany payables of such Sold Company, its Subsidiaries and the
Venture Entities to the Sellers and their Affiliates (other than the Sold
Companies, the Subsidiaries and the Venture Entities). As soon as practicable after the date of this Agreement, Sellers shall deliver to Buyer a schedule that sets forth the approximate amount of the intercompany receivables or intercompany payables between a Sold Company, Subsidiary or Venture Entity, on the one hand, and another Sold Company, Subsidiary or Venture Entity, on the other hand, all as of the most recent practicable date.

          5.11 MINIMUM CASH REQUIREMENT. Sellers shall ensure that, as of the
Closing, each of the Sold Companies and the Subsidiaries will maintain sufficient cash to satisfy any requirements of Law.

          5.12 CORPORATE NAMES. (a) Except as otherwise set forth in this
SECTION 5.12, from and after the Closing, the Buyer shall cause the Sold
Companies and the Subsidiaries to remove or cover the name "Cooper Tire,"
"Cooper," "Cooper-Standard" and any trademarks, trade names, brandmarks, brand names, trade dress or logos confusingly similar to such name (the "RETAINED
NAMES") from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials of the Sold
Companies and the Subsidiaries (other than materials for purely internal circulation, for which removal or coverage is impracticable). Except as set forth in this SECTION 5.12, the Buyer shall neither use nor permit any of the
Sold Companies or the Subsidiaries to use the Retained Names in connection with the businesses of the Sold Companies and the Subsidiaries or otherwise, except for neutral, non-trademark use to describe the history of the Business or as required by Law.

                                       68

          (b) Notwithstanding anything to the contrary in SECTION 5.12(A), the
Sellers hereby grant to the Buyer an exclusive worldwide, royalty-free license to use (i) "Cooper-Standard" and the "Cooper-Standard" logo and accompanying goodwill with respect to such Retained Names listed on SCHEDULE 5.12
(collectively, the "TRADEMARKS") as or as part of a trademark, service mark, domain name, trade name, corporate name, logo or other source-indicator and (ii)
the name of Cooper SaiYang Wuhu Automotive Co., Ltd. as the corporate name of the 60%-owned Chinese subsidiary of CSA (Barbados) Investment Co. Ltd. from the
Closing Date until the earlier of (A) the second anniversary of the Closing
Date, or (B) an initial public offering of the equity interests of the Business.
The Buyer may sublicense the above rights as necessary exclusively to the Sold
Companies and the Subsidiaries, and may assign the above rights to any purchaser or acquiror of the Business in any change-in-control or similar transaction, whether by a merger, sale, restructuring or otherwise. During the term of the license (A) Sellers will not (1) license or sell the Trademarks to any other
Person (except in connection with a Change of Control of Cooper) or (2) license or sell (except in connection with a Change of Control of Cooper) the name
"Cooper" to a Competitive Business other than, subject to SECTION 5.18 of this
Agreement, any joint venture or similar partnership or entity to which either
Seller or one of their Affiliates is a partner or similar participant so long as such joint venture or similar partnership or entity does not use the "Cooper"
name as part of a Competitive Business, and (B) neither Sellers nor any of their
Affiliates will use the Trademarks in connection with a Competitive Business;
provided that nothing shall prohibit Sellers and their Affiliates from using the
Trademarks in a neutral, non-trademark manner to describe the history of the
Business or as required by Law. After this license expires, the Buyer, the Sold
Companies and the Subsidiaries shall not use the Trademarks in connection with their businesses or otherwise, except for neutral, non-trademark use to describe the history of the Business or as required by Law.

          (c) Buyer and Sellers agree to report to the other any acts of infringement of the Trademarks by a third party. Buyer and Sellers further agree to cooperate in either party's efforts to cease any such infringing activity.
The Buyer acknowledges that the Sellers have the first right to enforce any and all rights relating to the Trademarks at Sellers' sole cost and expense;
provided, that if (i) Sellers take any actions to enforce their rights to the
Trademarks at the request of Buyer or, (ii) Sellers' actions to enforce their rights to the Trademarks solely benefit the Buyer, then Buyer will be responsible for all expenses incurred in connection therewith, except if the
Proceeding is the result of or relates to a breach by the Sellers of any of the representations and warranties contained in SECTION 3.13. Sellers acknowledge that if Sellers choose not to enforce such rights, Buyer may do so; provided, that Buyer may not take any action that would impair Sellers' rights to the
Trademarks or any portion thereof or otherwise bind Sellers without the prior written consent of Sellers. If Buyer enforces such rights, Buyer will be responsible for all expenses and fees incurred in connection therewith, except if the Proceeding is the result of or relates to a breach by Sellers of any of the representations and warranties contained in SECTION 3.13. Sellers and Buyer each agree to cooperate with the other as necessary in any such Proceeding.

          (d) The Buyer acknowledges that in order to preserve the
distinctiveness and goodwill of the Trademarks, Sellers must have the right to ensure that the Buyer's use of the Trademarks meets minimum standards of quality. The Buyer shall at all times and in all respects continue to use the
Trademarks consistent with the past practices of Sellers, including producing goods of substantially the same quality as currently produced, so as not to injure the Trademarks

                                       69

or the goodwill associated therewith, and any use consistent therewith is hereby deemed approved without submission to Sellers. The Buyer further agrees to furnish to the Sellers, at reasonable intervals and upon written request, any documents and/or information reasonably necessary to effectuate its review to determine that the standards of quality control have been consistent with the terms of this SECTION 5.12(D). In the event that the Sellers determine that any of the standards are not met, it shall provide notice to the Buyer and a reasonable opportunity to cure such defects.

          (e) For 180 days from the Closing Date, the Sellers will, in a reasonable manner on their websites, (i) inform all Internet users as to the
Buyer's new ownership of the Business and (ii) direct interested Internet users to a website of the Buyer's selection. The parties will cooperate in good faith to (x) transfer to the Buyer and (y) allow the Buyer to use, in each case in accordance with applicable Law and the Sellers' privacy policy, all content and information collected from or used in connection with the Sellers' websites with respect to the Business.

          (f) Each of the parties hereto acknowledges and agrees that the monetary damages for any material breach of the requirements of SECTION 5.12 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any Proceeding that may be brought to enforce any of the provisions of SECTION 5.12.

          5.13 RESTRUCTURING. Prior to the Closing, except as otherwise modified pursuant to SECTION 2.6 hereof, the Sellers shall cause the transactions described in SCHEDULE B (the "RESTRUCTURING") not yet completed as of the date of this Agreement to be consummated in a manner reasonably satisfactory to
Buyer, and shall obtain any required written consent of any third party under, and comply with all provisions of, each applicable collective bargaining agreement or Law with respect to such Restructuring.

          5.14 CONSENTS AND COMPETITION. (a) The Buyer and the Sellers shall,
(i) as promptly as practicable, but in no event later than ten (10) Business
Days following the date of this Agreement, within the applicable filing deadlines, submit all initial filings required by the HSR Act, EC Merger
Regulation, the Canadian Competition Act and the Australian Foreign Acquisition
and Takeover Act and (ii) as promptly as practicable, within the applicable filing deadlines, submit all initial filings required by or any other applicable
Competition/Investment Law, and thereafter provide any supplemental information requested in connection therewith. The Buyer and the Sellers shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, EC Merger Regulation or any other applicable
Competition/Investment Law. The Buyer and the Sellers shall request early termination of the applicable waiting period under the HSR Act, EC Merger
Regulation or any other applicable Competition/Investment Law. The Buyer and the
Sellers will promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of any filing under the HSR Act, EC Merger Regulation or any other applicable
Competition/Investment Law. Each of the parties will (a) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental

                                       70

Authority for additional information and documents, including, without limitation, information or documents requested under the HSR Act, the EC Merger
Regulation or any other applicable Competition/Investment Law; (b) not (i)
extend any waiting period under the HSR Act, the EC Merger Regulation or any other applicable Competition/Investment Law or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties; and (c)
cooperate with the other parties and use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Governmental
Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.
Without limiting the generality of the foregoing, the Buyer agrees to propose, negotiate and cooperate with the Sellers to effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of any of the Sold Companies or the Subsidiaries (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of the businesses, product lines, or assets of any of the
Sold Companies or the Subsidiaries), so long as conditioned upon, and not occurring prior to, the Closing, as may be required in order to avoid the entry of, or to effect the dissolution of, any Governmental Order (whether temporary, preliminary or permanent) that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby; provided that
Buyer shall not be required to take any such actions to the extent it would have a material adverse effect on the Business after Closing; and provided further, that any sale, divestiture or disposition of such assets or businesses be on terms reasonably satisfactory to the Buyer.

          (b) The Sellers shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain all third-party authorizations, approvals, consents or waivers in order to consummate the transactions contemplated hereby, including securing consents or waivers of third parties listed in SCHEDULE 2.5(A)(VI). Buyer shall use its commercially reasonable efforts to assist the Sellers in obtaining the consents or waivers of third parties listed in SCHEDULE 2.5(A)(VI).

          5.15 INTENTIONALLY OMITTED.

          5.16 INSURANCE. From and after the Closing Date, the Sellers shall use their commercially reasonable efforts, subject to the terms of the Insurance
Policies, to retain the right to make claims and receive recoveries for the benefit of Buyer and the Sold Companies and Subsidiaries under any insurance policies maintained at any time prior to the Closing Date by the Sellers, their subsidiaries, the Sold Companies and Subsidiaries and/or their respective predecessors, covering any loss, liability, claim, damage or expense relating to the Business (including products and current and former employees and directors)
arising out of occurrences prior to the Closing. Each Seller agrees to use its commercially reasonable efforts so that each of Buyer, the Sold Companies and the Subsidiaries shall have the right, power and authority in its own name or in the name of any Seller or any of their subsidiaries to make directly any claims under any such policies and to receive directly recoveries thereunder. Upon request of the Buyer, Seller shall provide historical loss information with respect to the Insurance Policies.

          5.17 NOTICE OF EVENTS. (a) During the period from the date of this
Agreement to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the

                                       71

Buyer shall give prompt written notice to the Sellers of (i) the occurrence or non-occurrence of any event that has caused, or could reasonably be expected to cause, any representation or warranty made by it to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing Date; and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. In addition, the Buyer shall promptly notify the Sellers if the
Buyer obtains knowledge that any of the representations and warranties of the
Sellers in this Agreement and the schedules hereto (including the updated schedules) are not true and correct in all material respects, or if the Buyer obtains knowledge of any material errors in, or omissions from, the schedules
(including the updated schedules) to this Agreement.

          (b) During the period from the date of this Agreement to the Closing
Date or the earlier termination of this Agreement in accordance with its terms, the Sellers shall give prompt written notice to the Buyer if they become aware of (i) the occurrence or non-occurrence of any event to the Knowledge of the
Sellers which has caused, or could reasonably be expected to cause, any representation or warranty made by the Sellers to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the
Closing Date; and (ii) any material failure on the Sellers part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. If any such event requires any change to the Sellers' schedules to this Agreement with respect to ARTICLE III, the Sellers shall promptly deliver to the Buyer a supplement to the schedules specifying such change;
provided that any such supplement shall not be taken into account for purposes of determining whether the conditions precedent in ARTICLE VI are satisfied or for purposes of indemnification as set forth in ARTICLE VIII (except as set forth below); and provided further, that if any supplement reflects any state of facts, change, occurrence or event that, individually or in the aggregate, would result in the failure of any condition precedent set forth in ARTICLE VI, Buyer may, at its option, cause this Agreement to be terminated without any liability to Buyer by giving written notice to Sellers upon the earlier of (i) a date within five (5) days after receipt of the supplement to the schedule and (ii)
the Closing Date. If Buyer has a right to terminate this Agreement under this
Section and elects not to exercise such right, and the Closing occurs, this
Agreement shall be deemed to have been amended (including for purposes of indemnification as set forth in ARTICLE VIII) by supplementing the applicable schedule. Notwithstanding anything to the contrary in this SECTION 5.17, Buyer acknowledges and agrees that final SCHEDULES 5.7(E), 5.7(F), 5.7(J) and 5.7(V)
will not be delivered or finalized until on or prior to the Closing. Buyer will not have the right to terminate this Agreement as the result of the delivery and updating of such schedules referred to in the preceding sentence and this
Agreement shall be deemed to have been amended (including for the purposes of indemnification as set forth in ARTICLE VIII) by the updating and delivery of such schedules.

          5.18 NONCOMPETITION. (a) Each Seller covenants and agrees that for a period of the earlier of (i) three (3) years following the Closing Date or (ii)
a Change of Control of Cooper, it shall not, and shall cause its subsidiaries not to indirectly or directly own, manage, operate, control or participate in the ownership, management, operation or control of or be otherwise connected in any material matter with any entity engaged in the manufacture or sale of products that are within the scope of the Business (a "COMPETITIVE BUSINESS"), whether as employer, proprietor, partner, stockholder, consultant, agent, lender or guarantor or otherwise.

                                       72

          (b) Notwithstanding anything to the contrary contained in SECTION
5.18(A):

          (i) Sellers may directly or indirectly hold securities listed on a recognized stock exchange or automated quotation system of any Person to the extent that such investment does not directly or indirectly confer on
     Seller more than five percent (5%) of the voting power with respect to, or interest in the profits of, such Person;

          (ii) Sellers may acquire interests in or securities of any Person that, together with Sellers, derived 25% or less of their combined total annual revenues in their most recent fiscal year from activities that constitute a Competitive Businesses;

          (iii) Sellers may acquire or use any product for internal uses or to conduct Sellers' or their subsidiaries' other businesses that consume, use, contain, depend upon or otherwise incorporate any such product; and

          (iv) Seller may perform any act or conduct any business expressly contemplated hereby or the Transaction Agreements.

          (c) Each of the parties hereto acknowledges and agrees that the monetary damages for any material breach of the requirements of SECTIONS 5.18(A)
or (B) would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any Proceeding that may be brought to enforce any of the provisions of SECTION 5.18(A) or (B).

          5.19 NON-SOLICITATION AND NON-HIRE OF EMPLOYEES. (a) (i) Each Seller
covenants and agrees that for a period of three (3) years following the Closing
Date it shall not, and shall cause its subsidiaries and controlled Affiliates not to, directly or indirectly, solicit to hire or hire, or enter into a consulting agreement with any Company Employee who is an executive officer as of the Closing Date or who becomes an executive officer of any of the Sold
Companies or the subsidiaries within one year of the Closing Date; provided, however, that the foregoing prohibition as to solicitations to hire shall not be deemed violated by any general solicitation to the public by Sellers or their subsidiaries or controlled Affiliates and (ii) Buyer covenants and agrees that for a period of three (3) years following the Closing Date it shall not, and shall cause the Sold Companies and its other subsidiaries and controlled
Affiliates not to, directly or indirectly, solicit to hire or hire, or enter into a consulting agreement with any employee of any Seller who is an executive officer; provided, however, that the foregoing prohibition as to solicitations to hire shall not be deemed violated by (x) any general solicitation to the public by Buyers, the Sold Companies, the Subsidiaries and their respective controlled Affiliates or (y) Buyer's employment of James S. McElya and Seller hereby agrees that such employment shall not be deemed to violate any noncompetition covenants or agreements otherwise applicable to James S. McElya with respect to Sellers and their Affiliates. As used in this SECTION 5.19(A),
"executive officer" shall have the meaning set forth in Rule 3b-7 of the
Securities Exchange Act of 1934.

          (b) Each of the parties hereto acknowledges and agrees that the monetary damages for any material breach of the requirements of SECTION 5.19(A)
would be inadequate,

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and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any Proceeding that may be brought to enforce any of the provisions of
SECTION 5.19(A).

          5.20 ACQUISITION FINANCING. Sellers agree to provide, and shall cause its subsidiaries and the Sold Companies and Subsidiaries and their respective representatives to provide, all cooperation reasonably necessary in connection with the arrangement of the Acquisition Financing, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies, (ii) preparation of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents and (iii) execution and delivery of any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including any indemnity agreements, or other requested certificates or documents, including a certificate of the chief financial officers of Sellers and/or the Business with respect to solvency matters and legal opinions as may be reasonably requested by
Buyer, provided that the documents so executed and delivered provide that they are not effective until the Closing. Seller shall take such further action as may be required to cause Ernst & Young LLP, the independent auditors of the
Business and the Sold Companies and Subsidiaries, to provide any unqualified opinions, consents or customary comfort letters with respect to the Financial
Statements. Sellers agree to allow Buyer's accounting representatives the opportunity to review the Financial Statements and to allow such representatives access to the Sold Companies' and Subsidiaries' and the Business' supporting documentation with respect to the preparation of the Financial Statements and the independent auditors' working papers relating to procedures performed relating to the Financial Statements.

          5.21 LETTERS OF CREDIT ON ACCOUNT OF SOLD COMPANIES OR SUBSIDIARIES.
Cooper agrees that it will continue to maintain all letters of credit Cooper has for and in support of workers' compensation, workers entitlement guarantees or employers' liability obligations and arrangements of the Sold Companies and
Subsidiaries after the Closing Date until the expiration of such letters of credit.

          5.22 GUARANTEES. Prior to the Closing, Buyer shall use its commercially reasonable efforts to assist Sellers in obtaining releases with respect to the guarantees set forth as items 4, 5, 6, 9, 10, 14, 20 and 21 on
SCHEDULE 3.6(B); provided, however, that such efforts shall not require Buyer to make any payment to the beneficiary of such guarantees to obtain such releases.
To the extent Cooper is not released from its obligations under such guarantees at or prior to the Closing, Buyer shall indemnify Cooper for any amounts due after the Closing pursuant to SECTION 8.2(A)(III).

          5.23 BUYER FINANCING. Buyer shall use its commercially reasonable efforts to obtain the Acquisition Financing on the terms and conditions described in the Financing Commitments, including using commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments and (ii) to satisfy all conditions applicable to Buyer in such definitive agreements.

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                                   ARTICLE VI
                              CONDITIONS TO CLOSING

          6.1 CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

          (a) None of the parties hereto will be subject to any Governmental
Order or Law that restrains or prohibits the consummation of the transactions contemplated by this Agreement (a "RESTRAINT"). If any such Restraint has been issued, enacted, enforced or promulgated by a Governmental Authority, each party shall use its commercially reasonable efforts to have any such Restraint overturned or lifted.

          (b) The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the
HSR Act, EC Merger Regulation or any other applicable Competition/Investment Law will have expired or been terminated.

          6.2 CONDITIONS TO THE OBLIGATION OF THE SELLERS. The obligation of the
Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

          (a) The representations and warranties made by the Buyer in this
Agreement will be true and correct in all material respects (provided that any representation or warranty of the Buyer contained herein that is subject to a materiality, material adverse effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of the Buyer) as of the Closing Date as though made on and as of such date
(except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be, subject to the qualifications set forth above, true and correct as of such earlier date).

          (b) The Buyer will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it at or prior to the Closing.

          (c) The Buyer will have delivered to the Sellers a certificate, dated as of the Closing Date and executed by an executive officer of the Buyer, certifying to the fulfillment of the conditions specified in SECTIONS 6.2(A) and
6.2(B).

          (d) The Buyer will have delivered, or caused to be delivered, all of the closing deliveries required by SECTION 2.5(B).

          6.3 CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligation of the
Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (if permitted by applicable Laws) at or prior to the Closing of each of the following conditions:

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          (a) The representations and warranties made by the Sellers in this
Agreement will be true and correct in all material respects (provided that (i)
any representation or warranty (other than those set forth in SECTION
3.9(C)(II)) of the Sellers contained herein that is subject to a materiality,
Sold Company Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of the Sellers and (ii) SECTION 3.9(C)(II) will be true and correct in all respects) as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be, subject to the qualifications set forth above, true and correct as of such earlier date).

          (b) The Sellers will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

          (c) Each of the Sellers will have delivered to the Buyer a certificate, dated as of the Closing Date and executed by an executive officer of each such Seller, certifying to the fulfillment of the conditions specified in SECTIONS 6.3(A) and 6.3(B).

          (d) Cooper will have delivered, or caused to be delivered, all of the closing deliveries required by SECTION 2.5(A).

          (e) Buyer shall have received the proceeds of the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment or upon terms and conditions which are, in the reasonable judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate, and to the extent that any terms and conditions are not set forth in the Debt Financing Commitment, on terms and conditions reasonably satisfactory to Buyer.

          (f) Since the date of this Agreement, the Business, Sold Companies and
Subsidiaries shall not have become subject to any additional regulation of any
Governmental Authority or become subject to the jurisdiction or regulation of additional Governmental Authorities as a result of the Restructuring.

                                   ARTICLE VII
                                   TERMINATION

          7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the mutual written consent of Cooper and the Buyer;

          (b) by Cooper or the Buyer, upon written notice to the other party, if the Closing has not occurred on or before December 15, 2004 (the "OUTSIDE
DATE"), unless the failure of such consummation is due to the failure of the party wishing to terminate to comply in all material respects with the agreements and covenants contained herein;

          (c) by Cooper or the Buyer, upon written notice to the other party, if any Restraint is in effect and has become final and nonappealable, provided that the party seeking to

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terminate this Agreement pursuant to this SECTION 7.1(C) has used its commercially reasonable efforts to remove such Restraint;

          (d) by the Buyer, if any Seller materially breaches any of its representations, warranties or obligations under this Agreement and such breach is not cured within thirty (30) days after written notice to the Sellers by the
Buyer; or

          (e) by Cooper, if the Buyer materially breaches any of its representations, warranties or obligations under this Agreement and such breach is not cured within thirty (30) days after written notice to the Buyer by
Cooper.

          7.2 EFFECT OF TERMINATION. In the event of termination of this
Agreement pursuant to SECTION 7.1, this Agreement will become void and have no effect, and no party will have any liability or any further obligation to any other party, except as provided in this SECTION 7.2 and except that nothing herein releases, or may be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party's willful breach of its representations and warranties or breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under
SECTION 5.2 (as such Section relates to confidentiality), SECTION 7.2 and
ARTICLE IX will survive any termination of this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

          8.1 INDEMNIFICATION BY THE SELLERS. (a) Subject to the terms and conditions set forth in this ARTICLE VIII, from and after the Closing, the
Sellers shall, jointly and severally, indemnify and hold harmless the Buyer, its
Affiliates (including, after the Closing, the Sold Companies, the Subsidiaries and the Venture Entities) and their respective officers, directors, shareholders, employees, agents and representatives (collectively, the "BUYER
INDEMNIFIED PERSONS") from and against any and all Losses incurred or suffered by any Buyer Indemnified Person arising out of or related to (i) any breach of any representation or warranty by any Seller contained in this Agreement
(reading such representation or warranty without regard to materiality, Sold
Company Material Adverse Effect or similar qualification) whether made upon execution of this Agreement or at Closing as contemplated by SECTIONS 6.3(A) and the certificate to be delivered at Closing pursuant to SECTION 6.3(C), (ii) any non-fulfillment or breach by any Seller of any covenant, obligation or agreement hereunder, (iii) in respect of any Seller Benefit Plan as a result of the acts or omissions of Sellers or any of their subsidiaries or Affiliates in connection with the administration of such Seller Benefit Plans after the Closing Date and before the transfer of assets and liabilities contemplated by SECTIONS 5.7(E),
5.7(F) or 5.7(G), (iv) payments to Company Employees, including former employees, triggered in whole or in part by the transactions contemplated hereby
(whether alone or in connection with other events) except to the extent liability for such payment is expressly assumed by Buyer under SECTION 5.7, (v)
the Schenectady Facility Matter, (vi) (A) any Release or threatened Release, transporting, or arranging for disposal of Hazardous Materials or any violation of Environmental Law at or resulting from operations of any property or facility owned or operated by the Sold Companies or the Subsidiaries at any time prior to, but not on or after, the Closing Date, (B) Liabilities arising out of the disposal or arranging for disposal, prior to the Closing Date, of Hazardous

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Materials generated or otherwise originating at the Owned Real Property or the
Leased Real Property at or to a location other than the Owned Real Property or the Leased Real Property (C) Liabilities arising from death, personal injury, or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, the actual or alleged presence of asbestos or asbestos containing materials in any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed by any Sold Company or
Subsidiary or the Business, in each case to the extent such products or services were designed, manufactured, serviced, sold or performed prior to the Closing, including any such Liabilities for negligence, workers' compensation, employers'
liability, strict liability, design (but not with respect to products designed before the Closing and not manufactured as of the Closing Date that are manufactured after the Closing) or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use or (D) Liabilities relating to Environmental Laws to the extent arising from the matters set forth on SCHEDULE 8.1(A)(VI)(D), (vii) any matter that, but for the consummation of the transactions contemplated under this Agreement or any action or omission of the Sellers or their Affiliates
(other than the Sold Companies after the Closing Date), would have been subject to indemnification pursuant to the Share and Business Sale and Purchase
Agreement, dated as of November 22, 1999 including Schedule 15 thereof (the
"SIEBE PURCHASE AGREEMENT"), by and among Invensys plc, Cooper and the other parties named therein, but subject to the same survival period, monetary and other contractual limitations expressly set forth therein (except for assignment limitations) as if Buyer Indemnified Persons were parties thereto, (viii) any liabilities in respect of the Agreement and Plan of Merger, dated as of June 22,
2000, by and among Holm Parent, Inc., Holm Acquisition Company, The Standard
Products Company and Holm Industries, Inc. and the Asset Purchase Agreement,
dated as of April 20, 2000, by and between The Standard Products Company and
Plastech Engineered Products, Inc., (ix) the Restructuring, including, without limitation, any severance, termination benefits or other employee benefit costs associated with the Restructuring, (x) any Losses resulting from Claims with respect to any Seller Benefit Plan , or liabilities thereunder, which are not expressly assumed by the Buyer pursuant to SECTION 5.7 or with respect to any
Company Benefit Plans that are not disclosed on SCHEDULE 3.11(A)(I)-1 and for which costs were not expressly included in the income statements of the Sold
Companies or Subsidiaries, (xi) obligations of the Sold Companies or
Subsidiaries with respect to any repurchase of receivables or any other obligations under the Factoring Agreements as a result of any transactions under such factoring agreement prior to the Closing Date, (xii) any Tax, fine, lien, penalty or other liability imposed on any Sold Company or Subsidiary pursuant to
Title IV of ERISA with respect to any defined benefit pension plan subject to
Title IV of ERISA sponsored by Sellers or any member of their Controlled Group at any time on or prior to the Closing Date, except with respect to the plans sponsored by a Sold Company or Subsidiary as of the Closing Date or plans covered by SECTION 5.7(E) and SECTION 5.7(G), (xiii) any Losses (including in respect of funding obligations) resulting from Claims in respect of Cooper's
Pension Plan relating to its status as a cash balance plan and (xiv) any Losses related to claims that Retained Names (including the Trademarks) infringe on the intellectual property rights of a third party (excluding those Losses related to the Buyer's use of the Retained Names (including the Trademarks) in noncompliance with SECTIONS 5.12(A) and (B)).

          (b) None of the Buyer Indemnified Persons will be entitled to recover from the Sellers for any Losses indemnifiable pursuant to SECTION 8.1(A)(I), unless and until the total of all Losses indemnifiable under SECTION 8.1(A)(I)
exceeds $11,650,000 and then only for the

                                       78

amount by which such Losses exceed such amount (the "DEDUCTIBLE"); provided that in calculating whether the Deductible has been obtained, only Losses under
SECTION 8.1(A)(I) in excess of $100,000 shall be considered. The Buyer
Indemnified Persons will not be entitled to recover more than an aggregate of
$174,750,000 (the "MAXIMUM AMOUNT"), from the Sellers with respect to all Losses indemnifiable pursuant to SECTION 8.1(A)(I); provided that the foregoing limitations not apply to any obligation or liability under SECTION 8.1(A)(I)
arising out of or related to a breach of any of the representations set forth in
SECTIONS 3.2, 3.3, 3.4(A) (other than the second sentence thereof) and 3.25.

          8.2 INDEMNIFICATION BY THE BUYER. (a) Subject to the terms and conditions set forth in this ARTICLE VIII, from and after the Closing, the Buyer shall indemnify and hold harmless each of the Sellers, their respective
Affiliates and their respective officers, directors, shareholders, employees, agents, and representatives (collectively, the "SELLER INDEMNIFIED PERSONS")
from and against any and all Losses incurred or suffered by any Seller
Indemnified Person arising out of or related to (i) any breach of any representation or warranty by Buyer contained in this Agreement (reading such representation or warranty without regard to materiality, material adverse effect or similar qualification) whether made upon execution of this Agreement or at Closing as contemplated by SECTION 6.2(A) and the certificate to be delivered at Closing pursuant to SECTION 6.2(C), (ii) any non-fulfillment or breach by Buyer of any covenant, obligation or agreement hereunder, (iii) any payments required to be made by the Sellers after the Closing under the guarantees set forth as items 4, 5, 6, 9, 10, 14, 20 and 21 on SCHEDULE 3.6(B)
and (iv) obligations arising following the Closing under the letters of credit to be maintained by Cooper pursuant to SECTION 5.21.

          (b) None of the Seller Indemnified Persons will be entitled to recover from the Buyer for any Losses indemnifiable pursuant to SECTION 8.2(A)(I), unless and until the total of all Losses indemnifiable under SECTION 8.2(A)(I)
exceeds the Deductible, and then only for the amount by which such Losses exceed such amount. The Seller Indemnified Persons will not be entitled to recover more than the Maximum Amount from the Buyer with respect to all Losses indemnifiable pursuant to SECTION 8.2(A)(I); provided that the foregoing limitations not apply to any obligation or liability under SECTION 8.2(A)(I) arising out of or related to a breach of any of the representations set forth in SECTIONS 4.2, 4.3 and
4.5.

          8.3 INDEMNIFICATION AS EXCLUSIVE REMEDY. Except as otherwise provided below, the indemnification provided for in this ARTICLE VIII, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any party in connection with any Losses arising out of the matters set forth in this Agreement or the transactions contemplated hereunder;
provided, however, that nothing herein will limit in any way any such party's remedies in respect of fraud by the other party in connection herewith or with any Transaction Agreement or the transactions contemplated hereby or thereby.
Notwithstanding anything in this Agreement to the contrary, all matters relating to Taxes shall be governed by SECTIONS 5.4, 5.5 and 5.6 hereof and no provision of this ARTICLE VIII shall apply to limit, modify or offset the rights or obligations of the parties thereunder.

          8.4 SURVIVAL. Except as set forth below, all claims for
indemnification under SECTION 8.1(A) must be asserted on or prior to the date of the termination of the respective survival periods set forth in this SECTION
8.4, except such claims may be pursued thereafter if

                                       79

written notice thereof (specifying in reasonable detail the basis for such claim) was duly given within such period. Claims for fraud may be asserted at any time prior to the expiration of the applicable statute of limitations. The representations and warranties contained in this Agreement will survive the
Closing Date until the first anniversary of the Closing Date, except that the representations and warranties (a) set forth in SECTIONS 3.2, 3.3, 3.4(A) (other than the second sentence thereof), 3.25, 4.2, 4.3 and 4.5 shall survive indefinitely, (b) set forth in SECTION 3.10 shall survive as set forth in
SECTION 5.5(E), (c) set forth in SECTION 3.11 shall survive the Closing until the third anniversary of the Closing Date, and (d) set forth in SECTION 3.15 shall survive the Closing until the fourth anniversary of the Closing Date. All claims for indemnification under subclauses (II)-(XIV) of SECTION 8.1(A) may be asserted at any time; provided, however that all claims for indemnification under subclause (vi)(D) of SECTION 8.1(A) must be asserted before the tenth anniversary of the Closing Date, after which date no claims for indemnity may be asserted under SECTION 8.1(A)(VI)(D).

          8.5 LIMITATIONS ON INDEMNIFICATION. (a) The amount of any Losses for which indemnification is provided under SECTION 8.1(A) or SECTION 8.2(A) shall be computed net of any third party insurance proceeds received by, or payable to, an Indemnified Party in connection with such Losses (net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds including the cost of maintaining any insurance policy) and any Tax benefit actually realized by the Indemnified Party (net of any Tax detriment) in the Tax period in which the indemnification payment is made in respect of any Losses for which such indemnification payment is made. For the avoidance of doubt, such payments shall not be reduced for additions to net operating losses. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Final Purchase Price, unless otherwise required by Law.

          (b) Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party for (i) punitive or exemplary Losses or (ii)
special, incidental, indirect or consequential Losses, except to the extent that applicable Law would permit a party to recover lost or anticipated profits of the Business that are reasonably foreseeable to Sellers; provided, however, that the foregoing limitations shall not apply to the extent that such Losses consist of a payment by the Indemnified Party in defense of or in respect of a Third
Party Claim.

          (c) For matters covered by Schedule 15: Environmental Covenant to the
Siebe Purchase Agreement Buyer Indemnified Persons to the extent such Buyer
Indemnified Persons have direct rights to indemnification pursuant to Schedule
15: Environmental Covenant to the Siebe Purchase Agreement shall not be entitled to indemnification for Environmental Losses pursuant to SECTION 8.1(A) unless and until such Buyer Indemnified Persons have fully complied with the provisions of such Schedule 15 (it being understood that this condition shall not apply to any such noncompliance that first occurred prior to the Closing Date, except to the extent such noncompliance may be remedied following the Closing Date without any significant cost or adverse impact to the Buyer Indemnified Persons) and the relevant Buyer Indemnified Person has made all reasonable efforts to obtain indemnification under the Siebe Purchase Agreement and has failed to obtain such indemnification despite such efforts. Buyer shall use all commercially reasonable efforts to cause those Sold Companies and Subsidiaries that, as of the date of this Agreement, have rights to indemnification pursuant to Schedule
15 of the Siebe

                                       80

Purchase Agreement to materially comply with all of their obligations under
Schedule 15 of the Siebe Purchase Agreement.

          (d) Seller shall use all commercially reasonable efforts to maintain and to assign to Buyer any third-party indemnities, settlements or cost sharing agreements available or potentially available to Buyer.

          (e) Without limiting SECTION 8.5(C) of this Agreement or Schedule 15 of the Siebe Purchase Agreement in any way:

          (i) The Buyer Indemnified Persons shall cooperate with the Sellers and take all commercially reasonable actions to avoid and minimize
     Environmental Losses that would otherwise be subject to the indemnification under SECTION 8.1(A), including not soliciting or importuning any
     Governmental Authority to require any environmental correction, investigation, monitoring or remediation unless affirmatively required to do so by Law, including Environmental Laws or unless the Buyer Indemnified
     Persons reasonably believe that such actions will likely reduce the overall extent of such Losses (subject to Sellers' consent which shall not be unreasonably withheld or delayed). Buyer Indemnified Persons shall not conduct invasive investigations of the Real Property (including sampling of soil, surface water or ground water) for the sole purpose of identifying an
     Environmental Loss subject to the indemnification under SECTION 8.1(A).

          (ii) In addition to any other limitations on indemnification that may apply, with respect to any claim for indemnification any of the Buyer
     Indemnified Persons may assert regarding Environmental Laws or Hazardous
     Materials, none of the Sellers shall have any obligation with respect to such claim to the extent of the Losses for which indemnification is sought:

               (A) arise out of any breach of Buyer Indemnified Persons'
          covenants under this SECTION 8.5(E);

               (B) without limiting SECTION 8.5(E)(I), arise out of any action
          (to address any Release, threat of Release or violation of
          Environmental Law) not required by any Governmental Authority or under
          Law, including Environmental Law or any action to meet a cleanup standard under Environmental Law that is more stringent or costly than necessary for the continued use of any property as it was similarly used by the Sold Companies, the Subsidiaries or the Venture Entities
          prior to the Closing Date, unless the Buyer Indemnified Persons agree to reimburse the Sellers for costs necessary to meet such cleanup standard;

               (C) are ordinary costs of any post-Closing construction,
          demolition, renovation or maintenance of facilities on the Owned Real
          Property by a Buyer Indemnified Party, including any asbestos abatement obligations arising from such activities, but not including
          Losses that arise from a Release or threatened Release of Hazardous
          Materials or violation of Environmental Law relating thereto, that exists as of, or occurred or existed prior to, the Closing Date; or

                                       81

               (D) are, pursuant to any written agreement under which any of the
          Sold Companies, the Subsidiaries or the Venture Entities are entitled to assert a claim, subject to indemnification by any other Person, except where a Buyer, a Sold Company , a Subsidiary or a Venture
          Entity has in good faith sought and failed to obtain such
          indemnification.

          (iii) In addition, with respect to any claim that is the subject of this SECTION 8.5(E):

               (A) Buyer Indemnified Persons shall notify the Sellers of any claim for indemnification under SECTION 8.1(A) and afford the Sellers the opportunity to evaluate the conditions giving rise to such claim prior to incurring substantial costs with respect to such claim for which it may seek indemnification; provided, however, that in the event of an emergency that presents an imminent likelihood of personal injury or property damage, the Buyer Indemnified Parties may take action to address such emergency immediately, but must provide verbal notice to Sellers as soon as possible with written follow-up notice promptly thereafter; however, Sellers may exercise their rights under
          SECTION 8.5(E)(III)(B) as soon as feasible in the event of an emergency;

               (B) the Sellers, at their sole expense, shall be entitled, but not obligated, to undertake, with the Buyer Indemnified Persons'
          oversight, participation and approval (not to be unreasonably withheld or delayed or to unreasonably result in material increased costs beyond those required by Law or Environmental Law), any investigation, remediation or other action required by Environmental Law (and any negotiation with Governmental Authorities regarding same) with respect to such matter, using all commercially reasonable efforts to avoid any interference with operations of the Buyer Indemnified Persons, and the
          Buyer Indemnified Persons shall afford the Sellers reasonable access to the relevant Real Property to undertake any such investigation, remediation or other action, subject, where such property is Leased
          Real Property, to the requirements of the relevant landlord; provided, however, that the Sellers shall promptly repair, restore or reimburse the Buyer Indemnified Persons for any damages or other costs incurred by the Buyer Indemnified Persons as a result of providing access under this SECTION 8.5(B);

               (C) if Sellers do not assume responsibility for undertaking actions pursuant to SECTION 8.5(E)(III), the Buyer Indemnified Persons
          shall undertake, with the Sellers' oversight and participation, in good faith, to complete such actions in a reasonably cost effective manner;

               (D) to the extent there is a risk of litigation and sharing relevant information or communications between Sellers and Buyer
          Indemnified Persons could affect their status as privileged or otherwise protected, the Sellers and Buyer Indemnified Persons shall exchange information pursuant to the protection of a joint defense agreement and shall otherwise cooperate in order to facilitate the expeditious and cost-effective resolution of such claim; and

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               (E) where reasonably necessary to achieve the purpose of SECTION
          8.5(E)(II)(B), the Buyer Indemnified Parties shall, at Sellers'
          request, impose environmental deed or use restrictions, and/or accept
          Sellers' installation of engineering controls on the Owned Real
          Property, provided that such restrictions or controls are acceptable to the relevant Governmental Authority and are in compliance with Law and do not prevent or inhibit any uses of such Owned Real Property similar to those that occurred as of the Closing Date.

          8.6 PROCEDURES. (a) Notice of Losses. As soon as is reasonably practicable after the Sellers or the Buyer has actual knowledge of any Losses for which indemnification is available under SECTION 8.1(A) or SECTION 8.2(A) (a
"CLAIM"), such party shall give written notice thereof (a "CLAIM NOTICE") to the other party. A Claim Notice must describe the Claim in reasonable detail, and must indicate the amount (estimated to the extent feasible) of the Loss that has been or will be suffered by the Indemnified Party. No delay in or failure to give a Claim Notice by the Indemnified Party to the Indemnifying Party will adversely affect any other rights or remedies that the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligations to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. Each Indemnifying
Party to whom a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "CLAIM RESPONSE") within thirty (30) days (the
"RESPONSE PERIOD") after the date the Claim Notice is given. Any Claim Response must specify whether or not the Indemnifying Party disputes the Claim described in the Claim Notice. If any Indemnifying Party fails to give a Claim Response within the Response Period, such Indemnifying Party will be deemed not to dispute the Claim described in the related Claim Notice. If any Indemnifying
Party elects not to dispute a Claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such
Claim will be conclusively deemed to be an obligation of such Indemnifying Party and such Indemnifying Party shall pay to the Indemnified Party within thirty
(30) days after the last day of the applicable Response Period the amount to which such Indemnified Party is entitled.

          (b) Third Party Claims. (i) If any Claim Notice identifies any Claim brought by a third person (a "THIRD PARTY CLAIM"), the Indemnifying Party will have the right, exercisable by written notice to the Indemnified Party within sixty (60) days of receipt of such Claim Notice, to assume the defense of such
Third Party Claim, with counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party. If the Indemnifying Party
assumes the defense of, and the full responsibility for paying or otherwise discharging such Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof and the Indemnified Party will have the right to participate at its own expense in the defense of such Third Party Claim. If the Indemnifying
Party does not assume the defense of such Third Party Claim, the Indemnified
Party may defend such Third Party Claim at the sole cost of the Indemnifying
Party and the Indemnifying Party may still participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party's sole cost and expense.

          (ii) The party responsible for the defense of any Third Party Claim (a
     "RESPONSIBLE PARTY") shall, to the extent reasonably requested by the other party, keep

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     such other party informed as to the status of such Third Party Claim, including, without limitation, all settlement negotiations and offers. With respect to a Third Party Claim for which a Seller is the Responsible Party, the Buyer shall use all reasonable efforts to make available to such Seller all books and records of the Buyer relating to such Third Party Claim and shall cooperate with such Seller in the defense of the Third Party Claim.
     No settlement or compromise or consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third
     Party Claim may be effected (A) by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless all relief provided is paid or satisfied in full by the Indemnifying Party and the Indemnified Party receives a full release in respect of the Third Party Claim or (B) by the
     Indemnified Party without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). In no event shall an Indemnifying Party be liable for any settlement effected without its prior written consent.

                                   ARTICLE IX
                                  MISCELLANEOUS

          9.1 FEES AND EXPENSES. Except as otherwise provided in this Agreement and the Transaction Agreements, Cooper, on behalf of the Sellers, on the one hand, and the Buyer, on the other hand, shall bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this
Agreement. Cooper, on behalf of the Sellers, on the one hand, and the Buyer, on the other hand, shall bear the fees and expenses of any broker or finder retained by such party or parties and their respective Affiliates in connection with the transactions contemplated by this Agreement and the Transaction
Agreements.

          9.2 GOVERNING LAW. This Agreement will be construed under and governed by the Laws of the State of Delaware applicable to contracts made and to be performed in that State.

          9.3 PROJECTIONS. In connection with the Buyer's investigation of the
Sold Companies, the Subsidiaries and the Business, Buyer may have received, or may receive, from the Sellers, the Sold Companies, the Subsidiaries and/or their respective representatives certain projections and other forecasts for the
Business, and certain business plan and budget information. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (b) Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them and (d) Buyer will not assert any claim against the Sellers or any of their respective directors, officers, employees, Affiliates or representatives, or hold the Sellers or any such
Persons liable, with respect thereto. Buyer acknowledges that the Sellers make no representation or warranty with respect to such projections, forecasts or plans and that the Sellers make only those representations and warranties explicitly set forth in ARTICLE III. Nothing in this SECTION 9.3 shall constitute a waiver of any rights of Buyer to assert a breach of representation or warranty hereunder in accordance with SECTION 5.5 and ARTICLE VIII or to assert a claim of fraud.

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          9.4 AMENDMENT. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived with the written consent of the parties hereto.

          9.5 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties; provided that Buyer may assign its rights or obligations hereunder to any Affiliate of Buyer (other than an
Affiliate that is not a United States Person within the meaning of Section
7701(a)(30) of the Code) or, for collateral security purposes, to any lender providing financing to the Buyer, any of the Sold Companies or any of their
Affiliates, without the prior written consent of the other parties hereto;
provided, further, that no such assignment by Buyer shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns, and is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder (except for
Indemnified Parties in ARTICLE VIII).

          9.6 WAIVER. Any of the terms or conditions of this Agreement that may be lawfully waived may be waived in writing at any time by each party, at its sole discretion, that is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto will be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of or right under this Agreement will be deemed to or will constitute a waiver of such provision or right and no waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver.

          9.7 NOTICES. (a) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement will be deemed to have been sufficiently given or served for all purposes if (i) personally delivered,
(ii) sent by a nationally recognized overnight courier service to the recipient at the address below indicated, (iii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) delivered by facsimile with confirmation of receipt:

          If to the Buyer:

                CSA Acquisition Corp.
                c/o The Cypress Group L.L.C.
                65 East 55th Street
                New York, New York 10022
                Attn: David P. Spalding
                Telephone: (212) 705-0150
                Telecopy: (212) 705-0199

          and   c/o GS Capital Partners 2000, L.P.
                85 Broad Street
                New York, New York 10004
                Attn: Gerald Cardinale
                Telephone: (212) 902-1000
                Telecopy: (212) 357-5505

                                       85

          With a copy to:

                Simpson Thacher & Bartlett LLP
                425 Lexington Avenue
                New York, New York 10017
                Attn: Gary I. Horowitz
                Telephone: (212) 455-2000
                Telecopy: (212) 455-2502

          and   Fried, Frank, Harris, Shriver & Jacobson LLP
                One New York Plaza
                New York, New York 10004
                Attn: Steven J. Steinman
                Telephone: (212) 859-8000
                Telecopy: (212) 859-4000

          If to any of the Sellers:

                c/o Cooper Tire & Rubber Company
                701 Lima Avenue
                Findlay, Ohio 45840
                Attn: James E. Kline
                Telephone: (419) 427-4757
                Telecopy: (419) 420-6052

          With a copy to:

                Jones Day
                North Point
                901 Lakeside Avenue
                Cleveland, Ohio 44114
                Attn: Charles W. Hardin, Jr.
                Telephone: (216) 586-3939
                Telecopy: (216) 579-0212

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

          (b) Except as otherwise provided herein, any notice under this
Agreement will be deemed to have been given (i) on the date such notice is personally delivered or delivered by facsimile, (ii) the next succeeding
Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier, or (iii) five (5) Business Days after the date such notice is sent by registered or certified mail; provided that in each case notices received after 4:00 p.m. (local time of the recipient) will be deemed to have been duly given on the next Business Day.

          (c) For convenience only, the parties agree that all notices, consents, directions or other actions that may be given or taken hereunder by the Sellers may be given by Cooper on behalf of the Sellers pursuant to a written instruction or document duly executed by

                                       86

Cooper and that the Buyer will treat any such instrument or document as the action of the Sellers hereunder.

          9.8 COMPLETE AGREEMENT. This Agreement (together with the Schedules,
Exhibits and other agreements referenced herein), the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

          9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

          9.10 PUBLICITY. The Sellers and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

          9.11 HEADINGS. The headings contained in this Agreement are for reference only and do not affect in any way the meaning, interpretation or effect of this Agreement.

          9.12 SEVERABILITY. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          9.13 THIRD PARTIES. Nothing herein expressed or implied is intended or will be construed to create, confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

          9.14 FURTHER ASSURANCES. The parties shall execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement. Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

          9.15 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. Each of the
parties irrevocably submits to the exclusive jurisdiction of the courts of the
State of Delaware and of the United States District Court for the District of
Delaware, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such
Proceeding. Each of the parties further agrees that service of any process, summons, notice or

                                       87

document to such party's respective address listed above in one of the manners set forth in SECTION 9.7 will be deemed in every respect effective service of process in any such Proceeding, and waives any objection it might otherwise have to service of process under Law. Nothing herein will affect the right of any
Person to serve process in any other manner permitted by Law. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any Proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

          9.16 SPECIFIC PERFORMANCE. The parties agree that irreparable damages would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court specified in SECTION 9.15, in addition to any other remedy to which they are entitled at law or in equity and without the necessity of proving damages or posting a bond or other security.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

                                        COOPER TIRE & RUBBER COMPANY

                                        By: /s/ Thomas A. Dattilo
                                            ------------------------------------
                                            Name: Thomas A. Dattilo
                                            Title: Chairman of the Board,
                                                   President and Chief Executive
                                                   Officer

                                        COOPER TYRE & RUBBER COMPANY UK LIMITED

                                        By: /s/ Philip G. Weaver
                                            ------------------------------------
                                            Name: Philip G. Weaver
                                            Title: Director

                                        CSA ACQUISITION CORP.

                                        By: /s/ David P. Spalding
                                            ------------------------------------
                                            Name: David P. Spalding
                                            Title: Chief Executive Officer